AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 16, 1998
                                                      REGISTRATION NO. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                               ----------------

                                   FORM SB-2


                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933


                               ----------------


                        OPTIMUM HEALTH SERVICES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                               ----------------

         DELAWARE                    8099                    52-2042636
     (STATE OR OTHER         (PRIMARY INDUSTRIAL           (IRS EMPLOYER
     JURISDICTION OF          CLASSIFICATIONCODE       IDENTIFICATION NUMBER)
     INCORPORATION OR              NUMBER)
      ORGANIZATION)

                                17757 U.S. NORTH
                                    SUITE 470
                             CLEARWATER, FLORIDA 33764
                                (727) 536-9956
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


                                MR. JASON PATCHEN
                             CHIEF EXECUTIVE OFFICER
                                17757 U.S. NORTH
                                    SUITE 470
                            CLEARWATER, FLORIDA 33764

                                 (727) 536-9956

  (NAME, ADDRESS, INCLUDING ZIP CODE, TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                               AGENT FOR SERVICE)

                    PLEASE SEND COPIES OF COMMUNICATIONS TO:
                             DAVID E. FLEMING, ESQ.
                          EPSTEIN BECKER & GREEN, P.C.
                                 250 PARK AVENUE
                            NEW YORK, NEW YORK 10177


                               ----------------


  Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THE EFFECT DATE OF THIS REGISTRATION STATEMENT.

  IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, CHECK THE FOLLOWING BOX. [X]

  IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING

PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFER. [_]


  IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [_]

  IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [_]

                                ----------------

                        CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF            AMOUNT TO        PROPOSED         MAXIMUM          AMOUNT OF
SECURITIES TO BE REGISTERED       BE REGISTERED    OFFERING         AGGREGATE        REGISTRATION
                                                   PRICE            OFFERING         FEE
                                                   PER SHARE        PRICE
Transferable
   Subscription Rights            1,000,000        $0               $0               $0

Common Stock,
    $.01 par value                1,000,000*       $1.00            $1,000,000       $303.03



* Estimated solely for the purpose of calculating the Registration Fee.

                               ----------------


  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


------------------------------------------------------------------------------


                        OPTIMUM HEALTH SERVICES, INC.


                             CROSS REFERENCE SHEET
                     PURSUANT TO ITEM 501 OF REGULATION S-K

SB-2 ITEM NUMBER AND HEADING                        LOCATION IN PROSPECTUS
---------------------------                        --- -------------------


  1. Forepart of the Registration Statement and
     Outside Front Cover Page of Prospectus.....  Facing Page; Cross Reference
                                                      Sheet; Outside Front Cover
                                                      Page

  2. Inside Front and Outside Back Cover Pages
     of Prospectus..............................  Inside Front Cover Page; Table
                                                      of Contents
  3. Summary Information, Risk Factors and Ratio
      of Earnings to Fixed Charges...............  Prospectus Summary; Risk
                                                      Factors

  4. Use of Proceeds.............................  Use of Proceeds
  5. Determination of Offering Price.............  Outside Front Cover Page;
                                                      Plan of Distribution
  6. Dilution....................................  Not Applicable
  7. Selling Security Holders...................   Not Applicable
  8. Plan of Distribution........................  Outside Front Cover Page;
                                                      Plan of Distribution
  9. Description of Securities to be

     Registered..................................  The Distribution--Description
                                                      of Capital Stock; The
                                                      Offering

 10. Interests of Named Experts and Counsel......  Legal Matters; Experts
 11. Information with Respect to Registrant......  Selected Historical Financial
                                                      Data;--Pro Forma Financial
                                                      Data;--Management's
                                                      Discussion and Analysis of
                                                      Financial Condition and
                                                      Results of Operations;--
                                                      Business and Properties;--
                                                      Management; Certain
                                                      Relationships and Related
                                                      Transactions; Security
                                                      Ownership
 12. Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities................................     Not Applicable




++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED JULY 16, 1998

                         [OPTIMUM HEALTH SERVICES LOGO]

                       1,000,000 SHARES OF COMMON STOCK
             (AND RIGHTS TO ACQUIRE UP TO 1,000,000 OF SUCH SHARES)

                          ---------------------------

        Optimum Health Services, Inc., a Delaware corporation ("Optimum" or the "Company"), is distributing to holders of record of shares of its common stock, $.01 par value per share (the "Common Stock"), as of the close of business on May 13, 1998 (the "Record Date"), transferable subscription rights (the "Rights") to purchase additional shares of Common Stock (the "Basic Subscription Privilege") at a price of $1.00 per share (the "Subscription Price") as part of a rights offering referred to below (the "Rights Offering"). See "The Rights Offering." The Company shall be spun off in a taxable transaction (the "Spin-Off") by Complete Wellness Centers, Inc., a Delaware corporation, ("CWC") owning 75.14% of the Company, as further described below, in a distribution of all of the shares of Common Stock owned by CWC to the shareholders of CWC (the "Distribution") on the date of this Prospectus (the "Spin-Off Date"). Pursuant to a Distribution Agreement dated June 25, 1998 (the "Distribution Agreement"), CWC intends to distribute, on a one share-for-twelve shares basis to its stockholders of record as of the Record Date, all of the outstanding Common Stock of the Company owned by CWC. A valuation of the Company, as of April 30, 1998, was performed by American Express Tax and Business Services, Inc. The valuation of the Company as of April 30, 1998 was determined to be approximately $361,500 or $1.44 per share based upon the issued and outstanding shares on the Spin-Off Date. The purchase price for the Common Stock issuable upon exercise of Rights was determined by the Company based upon a 31% discount from that valuation. On or before the Spin-Off Date, CWC will advance $200,000 to Optimum in return for a $200,000 senior secured note bearing interest at 12% per annum due at the earlier of December 31, 1999 or the date Optimum is successful in closing a financing arrangement (exclusive of the Rights Offering). See "Notes to Consolidated Financial Statements". In return for previous capital contributions to the Company approximating $730,000 as of May 31, 1998, CWC shall receive warrants (the "Warrants") to purchase 100,000 shares of Optimum's Common Stock at an exercise price of $1.00 per share for a period of five years exchangeable pro rata at various prices up to a maximum of $860,000 in the aggregate. CWC will also provide certain lease guarantees (up to a maximum of $250,000) to Optimum and enter into a 10-year intercompany operating agreement with Optimum the ("Intercompany Agreement"). See "The
Rights Offering". Stockholders will be entitled to four Rights for each share of Common Stock held on the Record Date after the Spin-Off. Each Right will entitle its holder (a "Holder") to purchase one share of Common Stock (collectively the "Underlying Shares"). No fractional shares of Common Stock will be sold, and fractional interests will be rounded up.

                                                     (cover continued on page 2)

                          ---------------------------


AN INVESTMENT IN THE COMPANY'S COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 16 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN THE SECURITIES OFFERED HEREBY.

                          ---------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     The date of this Prospectus is July 16, 1998.

(cover continued from front cover page)


        Upon exercise of the Basic Subscription Privilege, a Holder will also be entitled to purchase at the Subscription Price a pro rata portion of any Underlying Shares that are not otherwise subscribed for pursuant to the exercise of Basic Subscription Privileges (the "Oversubscription Privilege"). In the event there are any unexercised Rights after the Basic Subscription Privileges and Oversubscription Privileges have been fulfilled, then any such remaining unexercised Rights (the "Unexercised Allotment" and, collectively, with the Basic Subscription Privilege, Oversubscription Privilege, and the sale of shares of Common Stock in connection therewith, the "Rights Offering") shall be offered to members of management, directors of the Company and CWC. If available, management and directors of both companies intend to exercise a minimum of 250,000 Rights in the Basic Subscription, Oversubscription, and Unexercised Allotment and purchase the respective shares underlying such Rights at the Subscription Price

        The Company's Common Stock is not currently traded on any exchange. The Company has applied to list the Rights and Underlying Shares issuable upon exercise of the Rights on the over-the-counter OTC Bulletin Board market ("OTC") and after the Spin-Off, the Underlying Shares shall be subject to transferability restrictions until the expiration of the Rights Offering. Until it is accepted for trading on the OTC, bid quotations for the Rights and Common Stock shall be available only from the "print sheets" published by the National Quotation Bureau. Such bid quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions. However, a market for the Rights may not develop or if it does develop, such market may not be available throughout the Rights Offering. In addition, there can be no assurance that after the Expiration date any trading market will develop for the Common Stock.

        THE RIGHTS WILL EXPIRE AT 5:30 p.m., Eastern Standard Time, on September 25, 1998, unless extended by the Company (such date, as it may be extended on one or more occasions, is referred to herein as the "Expiration Date"). Funds provided in payment of the Subscription Price will be held by American Stock Transfer & Trust Company, as the Subscription Agent, until the Closing, which will occur promptly following the Expiration Date. The exercise of Rights is irrevocable once made, and no interest will be paid to Holders exercising their Rights.


                              AVAILABLE INFORMATION


        The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Rights and the Underlying Shares. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, or incorporated by reference therein, for a more complete description of the matter involved and each such statement shall be deemed qualified in all respects by such reference. Such additional information may be obtained from the Commission's principal office in Washington, D.C.

        Following the Spin-Off, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy and information statements and other information with the Commission. The Registration Statement and the exhibits thereto, as well as such reports, proxy and information statements and other information, filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission located at 7 World Trade Center, New York, NY 10048 and Citicorp Center, 500 Madison Street, Suite 1400, Chicago, IL 60661. Copies of such material can be obtained upon written request addressed to the Public Reference Section of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549, at prescribed rates. The Commission also maintains a World Wide Web site on the Internet at www.sec.gov that contains reports, proxy and information statements and other information filed electronically with the Commission by registrants like the Company.

        The Company will provide without charge to each person, including each beneficial owner, to whom a copy of this Prospectus is delivered, on the written or oral request of such person, a copy of any or all documents incorporated by reference into this Prospectus that are not delivered herewith, except the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to the Company's principal office: Optimum Health Services, Inc. 17757 U.S. 19 North, Suite 470, Clearwater, FL 33764, Attn: David Sherwin, Tel. (727) 536-9956.

                               PROSPECTUS SUMMARY

    The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the consolidated financial statements and related notes thereto appearing elsewhere in or incorporated by reference into this prospectus. All references to the Company contained herein include the operations of its subsidiaries unless the context requires otherwise.

                                   THE COMPANY


        The Company is a development stage enterprise organized to develop, market and administer a comprehensive healthcare benefits program which is designed to provide members with expanded access to alternative care practitioners and wellness programs, including SMOKENDERS(TM) and Nutri/Systems(TM), under discounted or insured methods of payment. The Company develops provider networks comprised of traditional medical and ancillary providers and alternative (or complementary) care providers under independent provider agreements. The Company combines the benefits of a traditional physician network, an alternative therapy network, and brand name wellness products into an integrated healthcare service product for integrated health care insurance purchasers, government agencies, HMOs, or individuals. The Company's objective is to become the nationally recognized leader of developing and managing the health care benefits associated with such combined plans. As of May 31, 1998, the Company has individual or group Provider Agreements comprising 2,991 provider locations including primary care, specialty and ancillary care, and alternative care.

        Effective March 1, 1998, the Company signed two HMO agreements. The Company currently provides management services to the HMOs and their enrollees including provisions of the traditional medical network, provider credentialing and claims payment. The agreements call for the provision of expanded services to include utilization management, quality assurance and peer review. Letters of Intent have also been signed by these HMOs to incorporate the alternative care product for delivery to their enrollees.

        During July 1998, the Company signed its third HMO contract. Under this agreement, the Company provides and manages its provider network for HMO members and administers claims as a TPA (Third Party Administrator) on behalf of the HMO for the Company's providers. This contract services the HMOs approximately 13,000 members in Central and South Florida.

        These three HMO agreements are currently managed by the Company under fee-for-service arrangements such that the Company is not at financial risk for the medical claim portion of services provided.

        The Company has developed a discounted PPO product of complementary alternative care providers, products and services, including the Wellness Passport card, which the Company recently introduced in the local Florida market. In July, 1998, the Company signed its first employer group with approximately 200 employees. The employees and their dependents have the opportunity to purchase discounted network access to the Company's complementary alternative care network. The Company continues to conduct presentation and enrollment meetings with employer groups to market and sell these products.

        A Florida subsidiary of the Company currently holds a Third Party Administrator's ("TPA") license and is licensed as a Private Review Agent to conduct utilization review. As such, the Company provides a full range of integrated management services including network development, provider credentialing, payor contracting, utilization review, quality management, claims processing, product and member services and information services.

        The Company's products provide the consumer the ability to obtain these benefits in an integrated package or as a stand-alone benefit. Employers may offer these benefits to their employees as an insured benefit or an out-of-pocket, discounted, preferred provider product. In addition, the Company develops disease management programs utilizing these modalities in conjunction with conventional treatments and programs.

        The Company believes creating a system of alternative care under a setting that is familiar to the consumer creates confidence in the services and increases demand. The creation of these medically oriented alternative care networks provides for convenient provider access for consumers to qualified alternative care providers. Management feels partnering with alternative care providers, rather then acquiring them, creates incentive for the providers to deliver high quality, cost effective care. The Company provides the member and provider administrative support services typically found in HMOs to ensure the delivery of a quality product for this new health system.

        The Company itself is not authorized or qualified to engage in any activity which may be construed or be deemed to constitute the practice of medicine but is an independent supplier of non-medical services only. The contracted physicians and other health care practitioners are responsible for all aspects of the practice of medicine and alternative care (subject to certain benefit guidelines determined in conjunction with the Company and third party payors).

        Management believes that the growing popularity and acceptance of alternative medicine, also referred to as complementary medicine, will contribute to the Company's growth. In 1993, the New England Journal of Medicine reported that the use of alternative medicine in 1990 amounted to approximately $13.7 billion. In October 1996, The Wall Street Journal reported that the alternative medical therapy market is approximately $50 billion. By integrating alternative medicine with traditional medicine, the Company is providing an opportunity for the consumer to choose complementary treatments under the review of their primary care physician, which the Company believes alleviates some of the concerns of patients and third party payors.

        The Company's operating strategy is to (i) provide consumers the opportunity to obtain as a stand- alone service or under the supervision of their primary care physician, complementary and alternative medical treatments in convenient locations, (ii) furnish high quality patient care efficiently through the use of credentialing standards and standardized utilization protocols, (iii) establish geographically complete networks, including integrated medical centers comprised of medical physicians, chiropractors and alternative care practitioners, in local and regional clusters for purposes of obtaining managed care contracts, (iv) achieve operating efficiencies and economies of scale through the implementation of management information systems, increased purchasing power with suppliers, standardized protocols, administrative systems and procedures, (v) negotiate contracts with HMOs and other third party payors for the integration of an alternative care rider or PPO product within their benefit plans to enrollees and (vi) effect a change in Florida statutes to allow the delivery of a comprehensive, stand-alone insured alternative care product to individual employer groups.

        The Company's expansion strategy is to continue to develop the delivery network of integrated and non-integrated groups of traditional and alternative care practitioners in regional groups or clusters in order to facilitate the development of a national network of (both traditional and alternative). The Company has been, and will continue to, develop strategic alliances with weight management and smoking cessation programs, health clubs, natural supplement companies, corporations, government offices or other organizations to include as added value products to the alternative care benefit programs. The Company regularly explores new opportunities related to alternative care programs and services and may in the future negotiate arrangements with or acquire businesses directly related to or ancillary to the provision of alternative care services. As of the date of this Prospectus, the Company has no understandings, commitments or agreements with respect to any acquisitions.

                                THE DISTRIBUTION


The Company.......... Optimum Health Services, Inc. will be spun-off in a taxable transaction (the Spin- Off") by Complete Wellness Centers, Inc., a Delaware corporation ("CWC") pursuant to the Distribution Agreement to the CWC shareholders on the Record Date to become an independent management services organization ("MSO"). CWC intends to transfer or cause to be transferred certain assets and liabilities related principally to the Optimum business not currently held by Optimum or an Optimum subsidiary, if applicable. Optimum will transfer to CWC any assets and liabilities relating to the CWC business or the CWC subsidiaries not currently held by CWC or a CWC subsidiary, if applicable. On the Distribution Date, the Company will own all of the business and assets of, and be responsible for all of the liabilities associated with, the business of Optimum (the "Optimum Business").

The Spin-Off.......... CWC intends to distribute on a one share-for-twelve share basis to its stockholders of record as of the Record Date, all of the outstanding common stock, par value $.01 per share of Optimum owned by CWC (the "Common Stock"). On or before the Spin-Off Date, CWC will advance $200,000 to Optimum in return for a $200,000 senior secured note bearing interest at 12% per annum due at the earlier of December 31, 1999 or the date Optimum is successful in closing a financing (exclusive of this Rights Offering) in which the principal and interest of the senior note shall be repayable as follows: 20% up to and equal to $1,000,000 in financing. In return for previous capital contributions to the Company approximating $730,000 as of May 31, 1998, CWC shall receive Warrants to purchase 100,000 shares of Optimum's Common Stock at an exercise price of $1.00 per share for a period of five years. Optimum shall be granted a five year call option and CWC shall be granted a five year put option to purchase and/or sell the 100,000 Warrants pro rata at an exercise price equal to 25% of any equity financing in excess of $1,000,000 and 10% of Optimum's annual earnings before interest and taxes ("EBIT") as determined by generally accepted accounting principles ("GAAP"), up to and equal to $1,000,000 and 20% Optimum's EBIT over $1,000,000, to an aggregate exercise price for the 100,000 Warrants of $860,000. Both options are exercisable upon 30 days notice. In addition, in the event Optimum closes a minimum of $200,000 for the Rights Offering, CWC shall make available lease guarantees to Optimum in an amount equal to the dollar amount raised in the Offering up to a maximum of $250,000. For such guarantees, CWC shall receive lease guarantee fees payable annually in the amount equal to 6% the first year, 8% the second year, and 10% the third year of the face amount of CWC's outstanding lease guarantees on behalf of Optimum. In the event the guarantees are ever called, CWC shall be entitled to a confession of judgment in the face amount of the outstanding guarantees. Additionally, CWC shall be entitled to perfect their interest as second mortgagee in any assets which are leased using CWC's guarantees. As part of the Spin-Off and Rights Offering, management of the Company has been granted an immediate acceleration of their previously granted stock options which represent approximately 15% of the issued and outstanding shares of the Company as of the Spin-Off date, irrespective of management's exercise of their Rights. The Spin-Off will provide the stockholders of CWC as of the Record Date with the opportunity to participate in the benefits of both ownership of the clinical business through CWC, and the MSO business through Optimum, but will separate the risks of Optimum's managed care contracts under capitated payment arrangements from CWC's businesses. See "Spin-Off."

Relationship between CWC and Optimum after the Distribution.......For purposes of governing the ongoing relationships between CWC and Optimum after the Distribution Date and in order to provide for an orderly transfer of the Optimum Business to Optimum and facilitate the transition to a publicly traded company, CWC and Optimum will enter into a Distribution Agreement, an Intercompany Agreement, and various other agreements with respect to, among other things, intercompany debt, tax matters, risk management and corporate and administrative services. See "Relationship Between CWC and Optimum After the Distribution." CWC and Optimum may be subject to certain potential conflicts of interest. See "Risk Factors--Potential Conflicts."

The Intercompany Agreement.......... Pursuant to the "Intercompany Agreement"
between Optimum and CWC, each company agrees to 1) cooperate and coordinate with each other with regards to certain matters; 2) CWC agrees to provide certain corporate services to Optimum, including financing assistance, legal support, strategic merger and acquisition assistance, as well as various wellness products and services; and 3) Optimum agrees to provide certain corporate services to CWC, including credentialing, management information services, corporate compliance, managed care expertise and contracting. The compensation to each company shall be based on services rendered and shall include a grant by each company on the Spin-Off Date and each anniversary during the term of the Intercompany Agreement thereafter of 5,000 warrants ("Operating Warrants") at an exercise price equal to the market price of each company's Common Stock at the time of the grant. However, the first grant of 5,000 Operating Warrants of Optimum to CWC shall be equal to $1.44 per share. The term of the Intercompany Agreement shall be ten (10) years.

Securities to Be Distributed..... 188,116 shares of Optimum Common Stock based on 2,203,452 shares of CWC Common outstanding as of May 13, 1998 (the "Record Date").


Distribution Ratio............ One share of Optimum Common Stock for each 12 shares of CWC Common Stock owned.


Listing and Trading Market.... There is currently no public market for Optimum
Common Stock. The Optimum Common Stock will be traded Over the Counter and, upon compliance with certain conditions, CWC expects the Optimum Common stock to be quoted in the OTC Bulletin Board established by the NASD. CWC expects that no "when issued" trading market will exist prior to the time that Optimum's Registration Statement is declared effective by the Commission. See "Risk Factors--No Current Market for Optimum Common Stock; and --The Distribution--Listing and Trading of Optimum Common Stock."


Record Date........... The CWC Board of Directors set the record date for the
Distribution referred to herein as May 13, 1998 (the "Distribution Record Date") provided, however, that the Distribution remains subject to satisfaction of certain conditions prior to the Distribution Record Date.

Distribution Date............. The date determined by the CWC Board of
Directors, to coincide with the Securities and Exchange Commission's effective date, estimated to be August 27, 1998. On the Distribution Date, CWC will deliver all outstanding shares of Optimum Common Stock owned by CWC to the Distribution Agent. As soon as practicable thereafter, the Distribution Agent will mail account statements reflecting ownership of the appropriate number of shares of Optimum Common Stock to CWC's stockholders entitled thereto. See "The Distribution--Manner of Effecting the Distribution."


Distribution Agent............ American Stock Transfer & Trust Company, the
transfer agent for the Company.


Certain Restated Certificate of Incorporation and Bylaw
Provisions................... The Restated Certificate of Incorporation (the
"Optimum Certificate") and the Bylaws (the "Optimum Bylaws") of Optimum are substantially identical to, and contain no material differences from, the CWC Restated Certificate of Incorporation and Bylaws. Certain provisions of the Optimum Certificate and the Optimum Bylaws have the effect of delaying or making more difficult an acquisition of control of Optimum in a transaction not approved by its Board of Directors. These provisions have been designed to enable Optimum, especially in its initial years, to develop its businesses and foster its long-term growth without disruptions caused by the threat of a takeover not deemed by its Board of Directors to be in the best interests of Optimum. Such provisions could, however, deter an offer for Optimum Common Stock at a substantial premium to the then current market price or hinder a potential transaction that may be attractive to stockholders. See "Certain Information Concerning Optimum--Purposes and Effects of Certain Provisions of the Optimum Certificate and Bylaws." The Optimum Certificate would eliminate certain liabilities of directors in connection with the performance of their duties. See "Certain Information Concerning Optimum--Liability and Indemnification of Officers and Directors--Elimination of Liability in Certain Circumstances."

Accounting Treatment........ The historical consolidated financial statements of
Optimum present its financial position, results of operations and cash flows as if it were a separate entity for all periods presented. CWC's historical basis in the assets and liabilities of Optimum has been carried over. See "Accounting Treatment," and consolidated financial statements contained elsewhere herein

                               THE RIGHTS OFFERING


Rights.......... Each Holder of Common Stock shall, after the Spin-Off, receive four transferable Rights for each share of Common Stock held of record on the Record Date. An aggregate of 1,000,000 Rights shall be distributed pursuant to the Rights Offering. An aggregate of 1,000,000 shares of Common Stock will be sold if all Rights are exercised. The exercise of Rights is irrevocable once made, and no Underlying Shares will be issued until the closing following the Expiration Date.


Basic Subscription Privilege..........  Holders are entitled to purchase at the
Subscription Price one share of Common Stock for each Right held. See "The Rights Offering--The Rights" and "Subscription Privileges--Basic Subscription Privilege."

Oversubscription Privilege.......... Each Holder who elects to exercise his or her Basic Subscription Privilege may also subscribe at the Subscription Price for Underlying Shares, if any, remaining unissued after satisfaction of all subscriptions pursuant to the Basic Subscription Privilege. If an insufficient number of Underlying Shares is available to satisfy fully all elections to exercise the Oversubscription Privilege, the available Underlying Shares will be allocated on a pro rata basis among Holders who exercise their Oversubscription Privilege based on the respective numbers of Underlying Shares subscribed for by such Holders pursuant to the Basic Subscription Privilege. In the event any Rights remain unexercised following satisfaction of the Basic Subscription and Oversubscription Privileges, the Company intends to offer the remaining Underlying Shares for purchase at the Subscription Price to members of management, including Directors. See "The Rights Offering--The Rights" and "Subscription Privileges--Oversubscription Privilege."

Subscription Price.......... $1.00 in cash per share of Common Stock. The
Subscription Price of $1.00 was determined by the Board of Directors based on a 31% discount from the independent valuation of the Company as of April 30, 1998, conducted by American Express Business and Tax Services, Inc., which generated a valuation of approximately $1.44 per share, post Spin-Off.

Shares of Common Stock Outstanding after Rights Offering.......... Assuming that all Rights are fully exercised, 1,250,339 shares will be outstanding after the Rights Offering, based on 250,339 shares outstanding on the Spin-Off Date. The final number of shares of Common Stock that will be outstanding after the Rights Offering is dependent upon the extent to which Rights are exercised. The Company intends to use the net proceeds of the Rights Offering for general corporate purposes. See "Use of Proceeds."

Transferability of Rights.......... The Rights are transferable, and it is anticipated that they will trade on the OTC market until the close of business on the last trading day prior to the Expiration Date. In addition, the Company has applied to list the Rights and the Underlying Shares on the OTC Bulletin Board. The Basic Subscription Privilege and the Oversubscription Privilege are only transferable together, and any transfer of a Right will be deemed a transfer of both the Basic Subscription Privilege and the Oversubscription Privilege. There can be no assumption that any market for Rights will develop. See "The Rights Offering -- Method of Transferring Rights."


Record Date......................... May 13, 1998.

Expiration Date..................... 5:30 p.m. Eastern Standard Time, September
25, 1998. The Company reserves the right, in its sole discretion, to extend the Expiration Date to deal with any unanticipated contingencies relating to the conduct of the Rights Offering, but does not otherwise expect to extend the Expiration Date.


Procedure for Exercising Rights.......... Rights may be exercised by properly completing the certificate evidencing such Rights (the "Subscription Certificate") and forwarding such Subscription Certificate (or following the Guaranteed Delivery Procedures, as defined below) to the Subscription Agent on or prior to the Expiration Date, together with payment in full of the Subscription Price for each Underlying Share subscribed for pursuant to the Subscription Privileges. If the mail is used to forward Subscription Certificates, it is recommended that insured, registered mail be used. The exercise of a Right may not be revoked or amended. If time does not permit a Holder or transferee of a Right to deliver its Subscription Certificate to the Subscription Agent on or before the Expiration Date, such Holder or transferee should make use of the Guaranteed Delivery Procedures described under "The Rights Offering--Exercise of Rights." If paying by uncertified personal check, please note that the funds paid thereby may take at least five business days to clear. Accordingly, Holders who wish to pay the Subscription Price by means of uncertified personal check are urged to make payment sufficiently in advance of the Expiration Date to ensure that such payment is received and clears by such date and are urged to consider payment by means of certified or cashier's check, money order or wire transfer of funds. Consideration payable by management and director's of CWC and the Company shall be either in full or, for up to 400,000 and 135,000 shares respectively, consideration may be one-third payable prior to the Expiration Date and two-third's represented by a note payable to the Company bearing interest at 6.1% payable on or before January 30, 1999. The Company shall hold in trust any shares whose consideration is represented by a note payable.

The Lockup Period.......... All holders of the Common Stock shall not directly or indirectly offer, sell, transfer, pledge, assign, hypothecate or dispose any of the Company securities for a period from the Spin-Off Date to the Expiration Date of this Offering (the "Lockup Period"). An appropriate legend will be transfixed on the back of the stock certificate representing all such requirements.

Persons Holding Shares, or Wishing to Exercise Rights Through Others..........
Persons holding shares of Common Stock, and receiving the Rights distributable with respect thereto, through a broker, dealer, commercial bank, trust company or other nominee, as well as persons holding certificates of Common Stock personally who would prefer to have such institutions effect transactions relating to the Rights on their behalf, should contact the appropriate institution or nominee and request it to effect the transactions for them. See "The Rights Offering--Exercise of Rights."

Closing and Issuance of Common Stock.......... The closing will occur and certificates representing Underlying Shares will be delivered to subscribers as soon as practicable after the Expiration Date and after all prorations have been effected. See "The Rights Offering--Subscription Privileges." No Underlying Shares will be issued until the closing. Funds delivered to the Subscription Agent for the exercise of Subscription Privileges will be held in escrow by the Subscription Agent until the closing. No interest will be paid to Holders on funds held by the Subscription Agent. In the case of Holders exercising Oversubscription Privileges, any excess funds will be returned to the Holders as soon as practicable following the closing.

Use of Proceeds.......... It is anticipated that the net proceeds to the Company will be approximately $950,000 if all of the Underlying Shares are purchased in the Rights Offering. If less than all of the Underlying Shares are purchased, the proceeds will be correspondingly reduced. The funds from the proceeds will be used for general corporate purposes. See "Use of Proceeds."


Subscription Agent..........  American Stock Transfer & Trust Company.


Proposed Over-the-Counter Symbol..........  OHS, OHSR

                             SUMMARY FINANCIAL DATA

        The following summary financial data should be read in conjunction with the consolidated statements of the Company and related notes thereto appearing elsewhere in the Prospectus.

                                                        PERIOD FROM JUNE 1,
                                                          1997 (DATE OF
                                                          INCEPTION) TO           FIVE MONTH
                                                           DECEMBER 31,          PERIOD ENDED
                                                               1997              MAY 31, 1998
                                                        -------------------   -------------------
Statement of Operations Data:
Operating Revenue:
   Managed Care                                           $              -     $           1,739
   Other                                                             1,140                 1,408
                                                        -------------------   -------------------
Total Revenue                                                        1,140                 3,147
                                                        -------------------   -------------------

Operating Expenses:
   Medical services expense                                              -                 1,428
   Personnel costs                                                 261,402               245,011
   Professional fees                                                 1,916                22,928
   Rent                                                              7,789                19,832
   Marketing and network development                                20,582                34,181
   General and administrative                                       36,974                39,816
   Depreciation and amortization                                     2,276                 2,671
                                                        -------------------   -------------------
Total operating expenses                                           330,939               365,867
                                                        -------------------   -------------------

Loss before income taxes                                          (329,799)             (362,720)
Income taxes                                                             -                     -
                                                        -------------------   -------------------
Net loss                                                 $        (329,799)    $        (362,720)
                                                        ===================   ===================
Pro forma basic & diluted loss per common share (1)      $           (0.26)    $           (0.29)
                                                        ===================   ===================
Pro forma weighted average number of
   common shares outstanding (1)
                                                                 1,254,680             1,254,219
                                                        ===================   ===================



                                                                     MAY 31, 1998
                                                        -----------------------------------------
                                                              ACTUAL           AS ADJUSTED (1)
                                                        -------------------   -------------------
BALANCE SHEET DATA:
Working capital                                                  $ 105,166           $ 1,255,166
Total assets                                                       187,830             1,337,830
Total liabilities                                                   49,749               249,749
Stockholders' equity                                               138,081             1,088,081

----------------

(1) Adjusted to give effect to the sale of the Securities offered hereby (at an assumed offering price of $1.00 per Share and 1,000,000 Shares sold) of the net proceeds therefrom, the $200,000 proceeds from issuance of a senior secured note to CWC (See "Use of Proceeds") and the exercise of 37,623 options by management which were granted on June 1, 1997.

                                  RISK FACTORS

An investment in the Securities offered hereby involves a high degree of risk and should be made only by investors who can afford the loss of their entire investment. Prospective investors should carefully review and consider the following risks as well as the other information set forth in this Prospectus.


Limited Operating History; History of Losses; No Assurance of Profitability. The Company commenced operations in June 1997 and implemented its first HMO contract in March 1998. The Company has been developing its infrastructure of, among others, medical policies and procedures, credentialing criteria and the provider network. The Company has a limited operating history upon which prospective investors can judge the Company's performance. At May 31, 1998, the Company had an accumulated deficit of $692,519 and working capital of $105,166. For the period from June 1, 1997 (date of inception) to December 31, 1997 the Company incurred a loss of $329,799. There can be no assurance that the Company will ever be profitable. See "Management's Discussion and Analysis of Financial Condition and Results of Operation."

Risks Related to Expansion Strategy. The Company's growth will depend upon a number of factors, including: (i) the Company's ability to identify and affiliate with suitable providers and the Company's ability to obtain good locations within geographic markets; (ii) whether new payor agreements will be negotiated in accordance with the Company's plans; (iii) regulatory constraints;
(iv) the ability of the Company to manage enrollee populations effectively; (v) whether anticipated performance levels within payor agreements will be achieved;
(vi) the ability to secure alternative care contracts and the ability to enroll retail consumers. There can be no assurance that the Company's expansion strategy will be successful or that modification to the Company's expansion strategy will not be required. Any significant delay in the negotiation of new payor agreements or the failure of network providers to continue to be recruited at a significant pace, and at pre-determined reimbursement rates could adversely affect the Company. In pursuing its expansion strategy, the Company intends to expand its presence into new geographic markets. In entering a new geographic market, the Company will be required to comply with laws and regulations of jurisdictions that differ from those applicable to the Company's current operations, deal with different payors as well as face competitors with greater knowledge of such markets than the Company. There can be no assurance that the Company will be able to effectively establish a presence in any new market. The Company's strategy also involves growth through acquisitions of complementary businesses in order to enhance the services offered. The Company will be subject to various risks associated with an acquisition growth strategy, including the risk that the Company will be unable to identify and recruit suitable acquisition candidates in the future or to absorb and manage the acquisitions. See "Business -- Expansion Strategy" and "Business -- Government Regulation."

Possible Need for Additional Financing. The Company is dependent upon the net proceeds of this Rights Offering for the continued implementation of its development and expansion strategy. Although the Company believes that the net proceeds of this Rights Offering (assuming the Rights are fully exercised) together with the $200,000 advance from CWC and anticipated net cash from operations will be sufficient to satisfy its cash requirements for at least 12 months following the date of this Prospectus (exclusive of applying any such funds to the acquisition of other businesses), there is no assurance that additional funds will not be needed. Factors that may require the Company to seek additional financing include potential increased reserve requirements of a payor, higher than expected medical claims, lack of additional payor contracts, the acquisition of other businesses all or part of the payment for which is in cash and costs for additional licensing requirements. If the Company requires additional financing, it may raise capital through the issuance of equity securities and/or the incurrence of debt. If additional capital is raised through the issuance of equity securities, dilution to the Company's stockholders may result, and if additional capital were raised through the incurrence of debt, the Company would likely become subject to restrictions on its operations and finances. There can be no assurance that the Company will be able to raise additional capital when needed on satisfactory terms or at all. None of the stockholders receiving or exercising Rights in the Rights Offering will be obligated to provide any additional capital to the Company beyond amounts paid pursuant to the Basic Subscription Privilege or the Oversubscription Privilege. If the Company is unable to secure additional sources of financing on terms and conditions acceptable to the Company or at all, the Company's expansion strategy could be materially adversely affected. See "Management's Discussion and

Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and Note 1 to the Consolidated Financial Statements.

Possibility of Regulatory Challenge to the HMO Relationships. Many of the management service organizations ("MSOs"), Third Party Administrators ("TPAs"), Utilization Review ("UR") Agents, Physician Practice Management ("PPMs") companies and Single Specialty Alternative Care organizations of which the Company is aware provide, on behalf of their payor, various integrated or stand alone products including collection of prospective per member per month ("pmpm") fees, utilization review, credentialing, network development and claims payment. The Company likewise undertakes to perform these services. To date, the Company is unaware of any scrutiny by state or federal health care enforcement officials of the structure of such relationships. Although the Company believes its Provider Agreements and Payor Agreement relationships do not violate applicable federal or state health care and insurance regulatory requirements, there can be no assurance that health care enforcement officials will not take a contrary view. Investigations or prosecutions by such enforcement officials could have a material adverse effect on the Company, even if the Company's Provider Agreements and Payor Agreement relationships were subsequently determined lawful.

Reliance on Providers and Payors. A significant portion of the Company's revenue is dependent on revenue generated by the assignment of enrollees, or the selection by the enrollee, of the Company's primary care physicians ("PCPs"), where such PCP's provide services through an Agreement with the Company. There can be no assurance that any such enrollees are assigned to, or select, such PCPs or that PCPs continue to remain affiliated with the Company through its Agreements. The initial terms of such Provider Agreements are generally one year and automatically renew for successive one-year terms. The Provider may terminate his/her Agreement if the Company materially breaches it and fails to cure the breach within ten days after notification. Enrollees may however be re-assigned to the Company's other PCPs. The Company's continued growth depends, in part, on its ability to retain existing and attract additional PCPs to the network. There can be no assurance that physicians presently in the Company's network will not leave, that the Company will be able to attract additional PCPs or that the amount of capitation payments to PCPs will not have to be increased. To the extent that PCPs leave the network, new PCPs are not recruited in a timely manner or capitation payments to PCPs are increased, the Company's results of operations may be materially adversely affected. The loss of a substantial number of Provider Agreements would have a material adverse effect on the Company. See "Business-Agreements with Licensed Practitioners." The Company's revenue is also dependent on revenue generated as a result of the payor agreements. Such agreement's are generally for one or more years and automatically renew for successive terms. The payor may terminate its Agreement under a number of circumstances but the Company, in most cases, generally has 60 days to cure a breach. The agreements may be terminated immediately under order of the Department of Insurance. Additional revenues derived from the developing retail and Prepaid Limited Health Service Organization ("PLHSO") business do not depend on the reliance of providers and payors because of the direct involvement with consumers.

Risks Associated with Managed Care Contracts. An increasing percentage of patients are coming under the control of managed care entities. The Company believes that its success will, in part, depend upon the Company's ability to negotiate favorable managed care contracts with health maintenance organizations ("HMOs") and other private third party payors. Such contracts often shift much of the financial risk of providing care from the payor to the Provider by requiring the Provider to furnish all or a portion of its services in exchange for a fixed or "capitated" fee per member patient, per month, regardless of the level of such patients' utilization rates. The Company's current agreements with managed care organizations are on a fee-for-service basis with provisions to convert to capitated agreements at the Company's option. Some managed care agreements also offer "shared risk" provisions under which providers and MSOs can earn additional compensation based on the utilization of services by members, but may be required to bear a portion of any loss in connection with such "shared-risk" provisions. Any such losses could have a material adverse effect on the Company. Accordingly, in order for such "shared-risk" contracts to be profitable for the Company, the Company must effectively monitor the utilization of its services delivered to members of the managed care organization who are patients of the Company's PCPs and, to the extent the Company is responsible for overall patient care, monitor the utilization of specialist physicians or hospitals, negotiate favorable rates with such providers, and obtain, on favorable terms, stoploss protection limiting its per enrollee exposure above specified thresholds. Third party payors are not, however, generally familiar with traditional and alternative health services being provided within the same medical practice or having alternative health services being provided independently of PCP oversight and may have concerns about contracting with such practices or implementation. For this and other reasons, there can be no assurance that the Company will be able to negotiate satisfactory managed care contracts at satisfactory rates. Nor can there be any assurance that any managed care contracts it enters into will not adversely affect the Company.

Difficulty in Controlling Healthcare Costs; Capitated Nature of Revenue. Agreements with Payors typically provide for the Company to receive monthly fees per enrollee known as "capitation" payments. The Company is not currently receiving capitation payments for the provision of specialty and hospital services to enrollees although it intends to do so in the future. The Company's capitated risk profitability in this area primarily will depend upon its ability to control costs and incur less in medical, hospital and administrative costs than the capitation revenue received from Payors. Such profitability is achieved through effective management of the provision of medical services by providers in the Company's network, including controlling utilization of specialty care physicians and other ancillary providers, purchasing services from physicians outside the Company's network at competitive prices and negotiating favorable rates with hospitals. Agreements with payors may also contain "risk pool" provisions under which additional compensation can be earned based on lower utilization of hospitalization and certain ancillary services by enrollees but which may require that a portion of any loss in connection with such "risk pool" provisions be assumed by the Company , which would reduce the Company's net income. The amount of non-capitated medical and hospital costs in any period could be affected by factors beyond the control of the Company such as changes in treatment protocols, epidemics, disasters, new technologies and inflation. To the extent that specialty care physicians' fees or hospital costs have not been capitated and enrollees (i) require more specialty care than anticipated or (ii) have higher than anticipated hospital utilization rates, revenue paid to the Company by payors may not be sufficient to cover the costs the Company is obligated to pay to its providers. The Company intends to purchase stoploss protection which provides thresholds or "attachment points", generally $75,000 for inpatient services and $10,000 for outpatient services per year, at which the risk of financial exposure for an enrollee beyond such thresholds is contractually shifted to the insurer. The Company believes it has negotiated favorable attachment points on its behalf. There can be no assurance that the Company will be able to negotiate favorable attachment points in the future.

Full Risk Capitation. Under capitation contracts, entities generally accept capitation payments and, as a result, accept the financial risk for health services (primary care, specialty care and ancillary care). Although the current payor contracts of the Company involve capitation or fee for service payments for the provision of certain health care services for which the Company has negotiated for such services through its network at a lower capitation or fee for service amount, the Company intends to expand these payor contracts such that the Company would be responsible for the provision of substantially all medical services and the related medical management ("fully delegated" contracts). In the event that (i) the Company is unable to negotiate favorable prices or rates in contracts with providers of these services on behalf of the Company, (ii) a significant number of enrollees require services up to the stoploss insurance "attachment points" or (iii) the Company is unable to effectively manage the medical utilization of these services, the Company could experience material adverse effects on its results of operations.

Capitated Fee Revenue. One hundred percent (100%) of the Company's operating revenue for the five month period ended May 31, 1998, came from contracts on which the Company received a fixed, prepaid monthly fee, or capitated fee, for each covered life in exchange for assuming the responsibility for the cost and provision of primary care services. The Company has the future option of receiving additional capitation in exchange for assuming the responsibility for the cost and provision of substantially all medical services to its enrollees. The Company's success under these contracts is dependent upon effective utilization controls, competitive pricing for purchased services and favorable agreements with payors which increasingly negotiate prices charged for medical services with the goal of lowering reimbursement and utilization rates. To the extent that the patients or enrollees covered under a capitated fee contract require more frequent or extensive care than was anticipated by the Company, the revenue to the Company under the contract may be insufficient to cover the costs of the care that was provided. All of the Company's capitated fee contracts contain aggregate expense limitations on each covered life. Given the increasing pressures from health care payors to restrain costs, changes in health care practices, inflation, new technologies, major epidemics, natural disasters and numerous other factors affecting the delivery and cost of health care, most of which are beyond the Company's control, there can be no assurance that capitated fee contracts will be profitable for the Company in the future.


Health Care Reform. Although Congress failed to pass comprehensive health care reform legislation in 1996, the Company anticipates that Congress and state legislatures will continue to review and assess alternative health care delivery and payment systems and may in the future propose and adopt legislation effecting fundamental changes in the health care delivery system. Also, Congress is expected to consider major reductions in the rate of increase of Medicare and Medicaid spending as part of efforts to balance the budget of the United States. The Company cannot predict the ultimate timing, scope or effect of any legislation concerning health care reform, including legislation affecting the Medicare and Medicaid programs. Any proposed federal legislation, if adopted, could result in significant changes in the availability, delivery, pricing and payment for health care services and products. Various state agencies also have undertaken or are considering significant health care reform initiatives. Although it is not possible to predict whether any health care reform legislation will be adopted or, if adopted, the exact manner and the extent to which the Company will be affected, it is likely that the Company will be affected in some fashion, and there can be no assurance that any health care reform legislation, if and when adopted, will not have a material adverse effect on the Company.

Dependence Upon Key Personnel. The Company is dependent upon the active participation of its executive officers, particularly the Company's founders:
President and Chief Executive Officer, Jason M. Patchen; Vice President of Operations, Christian E. Miller; Vice President of Finance, David A. Sherwin, C.P.A.; Vice President of Information Systems, Christopher Grady. The loss to the Company of the services of the executive officers could have a material adverse effect upon the Company. The Company has an employment contract with each of these executive officers extending through June 1, 2001. See "Management -- Employment Agreements." Subsequent to the consummation of the Offering, the Company plans to apply for "key-man" life insurance policies on the lives of the Managers providing benefits to the Company of $500,000 upon the death of Mr. Patchen and $150,000 each upon the death of Mr. Miller, Mr. Sherwin or Mr. Grady. Nevertheless, the loss of, or the inability to attract other qualified employees could have a material adverse effect on the Company.

Limitation of Directors' Liability. The Company's Certificate of Incorporation and By-laws provide that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of the fiduciary duty of care as a director, subject to certain limitations imposed by the Delaware General Corporation Law. Thus, under certain circumstances, neither the Company nor its stockholders will be able to recover damages even if the directors take actions which harm the Company. See "Management -- Limitation of Directors' and Officers' Liability and Indemnification."

Professional Liability. The Company contracts with health care practitioners for the delivery of health care services to the public. They are thus exposed to the risk of professional liability claims. The Company does not itself provide such services or control the provision of health care services by the Providers or their compliance with regulatory and other requirements in that regard. The Company might nevertheless be held liable for medical negligence on their part. The Company's Provider Agreements with PCP's typically require, with very limited exceptions, the PCP to maintain, at their expense, professional liability insurance for themselves and the licensed health care practitioners employed by or otherwise associated with them in the minimum amount of $250,000 for each occurrence and $750,000 in the aggregate, or such lesser or greater amounts as may be required by applicable state law within their specialty. The Company's Provider Agreements with all other specialties, ancillary Providers and alternative care Providers require them to maintain, at their expense, professional liability insurance for themselves and the licensed health care practitioners employed by or otherwise associated with them in amounts as may be required by applicable state law within their specialty. In addition, the Company maintains general liability, workers' compensation, association professional liability insurance and third party administrators professional liability insurance. The Company's association professional liability insurance is limited to $1,000,000 per wrongful act and $1,000,000 in the aggregate. The third party administrators professional liability insurance is limited to $1,000,000 per wrongful act and $3,000,000 in the aggregate. The professional liability insurance is provided under a "claims-made" policy. The policy provides coverage for covered claims made during the policy's term and does not provide coverage for losses occurring during the policy's term for which a claim is made subsequent to the policy's termination. Finally, the licensed health care practitioners, by Agreement, hold the Company harmless against liability and expenses for or related to professional liability claims arising out of any negligent act or wrongful conduct of the health care practitioner or any of their personnel. There can be no assurance, however, that the Company, its employees, or the licensed health care practitioners contracted with the Company will not be subject to claims in amounts that exceed the coverage limits or that such coverage will be available when needed. Further, there can be no assurance that professional liability insurance will continue to be available to the Company in the future at adequate levels or at an acceptable cost to the Company. A successful claim against the Company in excess of the Company's insurance coverage could have a material adverse effect upon the Company's business. Claims against the Company, regardless of their merits or eventual outcome, also may have an adverse effect upon the Company. See "Business -- Professional Liability."

Government Regulation. Federal and state laws extensively regulate the relationships among providers of health care services, physicians and other clinicians. These laws include federal fraud and abuse provisions that prohibit the solicitation, receipt, payment, or offering of any direct or indirect remuneration for the referral of patients for which reimbursement is made under any federal or state funded health care program or for the recommending, leasing, arranging, ordering or providing of services covered by such programs. States have similar laws that apply to patients covered by private and government programs. Federal fraud and abuse laws also impose restrictions on physicians' referrals for designated health services covered under a federal or state funded health care program to entities with which they have financial relationships. Various states, such as Illinois, Maryland and Florida, among others, have adopted similar laws that cover patients in private programs as well as government programs. There can be no assurance that the federal and state governments will not consider additional prohibitions on physician ownership, directly or indirectly, of facilities to which they refer patients, which could adversely affect the Company. Violations of these laws may result in substantial civil or criminal penalties for individuals or entities, including large civil money penalties and exclusion from participation in the Medicare and Medicaid programs. Such exclusion, if applied to the Company or any of its payors, could result in significant loss of reimbursement and could have a material adverse effect on the Company. See "Business -- Government Regulation." In addition, federal law also prohibits conduct that may result in price-fixing or other anti-competitive conduct. Moreover, the Company contracts with licensed insurance companies and/or HMO's. Certain of such contracts may require the Company to assume risk in connection with providing health care services under capitation arrangements. To the extent that the Company may be in the business of insurance as a result of entering into such arrangements, they may be subject to a variety of regulatory and licensing requirements applicable to insurance companies, prepaid limited health service organizations or HMOs. There can be no assurance that the Company will not be adversely affected by such regulations. Moreover, the laws of many states prohibit physicians from sharing professional fees, or "splitting fees," with anyone other than a member of the same profession. These laws and their interpretations vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion. Expansion of the operations of the Company to certain jurisdictions may require structural and organizational modifications of the Company's form of relationship with Providers, which could have an adverse effect on the Company. Although the Company believes its operations as currently conducted are in material compliance with existing applicable laws, there can be no assurance that review of the Company's business by courts or regulatory authorities will not result in a determination that could adversely affect the operations of the Company or that the health care regulatory environment will not change so as to restrict the Company's existing operations or its expansion. See "Business-Government Regulation."

State Laws Regarding Prohibition of Corporate Practice of Medicine. The Company has been formed as a general business corporation. Corporations such as the Company are not permitted under certain state laws to practice medicine or exercise control over the medical judgments or decisions of practitioners. Corporate practice of medicine laws and their interpretations vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion. The Company believes that it performs only non-medical administrative services, does not represent to the public or its clients that it offers medical services and does not exercise influence or control over the practice of medicine by the practitioners with whom it contracts. Expansion of the operations of the Company to certain jurisdictions may require structural and organizational modifications of the Company's form of relationship with Providers in order to comply with corporate practice of medicine laws, which could have an adverse effect on the Company. Although the Company believes its operations as currently conducted are in material compliance with existing applicable laws, there can be no assurance that the Company's structure will not be challenged as constituting the unlicensed practice of medicine or that the enforceability of the agreements underlying this structure will not be limited. If such a challenge were made successfully in any state, the Company could be subject to civil and criminal penalties under such state's law and could be required to restructure its contractual arrangements in that state. Such results or the inability to successfully restructure its contractual arrangements could have a material adverse effect upon the Company.

Discretion in Use of Proceeds. Approximately 100% of the estimated net proceeds of the Rights Offering have been allocated to working capital and general corporate purposes. Accordingly, management will have broad discretion as to the application of such net proceeds. See "Use of Proceeds."

Competition. There are no national companies, to the Company's knowledge, in the Company's market for alternative care. The managed health care industry, including the management services, PPM and TPA industry, is highly competitive. The Company competes with other companies for physicians and other practitioners of health care services as well as for managed care contracts and patients. The Company competes not only with national and regional physician practice management companies and other MSOs, but also with local providers, many of which are trying to combine their own services with those of other providers into delivery networks. Certain of the companies are significantly larger, provide a wider variety of services, have greater financial and other resources. In addition, companies with greater resources than the Company that are not presently engaged in the provision of management services and alternative care delivery systems could decide to enter the business and engage in activities similar to those in which the Company engages. There can be no assurance that the Company will be able to compete effectively. See "Business -- Competition."

Control by Existing Stockholders. Following the closing of the Rights Offering, the Company's executive officers and directors will control or own approximately 5% of the outstanding shares of Common Stock irrespective of their exercise of the Rights granted to them and certain options granted from the 1998 stock option plan. As a result, such persons may be able to determine the election of all of the Company's directors and the outcome of all issues submitted to the Company's stockholders. Furthermore, such concentration of ownership could limit the price that certain investors might be willing to pay in the future for shares of Common Stock, and could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. See "Principal Stockholders."

Shares Eligible for Future Sale. Of the 1,250,339 shares of Common Stock to be outstanding upon completion of this Rights Offering 659,624 shares will be immediately freely tradable, assuming all Rights are fully exercised, without restriction after the Expiration Date of the Rights Offering under the Securities Act of 1933 as amended (the "Securities Act") except for any securities purchased by an "Affiliate" of the Company, as that term is defined by the Securities Act, which securities will be subject to the resale limitation of Rule 144 under the Securities Act. The sale or availability for sale of substantial amounts of Common Stock in the public market subsequent to this Rights Offering pursuant to Rule 144 or otherwise could materially adversely affect the market price of the common stock and could impair the Company's ability to raise additional capital through the sale of its equity securities or debt financing. Notwithstanding the foregoing, each officer, director, manager and employee of the Company and each officer, director, manager and employee of CWC has agreed not to, directly or indirectly, offer, sell, transfer, pledge, assign, hypothecate or otherwise encumber or dispose of any of the Company's securities, whether or not presently owned, for a period of 13 months (the "Management Lockup Period") after the date of this Prospectus. After such 13-month period, 590,715 of such shares of Common Stock (if the Rights are fully exercised) may be sold in accordance with Rule 144. The foregoing restriction does not apply to the Warrants and Operating Warrants and the shares of Common Stock underlying such Warrants and Operating Warrants registered pursuant hereto. Such holder, CWC, has agreed with the Company not to effect any sales of the Common Stock issuable upon exercise of the Warrants and Operating Warrants until six months after the date of this Prospectus. See "Shares Eligible for Future Use."

Absence of Dividends. The Company has paid no cash dividends on its Common Stock since its inception and does not plan to pay cash dividends on the Common Stock in the foreseeable future. The Company anticipates that future earnings will be retained to finance future operations and expansion. See "Dividend Policy."

Immediate and Substantial Dilution. The purchasers of the shares of Common Stock offered by the Company hereby will experience immediate and substantial dilution in the net tangible book value of the shares of Common Stock from the Rights Offering price in the amount of $.13 per share, or approximately 13% per share. See "Dilution."

Anti-Takeover Provisions; Preferred Stock. Certain provisions of Delaware law, the Certificate of Incorporation and the Company's By-laws, as amended (the "By-laws") could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. These provisions and the prohibition against certain business combinations could have the effect of delaying, deferring or preventing a change in control or the removal of existing management of the Company. The Company's Board of Directors has the authority to issue up to 1,000,000 shares of preferred stock in one or more series and to determine the number of shares in each series, as well as the designations, preferences, rights and qualifications or restrictions of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present plans to issue shares of preferred stock. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became interested stockholder, unless the business combination is approved in a prescribed manner. See "Description of Securities."

Securities Not Listed on the NASDAQ System; Penny Stock Rules. Upon completion of this Offering, neither the Company's Common Stock nor the Rights will be approved for listing on the NASDAQ SmallCap or National Market System ("NASDAQ"). Consequently, trading, if any, in the securities will be conducted on the over-the-counter market in what are commonly referred to as the "pink sheets," or in the "OTC Bulletin Board." If such result occurs, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Common Stock. In addition, because the Company's securities are not listed on NASDAQ they will be subject to a rule that imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and accredited investors (generally persons with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse. Additionally, the Common stock and Rights will fall within the definition of "penny stock" under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and transactions in the Common Stock and Rights will be subject to the penny stock regulations which impose significant sales practice requirements on broker dealers, including (a) delivering to customers the Commission's standardized disclosure statement about "penny stocks", (b) providing to customers current bid and ask prices for the stock, (c) disclosing to customers the broker-dealer's and sales representative's compensation with respect to trades in the stock, and (d) providing to customers monthly account statements reflecting the stock's then current price. For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to purchase. Consequently, the rule may restrict the ability of broker-dealers to sell the Company's securities and may affect the ability of stockholders to sell their securities in the secondary market. The lack of a NASDAQ listing may also cause a decline in share price, loss of news coverage of the Company and difficulty in obtaining subsequent financing.

Issuance of Additional Shares. The Company is currently authorized to issue up to a total of 10,000,000 shares of Common Stock and 1,000,000 shares of preferred stock. There are currently 250,339 shares of Common Stock outstanding. The Company's Board of Directors is authorized to issue preferred stock in one or more series and to fix the voting powers and the designations, preferences and relative, participating, optional or other rights and restrictions thereof. Accordingly, the Company may further issue a series of preferred stock in the future that will have preference over the Common Stock with respect to the payment of dividends and proceeds from the Company's liquidation, dissolution or winding up or have voting or conversion rights which could adversely effect the voting power and percentage ownership of the holders of the Common Stock. The Company has no plans, arrangements, understandings or commitments to issue any preferred stock. However, rights granted to future holders of preferred stock could be used to restrict the Company's ability to merge with, or sell its assets to, a third party, and the ability of the Board of Directors to issue preferred stock could discourage, delay or prevent a takeover of the Company, thereby preserving control of the Company by the current shareholders. See "Description of Securities-Preferred Stock."

Risks Associated with the Year 2000. The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. In other words, date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations, including, among others, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.
        The Company does not believe that it has material exposure to the Year 2000 issue with respect to its own information systems since its existing systems correctly define the year 2000. The Company intends to conduct an analysis in 1998 to determine the extent to which its major supplier's systems (insofar as they relate to the Company's business) are subject to the Year 2000 issue. The Company is currently unable to predict the extent to which the Year 2000 issue will affect its suppliers, or the extent to which it would be vulnerable to the supplier's failure to remediate any Year 2000 issue on a timely basis. The failure of a major supplier subject to the Year 2000 to convert its systems on a timely basis or a conversion that is incompatible with the Company's systems could have a material adverse effect on the Company. In addition, future purchases of certain products from the Company may be made with credit cards, and the Company's operations may be materially adversely affected to the extent its customers are unable to use their credit cards due to the Year 2000 issues that are not rectified by their credit card vendors.

Risks Associated with Forward-Looking Statements Included in this Prospectus. This Prospectus contains certain forward-looking statements regarding the plans and objectives of management for future operations, including plans and objectives relating to the further development of Provider networks and payor contracting. The forward-looking statements included herein are based on current expectations that involve numerous risks and uncertainties. Certain statements contained in this Prospectus under the captions "Prospectus Summary; Risks Factors; Certain Information Concerning Optimum--Management's Discussion and Analysis of Financial Condition and Results of Operations; Business and Properties" and elsewhere constitute estimates of future performance or other forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of CWC or Optimum for industry results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among other things: the risk factors referenced in this Prospectus. These forward-looking statements speak only as of the date of this Prospectus. CWC and Optimum expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in CWC's or Optimum's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. The Company's plans and objectives are based on a successful execution of the Company's expansion strategy and assumptions that the Company's negotiated payor agreements will be profitable, that the health care industry will not change materially or adversely, and that there will be no unanticipated material adverse change in the Company's operations or business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that its assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this Prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, particularly in view of the Company's early stage operations, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

Risks Associated With Certain Financial And Operating Conditions. While CWC has an operating history, Optimum does not have an operating history as a separate stand-alone company. Prior to the Distribution, Optimum had access to the capital of CWC and CWC's credit, which was based on the combined assets of CWC and Optimum. Subsequent to the Distribution, except as provided in the Distribution Agreement, Optimum will not have the benefit of either the capital or the assets of CWC.


Certain Tax Considerations. The Distribution will not qualify as a "tax-free" distribution under Section 355 of the Code, and in general a corporate tax would be payable by the consolidated group of which CWC is the common parent based upon the difference between (x) the fair market value of the Optimum Common Stock and (y) the adjusted basis of the Optimum Common Stock immediately prior to the Distribution. Any corporate level tax will be payable by CWC. Under the consolidated return rules, each member of the consolidated group (including Optimum) is severally liable for such tax liability.

  Furthermore, each holder of CWC Common Stock who receives shares of Optimum Common Stock in the Distribution will be treated as if such stockholder received a taxable distribution in an amount equal to the fair market value of the Optimum Common Stock received, which will result in (x) a dividend to the extent of such stockholder's pro rata share of CWC's current and accumulated earnings and profits, (y) a reduction in such stockholder's basis in CWC Common Stock to the extent the amount received exceeds such stockholder's share of earnings and profits and (z) gain from the exchange of CWC Common Stock to the extent the amount received exceeds both such stockholder's share of earnings and profits and such stockholder's basis in CWC Common Stock.

Potential Conflicts Of Interest. Subsequent to the Distribution, the ongoing relationship between CWC and Optimum may potentially give rise to conflicts of interests. In connection with the Distribution, (i) CWC and Optimum will enter into an Intercompany Agreement pursuant to which each of the parties will continue to cooperate with respect to matters of mutual interest. See "Relationship Between Optimum and CWC After the Distribution." With respect to these matters, the potential exists for disagreements as to the quality of the services provided by the parties and as to contract compliance. Nevertheless, CWC believes that there will be sufficient mutuality of interest between the two companies to result in a mutually productive relationship. In addition, C. Thomas McMillen will serve as a director of Optimum. Mr. McMillen, as well as certain other officers and directors of CWC and Optimum, will also own shares (and/or options or other rights to acquire shares) in both companies following the Distribution. Appropriate policies and procedures will be followed by the boards of directors of each company to limit the involvement of the overlapping director (and if appropriate, relevant officers of such companies) in conflict situations, including requiring them to abstain from voting as directors of either CWC or Optimum on certain matters which present a conflict between the two companies.

Fraudulent Transfer Considerations; Legal Dividend Requirements. CWC's Board of Directors does not intend to consummate the Distribution unless it is satisfied regarding the solvency of CWC, Optimum and the permissibility of the Distribution under Section 170 of the DGCL. There is no certainty, however, that a court would reach the same conclusion. If a court (for example, in a lawsuit by an unpaid creditor or representatives of creditors) were to find that, at the time the Company effected the Distribution of Optimum, CWC or Optimum, as the case may be, (i) was insolvent, (ii) was rendered insolvent by reason of the Distribution, (iii) was engaged in a business or transaction for which CWC's or Optimum's remaining assets, as the case may be, constituted unreasonably small capital, or (iv) intended to incur, or believed it would incur, debts beyond its ability to pay as such debts matured, such court may be asked to void the Distribution (in whole or in part) as a fraudulent conveyance and require that the stockholders return the special dividend (in whole or in part) to CWC, or require CWC or Optimum, as the case may be, to fund certain liabilities of the other company for the benefit of creditors. The measure of insolvency for purposes of the foregoing will vary depending upon the jurisdiction whose law is being applied. Generally, however, CWC or Optimum, as the case may be, would be considered insolvent if the fair value of their respective assets were less than the amount of their respective liabilities or if they incurred debt beyond their ability to repay such debt as it matures. In addition, under Section 170 of the DGCL (which is applicable to CWC in the Distribution) a corporation generally may make distributions to its stockholders only out of its surplus (net assets minus capital) and not out of capital.

      In November 1997, various facilities of CWC's operations were searched by an interdepartmental team of federal investigative officers, under the supervision of the Office of the United States Attorney for the Eastern District of Virginia, pursuant to search warrants. The warrants and related subpoenas primarily sought CWC's patient billing records and other computer equipment records and documents related to various insurers "to include but not be limited to CHAMPUS, Medicare, Federal Employees Health Benefits Program ("FEHBP"), Medicaid and Blue Cross/Blue Shield of Virginia." During the first half of 1998, various employees of CWC and certain subsidiaries were served with subpoenas requesting records and documents related to billing records, clinical relationships and corporate records. No charges have been filed against CWC or any of its employees and no search warrants or subpoenas have been issued to Optimum or any of its employees or in connection with any activities of Optimum. While it is too early to predict the outcome of any of the ongoing investigations of CWC, were CWC to be found in violation of federal or state laws, CWC could be subject to substantial monetary fines, and such sanctions could have a material adverse effect on CWC's financial position and results of operations. Further, because a federal claim is a senior lien above other creditors, if a federal monetary fine were imposed against CWC, which could not be satisfied from the assets of CWC, the federal government might seek to impose the claim against Optimum, as a prior subsidiary of CWC, and its assets, to the extent of CWC's value therein.

                     CERTAIN RIGHTS OFFERING CONSIDERATIONS


    No Commitments to Purchase and No Minimum Size of Rights Offering. The Company does not have a written commitment from any person to purchase any shares of Common Stock pursuant to the Rights Offering. In addition, no minimum amount of proceeds is required for the Company to consummate the Rights Offering. Accordingly, no assurances can be given as to the amount of gross proceeds that the Company will realize from the Rights Offering. See "Purpose of the Rights Offering and Use of Proceeds," "The Rights Offering," and "Plan of Distribution."

Dilution: Discount from Market Price. Holders who do not exercise their Subscription Privileges in full will realize a dilution in their percentage voting interest and ownership interest in future earnings, if any, of the Company to the extent that Rights are exercised by other Holders. In addition, the Subscription Price represents a 31% discount from an independent valuation of the Company, as of April 30, 1998, which generated a valuation of approximately $1.44 per share, as determined by American Express Tax and Business Services, Inc. and could result in a reduction in the market price for the Company's Common Stock.

Absence of Public Market for Common Stock. There is currently no public market for the Common Stock. The Company has applied to list the Rights and the Underlying Shares of Common Stock issuable upon exercise of the Rights on the OTC under the symbols "OHSI R" and "OHSI," respectively. The Company believes that the Rights will commence trading on or about August 27, 1998. There can be no assurance that an efficient market for the Rights will develop or, if developed, be maintained. In addition, there can be no assurance as to the prices at which trading in Common Stock will occur after the Spin-Off or that an active trading market in the Common Stock will develop or be sustained in the future. In the event no active trading market develops for the Common Stock, holders of Common Stock may not be able to sell their shares promptly at a reasonable price. Accordingly, Rights holders and holders of Common Stock should consider the Common Stock a long-term investment.

Possible Extension of Expiration Date. The Company has reserved the right to extend the Expiration Date at its sole discretion. Funds deposited in payment of the Subscription Price may not be withdrawn and no interest will be paid thereon to Holders. See "The Rights Offering - Expiration Date."


        FOR ALL OF THE FOREGOING REASONS AND OTHERS SET FORTH IN THIS PROSPECTUS, THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. ANY PERSON CONSIDERING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS PROSPECTUS. THESE SECURITIES SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD A TOTAL LOSS OF THEIR INVESTMENT IN THE COMPANY.

                                   THE COMPANY


        The Company is a development stage enterprise organized to develop, market and administer a healthcare benefits program which is designed to provide members with expanded access to alternative care practitioners and premium wellness programs under discounted or insured methods of payment. The Company develops physician networks comprised of traditional medical and ancillary providers and alternative (or complementary) care providers under Independent Provider Agreements. The Company combines the benefits of a traditional physician network, an alternative therapy network, and brand name wellness products, including SMOKENDERS(TM) and Nutri/Systems(TM), into an integrated healthcare service product for health care insurance purchasers, government agencies, HMOs, or individuals. The Company's objective is to become a nationally recognized developer and manager of traditional and alternative care provider networks and the management of the health care benefits associated with those individuals enrolled under such benefit plans. As of May 31, 1998, the Company has individual or group Provider comprising 2,991 provider locations including primary care, specialty and ancillary, and alternative care.

        Effective March 1, 1998, the Company signed two HMO agreements. The Company currently provides management services to the HMOs and their enrollees including provisions of the traditional medical network, provider credentialing and claims payment. The agreements call for the provision of expanded services to include utilization management, quality assurance and peer review. Letters of Intent have also been signed by these HMOs to incorporate the alternative care product for delivery to their enrollees.

        During July 1998, the Company signed its third HMO contract. Under this agreement, the Company provides and manages its provider network for HMO members and administers claims as a TPA (Third Party Administrator) on behalf of the HMO for the Company's providers. This contract services the HMOs approximately 13,000 members in Central and South Florida.

        These three HMO agreements are currently managed by the Company under fee-for-service arrangements such that the Company is not at financial risk for the medical claim portion of services provided.

        Also in July, 1998, the Company signed its first employer group with approximately 200 employees. The employees and their dependents have the opportunity to purchase discounted network access to the Company's complementary alternative care network. The Company continues to conduct presentation and enrollment meetings with employer groups to market and sell these products.

        The Company believes that their development of a discounted fee network access card (the "Wellness Passport") and the integration of alternative and traditional providers address three significant healthcare concerns: limited provider access under insurance plans, cost containment, and underinsured populations. Employers and insurers continue to struggle over healthcare cost containment and improving health. The demand for products that improve health and lower costs continues to escalate. The ability to bring in wellness-focused programs and practitioners under an affordable price is in demand. The additional ability to lower overall healthcare expenditures based on improved outcomes increase the potential viability of the Company's product sales. The Employee Benefit Research Institute estimates that in 1995 approximately 40 million (17%) Americans under the age of 65 had no health insurance. Employers continue to reduce health care benefits based on lack of affordability. The Company's products provides them with value added benefits at little or no costs. It also provides individuals who cannot pay some of these out-of-pocket treatments an affordable option utilizing our discounted programs. The products will be marketed through in-house representatives, independent brokers, agents and marketing organizations to individuals, employer groups, government programs, traditional insurers, and HMOs who may either purchase or offer the program for their employees and members.

        The Company was incorporated in the State of Delaware in May 1997. The Company's principal offices are located at 17757 U.S. Highway 19 North, Suite 470, Clearwater, Florida 33764 and its telephone number is (727) 536-9956. The Company's web site is http://www.optimum-health.net.


INDUSTRY BACKGROUND

        Until recently healthcare in the United States has been comprised of a fragmented system of health providers including individuals and small groups of physicians. The advent of managed care has created new large-scale provider systems such as IPAs, PHOs, PSOs and PPMs. The entities typically operate as a Management Services Organization. The Management Services Organization (MSO) industry has developed throughout the 1990's where it is a multi-billion dollar industry with several publicly traded organizations. These companies perform administrative and medical management services for managed care organizations and self-insured populations. They operate as single specialty carve-out networks such as dental, vision and mental health and multi-specialty networks for managing all lines of healthcare services. The advent of Provider Sponsored Organizations (PSO) legislation for servicing the Medicare population will create more public awareness of these companies, which currently operate, with a low level of recognition. The application of this model as it relates to alternative healthcare and alternative medicine is relatively new. These strategies have not been applied to this fragmented model of non-traditional healthcare. Until recently, the demand for these services and for companies providing these services on a large scale, with the exception of chiropractic services had not been known. The 1993 Eisenberg study, which showed 1 in 3 Americans access alternative care and that it was an estimated $15 billion dollar industry, spurred new growth in the industry. Two major events led to greater awareness and demand. First, two best selling books by Author Dr. Andrew Weil on alternative healthcare treatments and his being named one of Time Magazine's most influential people in the United States in 1997. Second, Oxford Health Plan's integration of an alternative healthcare product into managed care.


        While public demand and awareness is high, cohesive, quality delivery systems for these services have not been available. The healthcare industry is looking for alternative healthcare models which parallel the utilization management, credentialing, quality and payment systems typically associated with traditional health care. These have not been available. Payors are seeking to outsource this product in a manner similar to dental, mental health and vision benefits to companies focused on delivering the service. The ability to create these delivery systems and have them meet the rigorous quality standards of a traditional delivery systems is the challenge and the goal of this industry, and specifically, the Company.


        On May 20th, 1998 the Journal of the American Medical Association published the results of their alternative care study which estimated that 40% of those surveyed use alternative care. The Company believes that the discounted alternative care program and the integration of alternative and traditional providers address three significant healthcare concerns: limited provider access under insurance plans, cost containment, and underinsured populations. Employers and insurers continue to struggle over healthcare cost containment and improving health. The demand for products that improve health and lower costs continues to escalate. The ability to bring in wellness-focused programs and practitioners under an affordable price is increasingly in demand. The additional ability to lower overall healthcare expenditures based on improved outcomes increased the viability of Company sales. The Employee Benefit Research Institute estimates that in 1995 approximately 40 million (17%) Americans under the age of 65 had no health insurance. Employers continue to reduce health care benefits based on lack of affordability. The Company's products provides them with value added benefits at little or no cost. It also provides individuals who cannot pay some of these out-of- pocket treatments an affordable option utilizing our discounted programs. The products will be marketed through in-house representatives, independent brokers, agents and marketing organizations to individuals, employer groups, government programs, traditional insurers, and HMOs who may either purchase or offer the program for their employees and members.


COMPETITION

        The alternative care and management services industry is competitive. At this time there are no major national provider of alternative health care services. The Company competes with regional and local providers for alternative care and wellness services. Furthermore, the Company competes with traditional managers of health care services such as hospital and HMOs for the recruitment of providers. While competition is generally based on cost and quality of services, it is not possible to predict the extent of competition that present or future activities of the Company will encounter because of changing competitive conditions, changes in laws and regulations, government budgeting, technological, and economic developments and other factors. There are certain companies, including hospitals and insurers, which are expanding their presence in the alternative care and wellness program areas and have access to greater financial resources than the Company.

OPERATING STRATEGY

        The Company incorporates a strategy that applies the knowledge and methods used for traditional health services to alternative health care. The Company develops both traditional and alternative healthcare networks for incorporation under a traditional setting of care. Through the application of traditional standards and provider criteria to alternative health care providers and services it is easier to integrate alternative care into current health care delivery system structures. Providing management services for both traditional and alternative care products allows payors to be more willing to contract with the Company over competitors. Management believes it has demonstrated knowledge of the current systems that allow for more acceptance of its alternative care product because it understands and addresses the issues commonly raised by payors in the integration of alternative care in a traditional health care setting. Through the incorporation of alternative health care and wellness programs the Company intends to improve health outcomes and lower overall health care costs. These savings will result in increased profitability of traditional lines of business and demand for alternative care products.

        The Company has developed a discounted PPO product of complementary alternative care providers, products and services, including the Wellness Passport card, which the Company recently introduced in the local Florida market. In July, 1998, the Company signed its first employer group with approximately 200 employees.

        The Company intends to develop a more comprehensive stand-alone insured product (versus a discounted network product) of complementary alternative care products and services. As such, the Company intends to submit to the State of Florida for licensure as a Pre-Paid Limited Health Services Organization ("PLHSO") in order to deliver this insured product. Under current Florida law, the Company may apply for its PLHSO license to provide chiropractic and mental health benefits on an insured basis and the Company hopes to augment this with a discounted alternative care network.


OPTIMUM HEALTH SERVICES BENEFITS

        Members: Provision of access to credentialed alternative health care and wellness products and services on a discounted fee-for-service basis at the point of purchase, the Company believes the Wellness Passport will be attractive to Members because of its flexibility and ease of use. Membership in the Wellness Passport program will be unrestricted, thereby providing potential benefits to individuals who, because of their medical history, age or occupation, or lack of healthcare coverage of these services are otherwise unable to obtain such benefits. The Wellness Passport can be used as often as each participant wishes. In addition, in the non-insured care programs Members have little or no paperwork or claims to prepare, no waiting periods, and no prior authorizations. Moreover, in certain cases, membership in the Company's programs will entitle Members to benefits that would otherwise be unavailable or difficult to obtain such as our mail order natural supplements program which is currently being developed. In addition, where a Member may already have a Wellness Passport, it will entitle Members to various discounted products and services that would typically be excluded from traditional health care insurance. Our in-house medical and health economics expertise allow us to integrate this program to meet the needs of insurers and managed care payors. In addition, it provides members with low cost care to large numbers of healthcare practitioners. This is a commodity in today's restrictive managed care provider networks

        Providers and Networks. The Company believes that health care providers will be attracted to the Company's program because it will enable them to obtain additional patients who are Members while allowing Providers to retain their existing patient base. In addition, it will open new insurance markets for providers not previously accessible. Although Members generally pay fees and charges less than those of non- Members, the incremental business from Members is an important revenue source for Providers, with little or no increase in their overhead costs. However, there can be no assurance that Providers will continue to participate in the Networks even if their participation results in such an increase in revenues since the Member portion of their business may be relatively less profitable. In addition, the Company believes that its program will be attractive to provider networks because it may increase the likelihood that Providers will affiliate with provider networks in order to have access to Members, and accordingly, provider networks may realize increased revenues from such affiliations and it may provide a new patient base.

        Sponsors. The Company believes that the Wellness Passport will assist Sponsors in their efforts to attract and retain employees by enabling them to offer a more complete health care benefits package. Similarly, as competition between HMOs for participants continues to intensify, the Company believes that The Wellness Passport will enable HMOs to offer a more complete, and therefore more attractive, array of potential health care benefits. In addition, due to the low cost of the Wellness Passport, Sponsors may even choose to offer it to part-time employees, who often are not eligible, for health care benefits offered to full- time employees. Moreover, because the Wellness Passport may be offered as a discount card and not an insurance product, Sponsors can offer discounts to their employees or members without bearing any economic risk over the annual cost of the Wellness Passport. It also may increase productivity and decrease absenteeism. As an insured benefit it may reduce the utilization of high cost medical services ultimately lowering insurance premiums while increasing employee satisfaction. In addition, this satisfaction will increase HMO/ insurance enrollment.

                                 USE OF PROCEEDS

The net proceeds to the Company from the sale of the Securities offered hereby (assuming an offering price of $1.00 per Share and 1,000,000 shares sold), after deduction of underwriting discounts and other estimated offering expenses, are estimated to be approximately $950,000. The Company intends to utilize such net proceeds as follows:


                                                                   Approximate
                                                                      Dollar       Approximate
                                                                      Amount        Percentage
                                                                      ------        ----------

Working capital and general corporate purposes (1)................... $950,000         100.0%
                                                                      --------         -----

----------

(1) The net proceeds allocated to working capital will be used by the Company to fund operations as required including amounts required to pay professional fees, office-related expenses, management information system enhancements, marketing expenses and other corporate expenses. The Company reserves the right to change the amount of such net proceeds that will be used for any purpose to the extent that management determines that such change is advisable. Consequently, management of the Company will have broad discretion in determining the manner in which the net proceeds of the Rights Offering are applied.

The Company anticipates, based on current plans and assumptions relating to its operations, that the net proceeds of the Rights Offering (assuming the Rights are fully exercised), together with the $200,000 advance from CWC and anticipated net cash from operations should be sufficient to satisfy the Company's cash requirements for at least the 12 months after the date of this Prospectus. Proceeds not immediately required for the purposes described above will be invested in short-term, investment grade, interest-bearing government obligations.


It is anticipated that the net proceeds to Company will be approximately $950,000 if all Underlying Shares are purchased in the Rights Offering. If less than all of the Underlying Shares are purchased, the proceeds will be correspondingly reduced.

                                 CAPITALIZATION


The following table sets forth as of May 31, 1998 the capitalization of the Company (i) on an actual basis and (ii) as adjusted to give effect to (a) the sale by the Company of the Securities offered hereby (at an assumed offering price of $1.00 per Share and 1,000,000 Shares sold) and the initial application of the estimated net proceeds therefrom, (b) the $200,000 advance by CWC in exchange for a $200,000 senior secured note and (c) exercise of 37,623 options by management which were granted on June 1, 1997. See "Use of Proceeds, "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Securities." This table should be read in conjunction with the Consolidated Financial Statements and the notes thereto which are included elsewhere in this Prospectus.


                                                                   May 31, 1998
                                                          ------------------------------
                                                              Actual       As Adjusted
                                                          ------------------------------
Long Term Debt:
   Note Payable to CWC                                         $     --         $200,000
                                                          ------------------------------

Stockholders' equity

Common stock, $.01 par value per share; 10,000,000 shares authorized;
212,716 shares issued and outstanding, actual; 1,250,339 shares issued
and outstanding, as adjusted                                      2,127           12,503

Additional paid-in capital                                      828,473        1,769,397

Notes receivable from stockholders                                   --           (1,300)

Deficit accumulated during the development stage               (692,519)        (692,519)
                                                          ------------------------------

Total stockholders' equity                                     $138,081       $1,088,081
                                                          ------------------------------

Total capitalization                                           $138,081       $1,288,081
                                                          ==============================




                                 DIVIDEND POLICY


        The Company has never declared or paid dividends, and does not intend to pay any dividends in the foreseeable future on shares of Common Stock. Earnings of the Company, if any, are expected to be retained for use in expanding the Company's business. The payment of dividends is within the discretion of the Board of Directors of the Company and will depend upon the Company's earnings, if any, capital requirements, financial condition and such other factors as are considered to be relevant by the Board of Directors from time to time.

                                    DILUTION


        At May 31, 1998, the Company had a net tangible book value of $138,081 or $0.65 per share of Common Stock. Net tangible book value per share is equal to the Company's total tangible assets less its total liabilities, divided by the total number of shares of its Common Stock outstanding. After giving effect to the sale of the shares of Common Stock offered hereby at an assumed offering price of $1.00 per share and the initial application of the net proceeds therefrom (after deducting estimated expenses of the Rights Offering), and exercise of 37,623 options by management which were granted on June 1, 1997, the pro forma net tangible book value of the Company at May 31, 1998 would have been $1,088,081 or $0.87 per share of Common Stock, representing an immediate dilution of $0.13 per share (or approximately 13%) to the new investors, as illustrated by the following table:


Initial public offering price per share                                                                $1.00
Net tangible book value per share prior to this offering                              $0.65
Increase per share attributable to new investors                                      $0.22
                                                                           ----------------
Pro forma net tangible book value per share after this offering                                        $0.87
                                                                                           ------------------
Dilution per share to new investors                                                                    $0.13
                                                                                           ==================

The following table sets forth, as of the date of this Prospectus, the number of shares of Common Stock purchased from the Company, the total consideration paid, and the average price per share paid by existing stockholders and by new investors purchasing shares sold by the Company in the Rights Offering.



                                                 Shares Purchased                 Total Consideration             Average
                                        ---------------------------------------------------------------------      Price
                                              Number          Percent           Amount           Percent         Per Share
                                        ---------------------------------------------------------------------------------------
Existing Stockholders                         250,339             20.0%        $100,000               9.1%             $0.40

New Investors                               1,000,000             80.0%      $1,000,000              90.9%             $1.00
                                        ------------------------------------------------------------------

Total                                       1,250,339            100.0%      $1,100,000             100.0%
                                        ------------------------------------------------------------------






(1) Does not include 65,000 shares issuable upon exercise of outstanding options under the Company's 1998 Stock Option Plan and 310,000 shares reserved for issuance upon exercise of options available for grant under such plan. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Management -- Stock Option Plans" and "Description of Securities."

(2) Does not include 100,000 shares issuable upon exercise of outstanding Warrants issued in connection with the reclassification of certain operating funds previously advanced to the Company by Complete Wellness Centers, Inc.. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Management -- Stock Option Plans" and "Description of Securities."

(3) Does not include 5,000 shares issuable upon exercise of outstanding Operating Warrants granted on the Spin- Off date pursuant to the Intercompany Agreement. See "Rights Offering" and "The Intercompany Agreement".

                             SELECTED FINANCIAL DATA


        The following table sets forth selected financial data of the Company for each of the periods indicated. The selected financial data of the Company for the period from June 1, 1997 (date of inception) to December 31, 1997 are derived from the Consolidated Financial Statements of the Company which have been audited by Ernst & Young LLP, independent certified public accountants. The selected financial data for the five-month period ended May 31, 1998 are unaudited and were prepared by management of the Company on the same basis as the audited Consolidated Financial Statements appearing elsewhere in this Prospectus. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the consolidated financial position at May 31, 1998 and the consolidated results of operations for the five month period then ended. The results for the five-month period ended May 31, 1998 are not necessarily indicative of the results to be expected for the year ending December 31, 1998 or future periods. All of the information set forth below should be read in conjunction with the Consolidated Financial Statements of the Company and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.


                                                     PERIOD FROM JUNE 1,
                                                       1997 (DATE OF
                                                       INCEPTION) TO          FIVE MONTH
                                                        DECEMBER 31,         PERIOD ENDED
                                                            1997             MAY 31, 1998
                                                     -------------------  -------------------
Statement of Operations Data:
Operating Revenue:
   Managed Care                                        $              -    $           1,739
   Other                                                          1,140                1,408
                                                     -------------------  -------------------
Total Revenue                                                     1,140                3,147
                                                     -------------------  -------------------

Operating Expenses:
   Medical services expense                                           -                1,428
   Personnel costs                                              261,402              245,011
   Professional fees                                              1,916               22,928
   Rent                                                           7,789               19,832
   Marketing and network development                             20,582               34,181
   General and administrative                                    36,974               39,816
   Depreciation and amortization                                  2,276                2,671
                                                     -------------------  -------------------
Total operating expenses                                        330,939              365,867
                                                     -------------------  -------------------
Loss before income taxes                                       (329,799)            (362,720)
Income taxes                                                          -                    -
                                                     -------------------  -------------------
Net loss                                              $        (329,799)   $        (362,720)
                                                     ===================  ===================
Basic and diluted loss per common share               $           (1.52)   $           (1.67)
                                                     ===================  ===================
Weighted average number of common
   shares outstanding                                           217,057              216,596
                                                     ===================  ===================

Pro forma basic & diluted loss per
   common share (1)                                   $           (0.26)   $           (0.29)
                                                     ===================  ===================
Pro forma weighted average number of
   common shares outstanding(1)                               1,254,680            1,254,219
                                                     ===================  ===================

                                                                        MAY 31, 1998
                                                       ---------------------------------------
                                                           ACTUAL          AS ADJUSTED (1)
BALANCE SHEET DATA:                                    --------------    ---------------------
Working capital                                          $ 105,166          $ 1,255,166
Total assets                                               187,830            1,337,830
Total liabilities                                           49,749              249,749
Stockholders' equity                                       138,081            1,088,081

------------

(1) Adjusted to give effect to the sale of the Securities offered hereby (at an assumed offering price of $1.00 per Share and 1,000,000 Shares sold) of the net proceeds therefrom and the $200,000 proceeds from issuance of a senior secured note to CWC (See "Use of Proceeds") and the exercise of 37,623 options by management which were granted on June 1, 1997.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS



GENERAL


        The Company was established on May 23, 1997 as a joint venture between Complete Wellness Centers, Inc. and five senior managers from the health care industry. The Company was incorporated in the State of Delaware on May 23, 1997 and filed as a foreign corporation to conduct business in the State of Florida on July 31, 1997. Additionally, the Company organized and incorporated Optimum Health Services of Florida, Inc. ("OHSOF") (formerly known as Complete Wellness Independent Physician Association of Florida, Inc), in the State of Florida, on June 5, 1997 as a wholly owned subsidiary. The business activities conducted since inception have generally been through OHSOF and are presented herein on a consolidated basis as the Company.

        The Company combines the benefits of a traditional physician network, an alternative therapy network, and brand name wellness products into an integrated healthcare service product for health care insurance purchasers, government agencies, HMOs, or individuals. The Company's products provide the consumer the ability to obtain these services in an integrated package or as a stand-alone benefit. Employers may offer these benefits to their employees as an insured benefit or an out-of-pocket, discounted, preferred provider product. In addition, the Company develops disease management programs utilizing these modalities in conjunction with conventional treatments and programs. The Company incorporates wellness products and services into its product packages. OHS has the exclusive right of first refusal to market SMOKENDERS(TM) and Nutri/Systems(TM) products where applicable. The Company has begun marketing its alternative care programs and products directly to individual consumers.

        Creating a system of alternative care under a setting that is familiar to the consumer creates confidence in the services and increases demand. The creation of these medically oriented alternative care networks provides for convenient provider access for consumers to quality alternative care providers. Partnering with alternative care providers, rather then acquiring them, creates incentive for the providers to deliver high quality, cost effective care. The Company provides the member and provider administrative support services typically found in HMOs to ensure the delivery of a quality product for this new health system. The Company's development of broad networks mirroring traditional provider panel standards is one of the only large-scale initiatives in the U.S.


        As of May 31, 1998, the Company has approximately 1900 physicians under contract. There are approximately 276 alternative care therapists under contract and an additional 225 expected by third quarter 1998. The Company holds management service contracts with 3 HMOs, a Letter of Intent to contract with an additional HMO for MSO services, and in negotiations with several other HMOs, companies, and/or government agencies with target implementation dates of 1998 should such negotiations be successful.


        Statements included in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" Section, and in other sections of this Report and in future filings by the Company with the Securities and Exchange Commission, in the Company's prior and future press releases and in oral statements made with the approval of an authorized executive which are not historical or current facts are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties that could cause actual results to differ materially from those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. There are important risk factors that in some cases have affected and in the future could affect the Company's actual results and could cause the Company's actual financial and operating performance to differ materially from that expressed in any forward-looking statement. The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and notes appearing elsewhere in this report.

RESULTS OF OPERATIONS

        Managed Care Revenue. During the seven month period from inception to December 31,1997 and the five month period ended May 31, 1998 the Company had revenues of $0 and $1,739 respectively. During this period the Company has been a development stage enterprise and has centered its activity on developing a provider network. The $1,739 in revenue for the period ended May 31, 1998 was comprised of contracted fees for primary care services.

        Medical Service Expenses. During the seven month period from inception to December 31, 1997 and the five month period ended May 31,1998 the Company incurred costs of $0 and $1,428 respectively. These costs are associated with the capitated payments for primary care services.

        Personnel Costs. During the seven month period from inception to December 31, 1997 and the five month period ended May 31, 1998, the Company incurred personnel costs of $261,402 and $245,011 respectively. These cost include employee compensation, employee benefits, payroll taxes and temporary help. The increase in 1998, on an annualized basis, is due to the hiring of additional employees in connection with developing the provider network and credentialing the provider network.


        Professional Fees. During the seven month period from inception to December 31, 1997 and the five month period ended May 31, 1998, the Company incurred professional fees of $1,916 and $22,928 respectively. Professional fees primarily consist of contracted Medical Doctors and credentialing professionals. The increase in 1998, on an annualized basis, is due to retaining a part-time Medical Director on an independent contractor basis and increased activity of the credentialing committee, for which members are paid a per meeting hourly fee.


        Rent. During the seven month period from inception to December 31, 1997 and the five month period ended May 31, 1998, the Company incurred rent expenses of $7,789 and $19,832 respectively. Rent consists of amounts paid for office space and certain furniture and equipment used by the Company. The increase in 1998, on an annualized basis, is due to increased office space rented and additional furniture rented, both due to overall Company growth.

        Marketing and Network Development. During the seven month period from inception to December 31, 1997 and the five month period ended May 31, 1998, the Company incurred marketing and network development expenses of $20,582 and $34,181 respectively. These costs include automobile expenses, travel and entertainment, printing costs, marketing expenses, and certain fees and expenses associated with credentialing the provider network. The increase in 1998, on an annualized basis, is primarily due to expanded network recruiting efforts, increase in number of providers being credentialed and the development of additional marketing materials.

        General and Administrative. During the seven month period from inception to December 31, 1997 and the five month period ended May 31, 1998, the Company incurred general and administrative expenses of $36,974 and $39,816 respectively. These costs include, among others, dues and subscriptions, office supplies, postage, repairs and maintenance, telephone and communications. The overall expenses, as well as the increase in 1998, are related to infrastructure development, overall growth in the network development and credentialing functions, and increased personnel.

        Depreciation and Amortization. During the seven month period from inception to December 31, 1997 and the five month period ended May 31, 1998, the Company incurred depreciation and amortization expenses of $2,276 and $2,671 respectively. The annualized increase in depreciation resulted from the addition of computer equipment, which tend to have depreciable lives of five years. Amortization is related to the purchase of credentialing software in 1997.

SEASONALITY

        The Company believes that its network development activities and payor negotiating are not significantly affected by seasonality.

LIQUIDITY AND CAPITAL RESOURCES

The Company has experienced net losses, negative cash flow and an accumulated deficit each month since its inception. For the period from June 1, 1997 (date of inception) to December 31, 1997 and for the five month period ended May 31, 1998 the Company had incurred a net loss of $329,799 and of $362,720, respectively. At May 31, 1998, the Company had working capital of $105,166 and an accumulated deficit of $692,519. Net cash used in operations for the period from June 1, 1997 (date of inception) to December 31, 1997 and for the five month period ended May 31, 1998 was $280,881 and $360,971, respectively. Negative cash flow for each period was attributable to net losses in each of the periods during company development. For the period from June 1, 1997 (date of inception) to December 31, 1997 and for the five month period ended May 31, 1998, the Company used $29,723 and $8,139, respectively, for purchases of equipment, software and other assets. From June 1, 1997 to May 31, 1998 development costs, capital expenditures and working capital needs of the Company have been financed through cash contributions of the Managers and significant cash contributions by Complete Wellness Centers, Inc.


        The Company intends to finance its continued development and expansion strategy with the net proceeds of this Offering. Management believes that the net proceeds of this Rights Offering (assuming the Rights are fully exercised) together with the $200,000 advance from CWC and anticipated net cash from operations will be sufficient to finance the Company's activities for at least 12 months following the date of this Prospectus; however, there can be no assurance that such net proceeds and cash from operations will be sufficient to finance the Company's activities for such period. See "Risk Factors -- Possible Need for Additional Financing," "Use of Proceeds," and "-- General."

        In August, 1998, the Company will expand to approximately 4,000 square feet of space for its operations and executive offices in Pinellas County, Florida. See "Business -- Property."


NET OPERATING LOSSES


        The Company generated a net operating loss carryforward for federal income tax purposes of approximately $329,000 during the period from June 1, 1997 (date of inception) to December 31, 1997 which expires in 2012. During the five-month period ended May 31, 1998, the Company generated a net operating loss carryforward of $361,000 that expires in 2018. A full valuation allowance has been established to offset any benefit from the net operating loss carryforwards, since based on the weight of the evidence, it is more likely than not that some portion or all of the net operating loss carryforwards will not be realized. These carryforwards may be significantly limited under the Internal Revenue Code of 1986, as amended, as a result of ownership changes resulting from this Rights Offering and other equity offerings of the Company.

                                    BUSINESS

GENERAL


        The Company develops physician networks comprised of traditional medical and ancillary providers and alternative (or complementary) care providers under independent Provider Agreements. The Company combines the benefits of a traditional physician network, an alternative therapy network, and brand name wellness products into an integrated healthcare service product for health care insurance purchasers, government agencies, HMOs, or individuals. The Company's objective is to become a nationally recognized developer and manager of traditional and alternative care provider networks and the management of the health care benefits associated with those individuals enrolled under such benefit plans. As of May 31, 1998, the Company has individual or group Provider Agreements (or letters of intent) comprising 2,991 provider locations including primary care, specialty and ancillary, and alternative care.

The Company was incorporated in the State of Delaware in May 1997. The Company's principal offices are located at 1757 U.S. Highway 19 North, Suite 470, Clearwater, Florida 33764 and its telephone number is (727) 536-9956. The Company's web site is: http://www.optimum-health.net.


INDUSTRY BACKGROUND


        Until recently healthcare in the United States has been comprised of a fragmented system of health providers including individuals and small groups of physicians. The advent of managed care has created new large-scale provider systems such as IPAs, PHOs, PSOs and PPMs. The entities typically operate as a Management Services Organization. The Management Services Organization (MSO) industry has developed throughout the 1990's where it is a multi-billion dollar industry with several publicly traded organizations. These companies perform administrative and medical management services for managed care organizations and self-insured populations. They operate as single specialty carve-out networks such as dental, vision and mental health and multi-specialty networks for managing all lines of healthcare services. The advent of Provider Sponsored Organizations (PSO) legislation for servicing the Medicare population will create more public awareness of these companies which currently operate with a low level of recognition. The application of this model as it relates to alternative healthcare and alternative medicine is relatively new. These strategies have not been applied to this fragmented model of non-traditional healthcare. Until recently, the demand for these services and for companies providing these services on a large scale, with the exception of chiropractic services, had not been known. The 1993 Eisenberg study, which showed 1 in 3 Americans access alternative care and that it was an estimated $15 billion dollar industry, spurred new growth in the industry. Two major events led to greater awareness and demand. First, two best selling books by Author Dr. Andrew Weil on alternative healthcare treatments and his being named one of Time Magazine's most influential people in the United States in 1997. Second, Oxford Health Plan's integration of an alternative healthcare product into managed care.


        While public demand and awareness is high, cohesive, quality delivery systems for these services have not been available. The healthcare industry is looking for alternative healthcare models which parallel the utilization management, credentialing, quality and payment systems typically associated with traditional health care. These have not been available. Payors are seeking to outsource this product in a manner similar to dental, mental health and vision benefits to companies focused on delivering the service. The ability to create these delivery systems and have them meet the rigorous quality standards of a traditional delivery systems is the challenge and the goal of this industry, and specifically, the Company.


OPERATING STRATEGY

        The Company incorporates a strategy that applies the knowledge and methods used for traditional health services in alternative health care. The Company develops both traditional and alternative healthcare networks for incorporation under a traditional setting of care. Through the application of traditional standards and provider criteria to alternative health care providers and services it is easier to integrate alternative care into current health care delivery system structures. Providing management services for both traditional and alternative care products allows payors to be more willing to contract with the Company over competitors. Management believes it has demonstrated knowledge of the current systems that allow for more acceptance of its alternative care product because it understands and addresses the issues commonly raised by payors in the integration of alternative care in a traditional health care setting. Through the incorporation of alternative health care and wellness programs the Company intends to improve health outcomes and lower overall health care costs. These savings will result in increased profitability of traditional lines of business and demand for alternative care products.


        The Company has developed a discounted PPO product of complementary alternative care providers, products and services, including the Wellness Passport card, which the Company recently introduced in the local Florida market. In July, 1998, the Company signed its first employer group with approximately 200 employees.

        The Company intends to develop a more comprehensive stand-alone insured product (versus a discounted network product) of complementary alternative care products and services. As such, the Company intends to submit to the State of Florida for licensure as a Pre-Paid Limited Health Services Organization ("PLHSO") in order to deliver this insured product. Under current Florida law, the Company may apply for its PLHSO license to provide chiropractic and mental health benefits on an insured basis and the Company hopes to augment this with a discounted alternative care network.



OPTIMUM HEALTH SERVICES BENEFITS


        Members: Provision of access to credentialed alternative health care and wellness products and services on a discounted fee-for-service basis at the point of purchase, the Company believes the Wellness Passport will be attractive to Members because of its flexibility and ease of use. Membership in the Wellness Passport program will be unrestricted, thereby providing potential benefits to individuals who, because of their medical history, age or occupation, or lack of healthcare coverage of these services are otherwise unable to obtain such benefits. The Wellness Passport can be used as often as each participant wishes. In addition, in the non-insured care programs Members have little or no paperwork or claims to prepare, no waiting periods, and no prior authorizations. Moreover, in certain cases, membership in the Company's programs will entitle Members to benefits that would otherwise be unavailable or difficult to obtain such as our mail order natural supplements program which is currently being developed. Where a Member may already have the Wellness Passport, it will entitle Members to various discounted products and services that would typically be excluded from traditional health care insurance. Our in-house medical and health economics expertise allow us to integrate this program to meet the needs of insurers and managed care payors. In addition, it provides members with low cost care to large numbers of healthcare practitioners. This is a commodity in today's restrictive managed care provider networks


        Providers and Networks. The Company believes that health care providers will be attracted to the Company's program because it will enable them to obtain additional patients who are Members while allowing Providers to retain their existing patient base. In addition, it will open new insurance markets for providers not previously accessible. Although Members generally pay fees and charges less than those of non-Members, the incremental business from Members is an important revenue source for Providers, with little or no increase in their overhead costs. However, there can be no assurance that Providers will continue to participate in the Networks even if their participation results in such an increase in revenues since the Member portion of their business may be relatively less profitable. In addition, the Company believes that its program will be attractive to provider networks because it may increase the likelihood that Providers will affiliate with provider networks in order to have access to Members, and accordingly, provider networks may realize increased revenues from such affiliations and it may provide a new patient base.

        Payors. The Company believes that the Wellness Passport will assist payors in their efforts to attract and retain employees by enabling them to offer a more complete health care benefits package. In addition, due to the low cost of the Wellness Passport , payors may even choose to offer it to part-time employees who often are not eligible for health care benefits offered to full-time employees. Moreover, because the Wellness Passport may be offered as a discount card and not an insurance product, payors can offer discounts to their employees or members without bearing any economic risk over the annual cost of the Wellness Passport. It may also increase productivity and decrease absenteeism. Similarly, as competition between HMOs for participants continues to intensify, the Company believes that the Wellness Passport will enable HMOs to offer a more complete and therefore more attractive array of potential health care benefits. As an insured benefit it may reduce the utilization of high cost medical services ultimately lowering insurance premiums while increasing employee satisfaction. In addition, this satisfaction could lead to increased HMO or other payor enrollments.



EXPANSION STRATEGY

        The Company intends to expand its contracting efforts from Florida to states that have pro-alternative care legislation and consumer demand. As demand is increased market expansion efforts will grow. At this time, The Company is currently operating in Central and South Florida.


SERVICES AND OPERATIONS

Provider Services Department


        The Company has a division of network recruiters and provider services representatives who recruit and service contracted providers in areas which are underserved by most managed care plans. The most important issues that face providers today are fair compensation and servicing their day to day operational issues. The Company's Department of Provider Services are able to meet these challenges where most managed care plans historically have been unsuccessful.


Network Recruitment


        The Company's network management division includes the network development and strategic planning for the recruitment of affiliated providers. The Company structures and negotiates risk-bearing contracts on behalf of the affiliated providers. The main goal of this division is provider recruitment. The Company typically establishes an MSO relationship with an independent practitioner, providing administrative support services for the providers. The Company has built an integrated provider network consisting of traditional practitioners and complementary alternative care therapist. The traditional network consists of primary care physicians (internal medicine, family practice, general medicine and pediatricians), specialty and ancillary providers. The complementary alternative care network consists of providers, such as; acupuncture, licensed massage therapist, dietitians/nutritionist, yoga/tai chi and chiropractic. It is our intention to continue expanding these modalities, especially in Alternative care. The affiliated provider is responsible for completing a credentialing application and provider agreement in the process. The contractual arrangement is non- exclusive and no risk to the provider. There are numerous advantages for providers to join our network, such as: the Company eliminated the administrative burden of individually credentialing, and negotiating agreements directly with each new payor. There is no fee to join our network. The reimbursement to the affiliated providers is flexible and competitive.



Provider Services


        The goal of the Provider Service Representatives is to build a strong relationship by servicing each affiliated provider. A typical payor focuses on sales, where the Company's focus is on servicing the affiliated providers. Therefore, as a servicing arm, we enhance the relationship between the provider and payor. All network providers have had face to face meetings with the Company's representative. During these meetings, the providers are educated on the Company 's philosophy and intent to build a truly integrated medical delivery system. The credentialing process is in accordance with NCQA guidelines. After the provider's credentials are approved, an in-service is conducted to educate our affiliated providers on the operational procedure of the Company. The provider services representatives are available for a monthly meeting, follow-up training and day to day telephone support as needed.

Sales and Marketing


        The Company intends to rely primarily upon the services of in-house staff, independent sales representatives, including brokers, agents, consumer marketing organizations and associations, to market the Wellness Passport card. The Company anticipates that such arrangements will generally provide for a commission based upon a percentage of sales of the Wellness Passport, which commission is expected to range from 10% to 50% of the aggregate sales price. The Company believes that there are a large number, of independent brokers and other agents nationwide with whom the Company may establish relationships. The Company intends to continue to contract with additional independent brokers in the future and believes that certain of its Network's may provide the Company with access to additional independent brokers. In addition, the Company maintains an in-house sales force that currently consists of three salespersons, and the Company intends to hire additional salespersons as needed in the near term.


        The Company intends to market the Wellness Passport card to corporations, insurance carriers, third party administrators, corporations, HMOs, preferred provider organizations, reinsurers, government agencies and unions, which have, or have access to, a large number of potential Members. The Company believes that its use of independent brokers and third party administrators will not only provide immediate access to specific organizations with potential Members.

The Company anticipates that payors will either fund the Wellness Passport on behalf of their members or employees so that every eligible individual in the organization becomes a Member or they will offer the Wellness Passport to their members or employees as an option where each individual will be responsible for purchasing the Wellness Passport and pay an annual fee (either directly or through a payroll deduction plan). The Company also expects to market the Wellness Passport directly to potential Members, particularly in cases where a payor offers the Wellness Passport as an unpaid option to its members or employees.


        The Company also intends to market the Wellness Passport as an "affinity" or private label card to selected large payors, including corporations and consumer marketing organizations. Pursuant to such affinity card arrangements the payor would be able to custom design, and place its own name on, the Wellness Passport card. In certain cases, the Company's name may not appear on the Wellness Passport, although the Company would provide access to its Networks, as well as all other requested services. The Company believes that Wellness Passport cards will be attractive to certain payors because they will enable the payor to more closely identify itself with the benefit provided to the Member. Moreover, the Company believes that the pre-existing relationship, or affinity, between the payor and its employees or members may enhance the likelihood that a potential Member will purchase the Wellness Passport.

        The Company's ability to provide quality customer service is a key element in the Company's marketing efforts. The Company believes that the Management Information System will enable the Company to quickly and efficiently respond to requests of Members and payors and will be critical to the Company's sales and marketing efforts.

        The Company anticipates that its marketing efforts, and the expenses associated therewith, will be heavily concentrated in the first few years of its operation. The Company's marketing efforts will emphasize the substantial potential discounts to Members through their use of the Wellness Passport, as well as the wellness products and services which are included in the Company's Networks.


Credentialing of Providers


        The Company enters into agreements with licensed, independent providers for both medical and alternative care services and facilities to provide healthcare services in an efficient and cost effective manner. The Company is committed to continuously improving the quality of patient care and serving the communities in which it provides these services. Credentialing policies and procedures have been developed to ensure that a systematic approach to the evaluation and monitoring of the Company's credentialing process of participating providers. The screening and credentialing process will allow the Company to (i) screen providers to determine if all Company application requirements are met;
(ii) obtain and maintain provider professional information; (iii) enable due process of those providers who do not meet the Company's credentialing criteria; and (iv) to assess the ability of the providers to meet qualifications and standards demonstrating their ability to deliver high quality healthcare and medical services. These requirements are designed to meet or exceed the standards for credentialing established by the National Committee on Quality Assurance (NCQA).

        The Company utilizes a provider application that includes a mechanism by which essential information as to current licensure, relevant training and/or experience, current competence, and health status is verified for each specific contracted provider. This information is attested to via the applicant's signature and is used by the Company's credentialing committee to assess the applicant's ability to deliver quality healthcare and service. The Company primary source verifies, e.g., verifies via a written notice from its' initial source, a substantial portion of each provider's credentials including, but not limited to, medical education, residency, hospital staff affiliations, license to practice, and insurance coverage.


        Every Provider will have a credentialing file that contains information obtained for verification for initial credentialing and recredentialing. All files will remain in a confidential and secure manner, which is defined as, locked file cabinets after business hours. Any release of information can be done if written authorization is obtained from the Provider. See policies regarding confidentiality.

        The Company will perform primary source verification of credentials, and other such procedures as may be applicable, for each prospective licensed, independent provider and facility which falls under its scope of authority prior to the provider or facility being authorized to provide healthcare. Such verification, or recredentialing, shall be performed at least once every two (2) years thereafter.

Claim Management

        The Company is a licensed third party administrator in the State of Florida and possesses claim processing and claim review processes as they relate to the payment of medical services. These capabilities include the determination of member eligibility, member healthplan benefits, contract management, the payment of professional physician services and hospital and outpatient facility charges. The Company has developed claim management policies and procedures to ensure that a systematic approach to the collection, evaluation, and payment of claims incurred by members affiliated with the Company administered by participating providers.


        As a prerequisite to many payor relationships, the Company has the ability to provide encounter data in a variety of formats including those required by NCQA for the submission of its' Healthplan Employer Data and Information Set (HEDIS). HEDIS is a set of standardized performance measures designed to ensure that purchasers and consumers of healthplan services have the information they need to reliably compare the performance of managed healthcare plans. In addition, the Company has the ability to provide analytical data gathering assistance to contracted payors for any state or federal filings required for their books of business as it applies to relationships with the Company.

Utilization Management

        The Company has established a utilization management program designed to ensure that healthplan members affiliated with the Company are provided with highest quality, cost effective healthcare. This program includes guidelines established and approved by the Company's utilization management committee that encourage and require participating providers to emphasize preventative healthcare and proper treatment plans while reducing and eliminating the utilization of unnecessary procedures, testing, hospital stays, and surgeries. All specialist referrals and hospital stays, with the exception of emergency care, requires prior review and authorization, concurrent review, and/or retrospective review by the Company's trained staff of medical professionals directed by the Company's Medical Director and staff of utilization review and case management nurses.

        To perform the services involved with the utilization management program, the Company holds a license as a Private Review Agent in the State of Florida. The State of Florida requires this to ensure that all programs of utilization review comply with the promotion and delivery of quality healthcare in a cost-effective manner. In order to comply with this licensing requirement, the Company developed its' utilization management program in a manner to (i) foster greater coordination between participating providers and the Company's staff of utilization review nurses; and (ii) protect patients and insurance providers by ensuring that utilization review nurses are qualified to perform utilization review activities and to make informed decisions on the appropriateness of medical care. The utilization management committee reviews department policies and procedures on a monthly basis to ensure that these characteristics are satisfied.


Management Information Systems


        The Company currently utilizes several state of the art technologies to host a Medical Management Information System ("MMIS") and member tracking system. These systems include a direct Internet connection, high-speed servers and wide area network. The Company expects to implement a network communication system that will enable direct provider access to the MMIS system through the Internet. The Company has completed a 1-year due diligence process to select a software partner to develop its Medical Management Information System ("MMIS") and Network Administration System. The Company believes that these systems will
(i) facilitate its ability to process member applications and access member and provider data and (ii) enhance the Company's customer service capabilities. The MMIS and Network Administration System will contain information relating to members, such as eligibility in the respective plan, services and products available to members, and discounts available to the member for services and products, locations of providers and utilization data provided to the Company by each of the providers in the Network. The Company believes that the two systems will enable it to administer members electronically, quickly respond to information requests from members, payors, and providers, assist members and providers in locating the nearest providers and facilities and facilitate billing and data processing. The Company currently provides the MIS division for Complete Wellness Centers, Inc. which include the clinical data repository, web site housing and development, interoffice communications, and corporate wide area network.


AGREEMENTS WITH PROVIDERS AND OTHER LICENSED PRACTITIONERS

        The Company has entered or intends to enter into agreements with a variety of healthcare providers including primary care physicians, specialist physicians, ancillary providers, hospitals, and complementary and alternative medicine (CAM) practitioners. The terms of these agreements extend through December 31st of the year that the agreement was entered into and is automatically renewable, unless either party to the agreement delivers notice of termination to the other at least ninety (90) days prior to the effective date of the termination. All provider agreements are not executed until such time that all required credentials have been satisfactorily reviewed and the Company's Credentialing Committee has elected to approve the provider for network participation.

        The Company enters into agreements with CAM practitioners that are licensed, wherever possible, by the State of Florida. This includes, but is not limited to, acupuncturist physicians, chiropractic physicians, nutritionists, and massage therapists. The Company requires all participating CAM practitioners to adhere to the same quality and administrative standards that the traditional provider network observes including the filing of encounter data, member satisfaction, and member availability standards. In addition, the Company provides assistance, through its' provider relations functions, to the CAM practitioners through education and guidance with respect to the managed care marketplace. This includes understanding utilization protocols, the filing of HCFA approved claim forms, and maintaining the Company's credentialing standards for network participation.

        The Company enters into agreements with primary care physicians in several different manners depending on group size, primary area of primary specialty, and geographic location. The Company continues to recruit primary care physicians that are open-minded to the CAM healthcare services provided by the contracted CAM practitioners. This is the foundation of the Company's objective to open new access points for healthplan members to the CAM therapies, thereby creating a fully integrated delivery system of traditional and alternative healthcare providers functioning together as a single unit in the managed care marketplace. This contributes to the Company's mission to achieve the goal of optimal patient wellness through high quality, cost-effective healthcare provider alternatives.

        The primary care physician, in general, receives a capitation payment based on the number of members assigned by contracted payors and/or the Company. Contracted primary care physicians may choose to enhance their capitation payment by electing to render certain non-capitated office based tests, emergency department, or hospital based care to their assigned members, on a capitated basis. In addition to the capitation payment, primary care physicians are entitled to additional compensation based on the successful medical management of referrals for professional services to their assigned members. Primary care physicians may also be awarded a bonus to their capitation payment for achieving certain membership levels as they pertain to the agreement entered into with the Company.

        In order to accommodate the introduction of managed healthcare into geographic regions with low managed care penetration or experience, the Company has restructured its' standard primary care physician agreements in a manner acceptable to these region's primary care providers. To reduce risk factors that capitation payments typically present, the Company has structured these agreements with cost containing methodologies to prevent substantial material risk to the Company and the primary care physicians for these services.

        Specialist physicians and ancillary providers contract with the Company to provide medical services to members and are compensated on a discounted fee-for-service basis. Hospitals and affiliated medical facilities contract with the Company and/or contracted payors to provide both inpatient and outpatient services to members on a fee-for-service or per diem basis representing a significant discount to customary charges.

        The Company develops competitive primary care and specialist physician compensatory patterns within the geographic areas that those physicians are located. These patterns are applied to both capitated and fee-for-service reimbursement provisions frequently utilized by the Company in its' contracting strategies. Differences in these patterns between geographic areas have been created in response to regional variances in the consumer pricing indices (CPI) as well as overall marketplace competitiveness.


GOVERNMENT REGULATION


        Various state and federal laws regulate the relationship between providers of health care services and physicians, and, as a business in the health care industry, the Company is subject to these laws and regulations. The Company is also subject to laws and regulations relating to business corporations in general. Although many aspects of the Company's business operations have not been the subject of state or federal regulatory interpretation, the Company believes its operations are in material compliance with applicable laws. There can be no assurance, however, that a review of the business practices of the Company or payor or Provider relationships by courts or regulatory authorities would not result in a determination that could adversely affect the operations of the Company, or that the health care regulatory environment will not change so as to restrict the Company's operations or its ability to expand them. See "Risk Factors."

        Licensure. Every state imposes licensing requirements on individual physicians and on certain other types of health care providers, service organizations and facilities. Many states require regulatory approval and/or licensing, including licenses to services which entail the payment of claims or the performance of utilization review services. While the performance of management services on behalf of a medical practice does not currently require any regulatory approval, there can be no assurance that such activities will not be subject to licensure in the future. Although the Company currently maintains licensure for providing services which entail the payment of claims and the performance of utilization review services, the Company's day-to-day business operations have not been the subject of state or federal regulatory review. The Company believes its operations are in material compliance with applicable laws. There can be no assurance, however, that a review of the business practices of the Company or payor or Provider relationships by courts or regulatory authorities would not result in a determination that could adversely affect the operations of the Company, or that the health care regulatory environment will not change so as to restrict the Company's operations or its ability to expand them. See "Risk Factors."

        Corporate Practice of Medicine. The laws of many states prohibit business corporations from engaging in the practice of medicine, such as through employment arrangements with physicians. These laws vary from state to state and are enforced by the state courts and regulatory authorities with broad discretion. The Company will not employ physicians to practice medicine, will not represent to the public that it offers medical services, and will not control or interfere with the practice of medicine by physicians rendering services to the Company's enrollee's. Accordingly, the Company believes that its current and intended operations do not and will not violate applicable state laws regulating the unlicensed practice of medicine by a business corporation. However, because the laws governing the corporate practice of medicine vary from state to state, any expansion of the operations of the Company to a state with strict corporate practice of medicine laws may require the Company to modify its operations with respect to one or more of such practices, which may result in increased financial risk to the Company. Further, there can be no assurance that the Company's arrangements will not be successfully challenged as constituting the unauthorized practice of medicine or that certain provisions of the management services agreements or Provider Agreements will be enforceable. See "Risk Factors -- State Laws Regarding Prohibition of Corporate Practice of Medicine."

        Fee-Splitting Prohibitions. The laws of some states prohibit physicians from splitting professional fees. These statutes are sometimes quite broad and as a result prohibit otherwise legitimate business arrangements. Penalties for violating these fee-splitting statutes or regulations may include revocation, suspension, or probation of a physician's license, or other disciplinary action, as well as monetary penalties. Alleged violations of the fee-splitting laws have also been used successfully by physicians to declare a contract to be void as against public policy. While the Company believes that its Provider compensation arrangements comply with state fee-splitting laws, there can be no assurance that these compensation arrangements will not be construed by state or judicial authorities as being proscribed by the fee-splitting laws.

        State Anti-kickback and Self-Referral Laws. A number of states in which the Company conducts business or plans to conduct business (including Florida, Illinois and Maryland) have enacted laws that prohibit the payment for referrals and other types of kickback arrangements. Such state laws typically apply to all patients regardless of their insurance coverage. In addition, a number of states (including Florida, Illinois and Maryland) have enacted laws which to varying degrees prohibit physician self-referrals. Illinois, for example, has a broad self-referral law which regulates all health care workers (including physicians), regardless of the patient's source of payment. Subject to certain limited exceptions, the Illinois law prohibits referrals for health services provided by or through licensed health care workers to an entity outside the health care worker's office or group practice in which the health care worker is an investor, unless the health care worker directly provides health services within the entity and will be personally involved with the provision of care to the referred patient. In April 1992, the State of Florida enacted a Patient Self-Referral Act that severely restricts patient referrals for certain services, prohibits markups of certain procedures and requires health care providers to disclose ownership in businesses to which patients are referred. The Company believes it is likely that more states will adopt similar legislation. The Company believes that its operations comply with current statutory provisions, although there can be no assurance that state anti-kickback and self-referral laws will not be interpreted more broadly or amended in the future to be more expansive. In addition, expansion of the operations of the Company to certain jurisdictions may require it to comply with such jurisdictions' regulations, which could lead to structural and organizational modifications of the Company's form of relationships with managed practices. Such changes, if any, could have an adverse effect on the Company.

        State Regulation of Insurance Business and HMOs. Laws in all states regulate the business of insurance and the operation of health maintenance organizations, or HMOs. Many states also regulate the establishment and operation of networks of health care providers. Many state insurance commissioners have interpreted their state's insurance statutes to prohibit entities from entering into risk-based managed care contracts unless there is an entity licensed to engage in the business of insurance, such as an HMO, in the chain of contracts. An entity not licensed to engage in the business of insurance that contracts directly with a self-insured employer in such a state may be deemed to be engaged in the unlicensed business of insurance. While these laws do not generally apply to the hiring and contracting of physicians by other health care providers, there can be no assurance that regulatory authorities of the states in which the Company operates would not apply these laws to require licensure of the Company's operations as an insurer, as an HMO, or as a provider network. The Company believes that it is in compliance with these laws in the states in which it does business, but there can be no assurance that future interpretations of insurance and health care network laws by regulatory authorities in these states or in the states into which the Company may expand will not require additional licensure or a restructuring of some or all of the Company's operations.

        Federal Medicare and Medicaid Related Regulation. There are a number of federal laws prohibiting certain activities and arrangements relating to services or items which are reimbursable by federal or state funded health care programs. Certain provisions of the Social Security Act, commonly referred to as the "Anti-kickback Amendments," prohibit the offer, payment, solicitation or receipt of any form of remuneration either in return for the referral of federal or state health care reimbursement program patients or patient care opportunities, or in return for the recommendation, arrangement, purchase, lease or order of items or services that are covered by such federal or state health care funded programs. The Anti-kickback Amendments are broad in scope and have been broadly interpreted by courts in many jurisdictions. Read literally, the statute places at risk many otherwise legitimate business arrangements, potentially subjecting such arrangements to lengthy, expensive investigations and prosecutions initiated by federal and state governmental officials. Violation of the Anti-kickback Amendments is a felony, punishable by substantial civil fines and imprisonment for up to five years. In addition, the Department of Health and Human Services may impose civil penalties excluding violators from participation in federal or state funded health care reimbursement programs. Although the Company believes that its current operations are not in violation of the Anti-kickback Amendments, there can be no assurance that regulatory authorities will not determine that the Company's operations are in violation of the Anti-kickback Amendments. Significant prohibitions against physician self-referrals for services covered by Medicare and Medicaid programs were enacted, subject to certain exceptions, by Congress in the Omnibus Budget Reconciliation Act of 1993. These prohibitions, commonly known as "Stark II," amended prior physician self-referral legislation known as "Stark I" (which applied only to clinical laboratory referrals) by significantly enlarging the list of services and investment interests to which the referral prohibitions apply. Effective January 1, 1995 and subject to certain exceptions, Stark II prohibits a physician or a member of his immediate family from referring Medicare or Medicaid patients to any entity providing "designated health services" in which the physician has an ownership or investment interest, or with which the physician has entered into a compensation arrangement. The designated health services include the provision of clinical laboratory services, radiology services, including magnetic resonance imaging, computerized axial tarrography scans and ultrasound services, radiation therapy services, physical and occupational therapy services, durable medical equipment, parenteral and enteral nutrients, equipment and supplies, orthotics and prosthetic devices and supplies, outpatient prescription drugs, home health services and inpatient and outpatient hospital services. The Company does not provide any of these services as of the date of this Prospectus, although it may do so in the future. The penalties for violating Stark II include a prohibition on Medicaid and Medicare participation and reimbursement, and civil penalties of as much as $15,000 for each violative referral and $100,000 for participation in a "circumvention scheme." A physician's ownership of publicly traded securities of a corporation with equity exceeding $75 million as of the end of its most recent fiscal year is not deemed to constitute an ownership or investment interest in that corporation under Stark II. The Company believes that its operations currently are not in violation of Stark I or Stark II; however, the Stark legislation is broad and ambiguous. While the Company believes it is in compliance with the Stark legislation, future regulations could require the Company to modify the form of its relationships with payors or Providers. Moreover, the violation of Stark I or II by the Company, any of its payors or Providers could result in significant fines and loss of reimbursement which would adversely affect the Company.



COMPETITION

        The alternative care and management services business is competitive. At this time there are no major national provider of alternative health care services. The Company competes with regional and local providers for alternative care and wellness services. Furthermore, the Company competes with traditional managers of health care services such as hospital and HMOs for the recruitment of providers. While competition is generally based on cost and quality of services, it is not possible to predict the extent of competition that present or future activities of the Company will encounter because of changing competitive conditions, changes in laws and regulations, government budgeting, technological, and economic developments and other factors. There are certain companies, including hospitals and insurers, which are expanding their presence in the alternative care and wellness program areas and have access to greater financial resources than the Company.

EMPLOYEES

        As of May 31, 1998, the Company had 13 full time employees and one part-time physician (Medical Director) under an independent contractor agreement. The Company's 13 employees consist of 6 in network recruiting, sales and marketing, 2 in provider credentialing, 2 in finance and administration, 2 in information systems and 1 in operations. None of the Company's employees are represented by any labor union. The Company believes that relations with its employees are satisfactory.


PROPERTIES


        The Company does not own any property. The Company's offices are located in approximately 2,400 square feet of office space in Clearwater, Florida. The Company pays $3,609 per month rent, for the first 12 months, under a 5-year lease agreement beginning on February 4, 1998. The lease gave the Company certain expansion options, which the Company has exercised, to be effective on or about August 1, 1998 under a new 5-year lease term. Under the new lease and in the existing office complex, the Company has agreed to establish new offices in 6,265 square feet. During months 1 through 5 of a 60-month lease term, the space will consist of 4,000 square feet at a monthly rental amount of $6,000. The monthly rent shall increase to $9,397.50 only if the entire 6,265 square feet becomes occupied during months 1 through 5 otherwise the rent shall increase to $9,397.50 effective January 1, 1999 for 7 months. Monthly rent increases approximately 3% per year for the remainder of the lease term. The original monthly lease payments on the 2,400 square feet become null and void. See footnote to financial statements.

PROFESSIONAL LIABILITY


        The Company contracts with health care practitioners for the delivery of health care services to the public. They are exposed to the risk of professional liability claims. The Company does not itself provide such services or control the provision of health care services by the health care practitioners or their compliance with regulatory and other requirements in that regard. The Company might nevertheless be held liable for medical negligence on their part. The Company's Provider Agreements with the health care practitioners and ancillary providers require them to maintain, at their expense, professional liability insurance for themselves and the licensed health care practitioners employed by or otherwise associated with them. Amounts vary according to their specialty but in no case should their coverage limits be less than those amounts, if any, as may be required by applicable state law. Primary Care Physician's for example, are generally required by the Company to carry $250,000 per occurrence and $750,000 in the aggregate. In addition, the Company maintains general liability, workers' compensation, association professional liability insurance and third party administrators professional liability insurance. The Company's association professional liability insurance is limited to $1,000,000 per wrongful act and $1,000,000 in the aggregate. The third party administrators professional liability insurance is limited to $1,000,000 per wrongful act and $3,000,000 in the aggregate. The professional liability insurance is provided under a "claims-made" policy. The policy provides coverage for covered claims made during the policy's term and does not provide coverage for losses occurring during the policy's term for which a claim is made subsequent to the policy's termination. Finally, the licensed health care practitioners, by Agreement, hold the Company harmless against liability and expenses for or related to professional liability claims arising out of any negligent act or wrongful conduct of the health care practitioner or any of their personnel. There can be no assurance, however, that the Company, its employees, or the licensed health care practitioners contracted with the Company will not be subject to claims in amounts that exceed the coverage limits or that such coverage will be available when needed. Further, there can be no assurance that professional liability insurance will continue to be available to the Company in the future at adequate levels or at an acceptable cost to the Company. A successful claim against the Company in excess of the Company's insurance coverage could have a material adverse effect upon the Company's business. Claims against the Company, regardless of their merits or eventual outcome, also may have an adverse effect upon the Company.


LEGAL PROCEEDINGS

        There are no pending legal proceedings to which the Company is subject.

                                  MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS, AND KEY EMPLOYEES

        The names and ages of the directors, executive officers, and key employees of the Company, and their positions with the Company, are as follows:

Name                                      Age           Position
----                                      ---           --------

Jason M. Patchen........................   29           Chairman of the Board, President, Chief Executive
                                                        Officer and Director

David A. Sherwin........................   41           Treasurer, Vice President of Finance and Administration

Christopher M. Grady ...................   30           Secretary, Vice President of Information Services

Christian E. Miller ....................   28           Vice President of Operations

Theresa M. May..........................   38           Vice President of Corporate Development

Trevor Rose, M.D........................   39           Medical Director (1)

C. Thomas McMillen......................   46           Director

To be announced  .......................                Director

------------------------------------------
(1) Currently serves on an independent contractor basis.



        Jason M. Patchen, M.B.A., A.C.H.E., a Company co-founder, has been President and a Director since its inception. He also became Chief Executive Officer in November 1997. Mr. Patchen began his career in healthcare in the mid-1980's developing hospital information systems. In the early 1990's, Mr. Patchen served as a legislative aide in the New York State Legislature and as a market researcher. While completing his master's in business administration, he worked as a New York State Health Department regulator with compliance oversight responsibility of national managed care companies. In 1994 he left the State to assume the acting Chief Financial Officer position of a start-up HMO in Western New York State. Upon implementation, Mr. Patchen assumed the role of Executive Director. In a little over one year, he grew the membership from early implementation to over 24,000 members. Upon the sale of the company to Coastal Physician Group, Inc., he assumed the role of Vice President of Corporate Development for Heritage Medical Systems. While at Heritage Medical Systems Mr. Patchen's primary responsibility was the development of the Southeast United States, a market that Heritage had not penetrated. In a period of nine months, Mr. Patchen developed a provider network contracting more than 1,100 physicians and had secured HMO full risk contracts for more than 65,000 covered lives. His work in alternative care has been the subject of several articles, and he was recently named one of the 25 most influential people in healthcare by the Florida Medical Business Journal.

        David A. Sherwin, C.P.A., a Company co-founder, has been the Vice President of Finance since its inception. Mr. Sherwin is responsible for the Company's business planning and infrastructure development, accounting, finance, credentialing (through February 1998), and human resources functions. Mr. Sherwin was appointed the Chief Compliance Officer of Complete Wellness Centers, Inc. in February 1998. He recently served as Vice President of Finance & Administration of a start-up Integrated Delivery System serving 40,000 covered lives. His additional experience includes: the international accounting firm of Deloitte, Haskins & Sells; Financial Compliance section of a Medicare risk bearing HMO; Chief Operating Officer and Vice President of Finance & Administration of a single-specialty MSO with members nationally; health care consulting experience;

court appointed receiver in, among others, the health care arena. Mr. Sherwin has over twelve years managed care experience. He holds a B.S. from the University of Florida and was awarded his Certified Public Accountant certification from the State of Florida.

        Christopher M. Grady, C.N.A., a Company co-founder, has been Vice President of Information Systems since its inception. Mr. Grady is responsible for the design and development of the medical management information system as well as the Company wide office and financial management systems. His duties include developing, analyzing, and directing the Company's information technology structure. Mr. Grady recently became Director of Information Services for Complete Wellness Centers, Inc. Mr. Grady has over five years of information technology experience with health and insurance companies. Mr. Grady recently served as the Director of Information Systems for Heritage Southeast Medical Group, a national medical management services organization managing over 70,000 HMO enrollees. Prior to Heritage, Mr. Grady served as a senior consultant to several hospitals and healthcare organizations in New York State. During these appointments, Mr. Grady designed and implemented information systems in several startup companies, created and upgraded proprietary information systems for HMOs and MSOs nationally, and re-engineered hospital information systems to improve workflow. Mr. Grady is a Certified Novell Administrator and is pursuing his MCSE. He holds a B.S. from Clarkson University.

        Christian E. Miller, M.A., a Company co-founder, has been Vice President of Operations since its inception. Mr. Miller is responsible for determining and monitoring all medically related premium and expense accruals and reserves, the development of the complementary alternative medicine provider network (through January 1998), the operational success of all non-clinical utilization review and management, the claim management functions, credentialing and the operational integration of the medical management information system. He is a recent Vice President of Finance and Medical Economics for Heritage Medical Systems. His responsibilities included the maintenance of all regional medical accruals and reserves, administrative expense reporting, and the development and negotiation of financial proposals to several HMO's. Mr. Miller also served as regional Director of Finance for Heritage New York Medical Group, serving over 25,000 covered lives. He has held past positions as a chief actuarial and financial manager in both health maintenance organizations (HMOs) and management service organizations (MSOs). Mr. Miller holds a Master of Arts in Mathematics from the State University of New York at Potsdam, and has completed a substantial portion of his doctorate in mathematics at the State University of New York at Buffalo.

        Theresa M. May is the Vice President of Corporate Development. Ms. May is responsible for negotiating managed care contracts. She is also responsible for the strategic planning and implementation of the network development and provider relations departments. Ms. May has over 18 years experience in healthcare/insurance/managed care companies such as Metropolitan Life, Crown Life, Humana Health Care Plans and Heritage Southeast Medical Group. Ms. May was the Contract Manager for the Florida Spine Institute where she represented an eighteen-member multi-specialty group of physicians. Ms. May has managed the network development and provider relations departments for a management service organization with membership exceeding 50,000 lives. Her background representing the insurance companies, providers offices and management services organization has proven the key to contracting an integrated delivery medical system. This key emphasizes the utmost importance of building a partnering relationship with all parties involved. Ms. May is licensed as a Health Insurance Agent since 1990.


        Trevor A. Rose MD, MS is the Medical Director. Responsible for medical management, utilization management and all quality improvement initiatives. Practicing community physician for 24 years. Past Regional Medical Director for Humana Medical Plans of Pasco, Hernando, and Citrus counties of Florida, responsible for overseeing all aspects of quality of care, services, utilization and network development for 7,500 commercial and 14,000 Medicare risk members. In the same period, as acting Associate Executive Director of Medical Affairs, provided the clinical leadership at the NCQA site visit of 1996, that secured a full three year accreditation for Humana. Board certified in Internal Medicine, Geriatric Medicine, Quality Assurance and Utilization Review.

        C. Thomas McMillen has been a member of the Board of Directors since its formation in May 1997. He was also the Chairman and Chief Executive Officer of the Company until November 1997. Mr. McMillen was the founder of Complete Wellness Centers, Inc., has been Chairman of the Board of Directors and Chief Executive Officer since its formation in November 1994. He was also President of Complete Wellness Centers, Inc. until April 1996. From 1987 to 1993, Mr. McMillen served three consecutive terms in the U.S. House of Representatives from the 4th Congressional District of Maryland. He was named by President Clinton to Co-Chair the President's Council on Physical Fitness and Sports in 1993 and served until December 1997. Mr. McMillen is currently a member of the Board of Directors of North Atlantic Acquisition Corporation, (of which he is also the secretary and treasurer) and a member of the Board of Directors of the College Television Network, Inc.


COMMITTEES OF THE BOARD OF DIRECTORS


        The Board of Directors intends to establish a Compensation Committee and an Audit Committee. The Compensation Committee is expected to make recommendations to the Board concerning salaries and incentive compensation for officers and employees of the Company and shall administer the Company's 1998 Stock Option Plan. The Audit Committee is expected to review, with the Company's independent accountants, the scope, timing and results of audit services and any other services that the accountants are asked to perform, their report on the Company's financial statements following completion of their audit and the Company's policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee is expected to make annual recommendations to the Board of Directors for the appointment of independent public accountants for the ensuing year.


EXECUTIVE COMPENSATION


        The following table sets forth information concerning the annual compensation of the Company's Chief Executive Officer for services in all capacities to the Company during the Company's last fiscal year.


SUMMARY COMPENSATION TABLE

                                                                                                Annual
                                                                            Fiscal           Compensation
                                                                             Year               Salary
                                                                             ----               ------

Jason M. Patchen.........................................................     1997             $90,000
Chief Executive Officer

-------------

Note: No other executive officer received annual compensation in excess of $70,000 during 1997.




DIRECTOR COMPENSATION


        At the completion of the Rights Offering, non-employee directors shall be granted options to purchase 5,000 shares of the Company's Common Stock at an exercise price of $1.44 per share. The Options will vest in three equal installments on each anniversary of service as a director. Directors are not precluded from serving the Company in any other capacity and receiving compensation therefor. In addition, directors may also receive stock option grants under the Company's 1998 Stock Option Plan. See "--Stock Options."

EMPLOYMENT AGREEMENTS


        In June 1998, the Company amended its employment agreement with Mr. Patchen providing for his employment as President and Chief Executive Officer for a term expiring in May, 2001. The employment agreement provides for an annual base salary for Mr. Patchen of $90,000 until such time the Company becomes "operational", as defined in the agreement, at which time the annual base salary is increased to $150,000. The Company shall be deemed operational at such time as it has generated accrued revenues for a fiscal quarter in an amount equal to or greater than $375,000. The agreement also provides for participation in all executive benefit plans, as well as an automobile allowance of $500 per month upon becoming operational. In addition, Mr. Patchen was granted time options to purchase 17,632 shares of the Company's Common Stock at an exercise price of $1.44 per share. The options will vest in equal installments on June 1, 1999, June 1, 2000, and May 31, 2001. The agreement also provides, among other things, that, if his employment is terminated without cause (as defined in the agreement) the Company will pay to him an amount equal to 50% of his annual base salary, payable over a six month period.

        In June 1998 the Company amended its employment agreement with Mr. Sherwin providing for his employment as Vice President for Finance and Administration for a term expiring in May, 2001. The employment agreement provides for an annual base salary for Mr. Sherwin of $68,000 until such time the Company becomes "operational", as defined in the agreement, at which time the annual base salary is increased to $90,000. The Company shall be deemed operational at such time as it has generated accrued revenues for a fiscal quarter in an amount equal to or greater than $375,000. The agreement also provides for participation in all executive benefit plans. In addition, Mr. Sherwin was granted time options to purchase 12,134 shares of the Company's Common Stock at an exercise price of $1.44 per share. The options will vest in equal installments on June 1, 1999, June 1, 2000, and May 31, 2001. The agreement also provides, among other things, that, if his employment is terminated without cause (as defined in the agreement) the Company will pay to him an amount equal to 50% of his annual base salary, payable over a six month period.

        In June 1998 the Company amended its employment agreement with Mr. Grady providing for his employment as Vice President of Information Services for a term expiring in May, 2001. The subsequently amended employment agreement provides for an annual base salary for Mr. Grady of $49,200 until such time the Company becomes "operational", as defined in the agreement, at which time the annual base salary is increased to $80,000. The Company shall be deemed operational at such time as it has generated accrued revenues for a fiscal quarter in an amount equal to or greater than $375,000. The agreement also provides for participation in all executive benefit plans. In addition, Mr. Grady was granted time options to purchase 13,407 shares of the Company's Common Stock at an exercise price of $1.44 per share. The options will vest in equal installments on June 1, 1999, June 1, 2000, and May 31, 2001. The agreement also provides, among other things, that, if his employment is terminated without cause (as defined in the agreement) the Company will pay to him an amount equal to 50% of his annual base salary, payable over a six month period.

        In June 1998 the Company amended its employment agreement with Mr. Miller providing for his employment as Vice President of Operations for a term expiring in May, 2001. The employment agreement provides for an annual base salary for Mr. Miller of $65,000 until such time the Company becomes "operational", as defined in the agreement, at which time the annual base salary is increased to $90,000. The Company shall be deemed operational at such time as it has generated accrued revenues for a fiscal quarter in an amount equal to or greater than $375,000. The agreement also provides for participation in all executive benefit plans. In addition, Mr. Miller was granted time options to purchase 12,568 shares of the Company's Common Stock at an exercise price of $1.44 per share. The options will vest in equal installments on June 1, 1999, June 1, 2000, and May 31, 2001. The agreement also provides, among other things, that, if his employment is terminated without cause (as defined in the agreement) the Company will pay to him an amount equal to 50% of his annual base salary, payable over a six month period.

        In May 1998 the Company entered into an employment agreement with Ms. May providing for her employment as Vice President of Corporate Development for a term expiring in May, 2001. The employment agreement provides for an annual base salary for Ms. May of $39,000 until such time the Company becomes "operational", as defined in the agreement, at which time the annual base salary is increased to $60,000. The Company shall be deemed operational at such time as it has generated accrued revenues for a quarter in an amount equal to or greater than $375,000. The agreement also provides for participation in all executive benefit plans. In addition, Ms. May was granted time options to purchase 4,259 shares of the Company's Common Stock at an exercise price of $1.44 per share. The options will vest in equal installments on June 1, 1999, June 1, 2000, and May 31, 2001. The agreement also provides, among other things, that, if her employment is terminated without cause (as defined in the agreement) the Company will pay to her an amount equal to 50% of her annual base salary, payable over a six month period.


        Each of the employment agreements with Messrs. Patchen, Sherwin, Grady, and Miller and Ms. May requires their time and best efforts on a substantially full time basis to the business and affairs of the Company. The agreements also contain covenants restricting the employee from engaging in any activities competitive with the business of the Company during the term of such agreement and for a period of six months thereafter, and prohibiting the employee from disclosing confidential information regarding the Company.

STOCK OPTION PLAN


        1998 Stock Option Plan. In June 1998, the Board of Directors of the Company, with shareholder approval, adopted its 1998 Stock Option Plan (the "1998 Plan") covering up to 375,000 shares of the Common Stock, pursuant to which officers, directors, employees, advisors and consultants to the Company are eligible to receive incentive and/or nonqualified stock options. The 1998 Plan, which expires in June 2008, will be administered by the Compensation Committee of the Board of Directors. The selection of participants, allotment of shares, determination of price, and other conditions relating to the grant of options will be determined by the Compensation Committee in its sole discretion. Incentive stock options granted under the 1998 Plan are exercisable for period of up to 10 years from the date of grant at an exercise price which is not less than the fair market value of the Common Stock on the date of the grant, except that the term of an incentive stock option granted under the 1998 Plan to a shareholder owning more than 10% of the outstanding Common Stock may not exceed five years and its exercise price may not be less than 110% of the fair market value of the Common Stock on the date of the grant. Options granted under the 1998 Plan are non-transferable and generally expire 90 days after termination of an optionee's service to the Company. As of the date of this Prospectus, options to purchase 65,000 shares of Common Stock at an exercise price of $1.44 were outstanding. In the event the beneficial ownership of the Company by Messrs. Patchen, Sherwin, Grady and Miller, exclusive of any Rights they may have exercised in this Offering and other Options granted to them under the 1998 Stock Option Plan prior to the closing of this Offering, is less than seventeen percent (17%) after the Offering is closed, additional Options to purchase shares of Common Stock at an exercise price equal to the fair market value shall be granted subsequent to the closing of this Offering to Messrs. Patchen, Sherwin, Grady and Miller such that, as a combined group, their beneficial ownership of the Company shall equal seventeen percent (17%). Such additional Options shall vest within twelve (12) months of the closing of this Offering.


EXECUTIVE BONUS PLAN


        Effective June 25, 1998, the Company established an Executive Bonus Plan for Key Executives (the "Bonus Plan") to reward executive officers and other key employees based upon the performance of the Company and such individuals. Under the Bonus Plan, the Company has discretion to award bonuses in an aggregate amount equal to 10% of the Company's pre-tax income for a particular fiscal year (the "Bonus Fund"). The maximum amount of the Bonus Fund for any year is $5 million. Under the terms of existing employment agreements, which expire in May 2001, the Bonus Fund has been allocated as follows: 25% to Mr. Patchen, 25% to Mr. Sherwin, 25% to Mr. Grady, and 25% to Mr. Miller. Awards under the Bonus Fund are not exclusive of other bonuses that may be awarded by the Board of Directors or the Compensation Committee from time to time.

LIMITATION OF DIRECTORS' AND OFFICERS' LIABILITY AND INDEMNIFICATION

        The Company has included in its Certificate of Incorporation and By-laws provisions to (i) eliminate the personal liability of its directors and officers for monetary damages resulting from breaches of their fiduciary duty (provided that such provisions do not eliminate liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the Delaware General Corporation Law, or for any transaction from which the director and/or officer derived an improper personal benefit), and (ii) indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers. The Company has not entered into indemnification agreements with any of its directors and officers. The Company may in the future enter into separate indemnification agreements with its directors and officers containing provisions which may in some respects be broader than the specific indemnification provisions contained in the Company's Certificate of Incorporation and By-laws.

                             PRINCIPAL STOCKHOLDERS


        The following table sets forth certain information regarding the beneficial ownership of the Company's voting securities as of May 31, 1998, prior to the Rights Offering, and after the Rights Offering (assuming the Rights are fully exercised), for Common Stock on the effective date of the Rights Offering and as adjusted to reflect the sale of the Shares offered hereby by (i) each shareholder known by the Company to be the beneficial owner of more than 5% of any class of the Company's voting securities, (ii) each director of the Company and (iii) all officers and directors of the Company as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the securities listed below have sole investment and voting power with respect to such securities, subject to community property laws where applicable.


                                               Number of Shares                    Percentage of Class
                                            of Class Beneficially                   Beneficially Owned
                                                 Owned After                        -------------------
Name of Beneficial Owner                           Offering                 Before Offering        After Offering
------------------------                           --------                 ---------------        --------------

COMMON STOCK


Jason M. Patchen .........................          173,645                     13.9 %                 13.9 %
17757 U.S. 19 N., Suite 350
Clearwater, FL  33764


David A. Sherwin..........................           50,771                      4.1 %                  4.1 %
17757 U.S. 19 N., Suite 350
Clearwater, FL  33764


Christopher M. Grady...................              50,786                      4.1 %                 4.1 %
17757 U.S. 19 N., Suite 350
Clearwater, FL  33764


Christian E. Miller..........................        36,178                      2.9 %                 2.9 %
17757 U.S. 19 N., Suite 350
Clearwater, FL  33764


C. Thomas McMillen      ..................          153,672                     12.3 %                12.3 %
666 - 11th Street, N.W., Suite 200
Washington, D.C.  20001

All officers and directors as a group
   ( 5 persons)..........................           465,052                     37.3 %                37.3 %

(1) Does not include 65,000 shares issuable upon exercise of outstanding options under the Company's 1998 Stock Option Plan and 310,000 shares reserved for issuance upon exercise of options available for grant under such plan. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Management -- Stock Option Plans" and "Description of Securities."
(2) Doesnot include 100,000 shares issuable upon exercise of outstanding Warrants issued in connection with the reclassification of certain operating funds previously advanced to the Company by Complete Wellness Centers, Inc. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Management -- Stock Option Plans" and "Description of Securities."
(3) Doesnot include 5,000 shares issuable upon exercise of outstanding Operating Warrants granted on the Spin- Off date pursuant to the Intercompany Agreement. See "Rights Offering" and "The Intercompany Agreement".

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK


        The authorized capital stock of the Company includes 10,000,000 shares of Common Stock, par value $.01 per share. Holders of Common Stock have no preemptive rights. The outstanding shares of Common Stock are fully paid and non-assessable. Holders of Common Stock are entitled to dividends when, as, and if declared by the Board of Directors of the Company out of any funds legally available to the Company for that purpose.

        Holders of Common Stock are entitled to one vote per share held of record with respect to all matters submitted to a vote of the stockholders. There is no cumulative voting for the election of directors, who are elected annually to one-year terms. Directors are elected by a plurality; all other matters require the affirmative vote of a majority of the votes cast the meeting.


PREFERRED STOCK

        The Company is authorized to issue 1,000,000 shares of Preferred Stock, par value $.01 per share, and to establish and issue shares of Preferred Stock in series and to fix, determine and vary the voting rights, designations, preference qualifications, privileges, options, conversion rights and other special rights of each series of Preferred Stock.

CERTAIN PROVISIONS OF DELAWARE LAW


        The Company is subject to Section 203 of Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in a wide range of specified transactions with any "interested stockholder," as such term is defined to include, among others, any person or entity who in the previous three years obtained 15% or more of any class or series of stock entitled to vote in the election of directors, unless, among other exceptions, the transaction is approved by (i) the Board of Directors prior to the date the interested stockholder obtained such status or (ii) the holders of two-thirds of the outstanding shares of each class or series owned by the interested stockholder.



DIVIDEND POLICY

        The Company has not paid dividends on its Common Stock and it does not presently anticipate making any such payments in the near future.

HOLDERS OF RECORD

        As of May 13, 1998, the approximate number of holders of record of the Common Stock of CWC was 560.

                                  THE SPIN-OFF

        Optimum Health Services, Inc. ("Optimum" or the "Company") will be spun-off in a taxable transaction, as further described below by Complete Wellness Centers, Inc. ("CWC") to become an independent management services organization ("MSO"). CWC intends to transfer or cause to be transferred certain assets and liabilities related principally to the Optimum business not currently held by Optimum or an Optimum subsidiary. Optimum will transfer to CWC any assets and liabilities relating to the CWC business or the CWC subsidiaries not currently held by CWC or a CWC subsidiary, if applicable.

        CWC intends to distribute on a one share-for-12 shares basis to its stockholders of record as of the Record date, all of the outstanding Common Stock, par value $.01 per share of Optimum owned by CWC (the "Common Stock"). On or before the Spin-Off Date, CWC will advance $200,000 to Optimum in return for a $200,000 senior secured note bearing interest at 12% per annum due at the earlier of December 31, 1999 or the date that Optimum is successful in closing a financing (exclusive of the Rights Offering) in which the principal and interest of the senior note shall be repayable as follows: 20% up to and equal to $1,000,000 in financing. In return for previous capital contributions approximating $730,000, CWC shall receive Warrants to purchase 100,000 shares of Optimum's Common Stock at an exercise price of $1.00 per share for a period of five years. Optimum shall be granted a five year call option and CWC shall be granted a five year put option to purchase and/or sell the 100,000 Warrants pro rata at an exercise price equal to 25% of any equity financing in excess of $1,000,000 and 10% of Optimum's annual earnings before interest and taxes ("EBIT") as determined by generally accepted accounting principles ("GAAP"), up to and equal to $1,000,000 and 20% Optimum's EBIT over $1,000,000, to an aggregate exercise price for the 100,000 warrants of $860,000. Both options are exercisable upon 30 days notice. In addition, in the event Optimum closes a minimum of $200,000 for the Rights Offering, CWC shall make available lease guarantees to Optimum in an amount equal to the dollar amount raised in the Offering up to a maximum of $250,000. For such guarantees, CWC shall receive credit guarantee fees payable annually in the amount equal to 6% the first year, 8% the second year, and 10% the third year of the face amount of CWC's outstanding lease guarantees to Optimum. In the event the guarantees are ever called, CWC shall be entitled to a confession of judgement in the face amount of the outstanding guarantees. Additionally, CWC shall be entitled to perfect their interest as second mortgagee in any assets which are leased using CWC's guarantees.


MANNER OF EFFECTING THE DISTRIBUTION


        The general terms and conditions of the Distribution will be set forth in a Distribution Agreement (the "Distribution Agreement") to be entered into by CWC and Optimum prior to the Distribution.

        If all conditions to the Distribution are satisfied (or waived by the Board of Directors), the Distribution will be made on the Distribution Date to stockholders of record of CWC as of the Record Date. On the Distribution Date, the Optimum Common Stock will be delivered by CWC to American Stock Transfer & Trust Company, as the distribution agent (the "Distribution Agent"). As soon thereafter as practicable, account statements reflecting ownership of shares of CWC Common Stock and Optimum Common Stock will be mailed by the Distribution Agent to holders of CWC Common Stock as of the Distribution Record Date to reflect the distribution of one share of Optimum Common Stock for every share of CWC Common Stock held on such date. All shares will be fully paid and non-assessable and the holders thereof will not be entitled to preemptive rights.


        No holder of CWC Common Stock will be required to pay any cash or other consideration for the shares of Optimum Common Stock received in the Distribution or to surrender or exchange shares of CWC Common Stock in order to receive Optimum Common Stock.

FEDERAL INCOME TAX ASPECTS OF THE DISTRIBUTION


        The Distribution will not qualify as a "tax-free" distribution under
Section 355 of the Code, and in general a corporate tax would be payable by the consolidated group of which CWC is the common parent based upon the difference between (x) the fair market value of the Optimum Common Stock and (y) the adjusted basis of the

Optimum Common Stock immediately prior to the Distribution. Any corporate level tax will be payable by CWC. Under the consolidated return rules, each member of the consolidated group (including Optimum) is severally liable for such tax liability.

        Furthermore, each holder of CWC Common Stock who receives shares of Optimum Common Stock in the Distribution will be treated as if such stockholder received a taxable distribution in an amount equal to the fair market value of the Optimum Common Stock received, which will result in (x) a dividend to the extent of such stockholder's pro rata share of CWC's current and accumulated earnings and profits, (y) a reduction in such stockholder's basis in CWC Common Stock to the extent the amount received exceeds such stockholder's share of earnings and profits and (z) gain from the exchange of CWC Common Stock to the extent the amount received exceeds both such stockholder's share of earnings and profits and such stockholder's basis in CWC Common Stock.


        The foregoing summary of material federal income tax consequences of the Distribution does not purport to cover all federal income tax consequences that may apply to all categories of stockholders. Each stockholder should consult its own tax advisor as to the particular consequences of the Distribution to such stockholder, including the application of state, local and foreign tax laws, and the effect of possible changes in tax laws that may affect the tax consequences described above.

LISTING AND TRADING OF OPTIMUM COMMON STOCK


        Currently, there is no public market for Optimum Common Stock. It is CWC's intention that no "when-issued" trading market for Optimum Common Stock will exist prior to the time Optimum's Registration Statement with respect to the Optimum Common Stock. Prices at which Optimum Common Stock may trade prior to the Distribution (on a "when-issued" basis) or after the Distribution cannot be predicted. Until the Optimum Common Stock is fully distributed and an orderly market develops, the prices at which trading in such stock occurs may fluctuate significantly. The prices at which Optimum Common Stock trades will be determined by the marketplace and may be influenced by many factors, including, among others, the depth and liquidity of the market for Optimum Common Stock, investor perception of Optimum and the industry in which Optimum participates, Optimum's dividend policy and general economic and market conditions. Such prices may also be affected by certain provisions of the Optimum Certificate and Optimum Bylaws, as each will be in effect following the Distribution, which may have an antitakeover effect. See "Risk Factors--Dividend Policies; and--Certain Information Concerning Optimum--Purposes and Antitakeover Effects of Certain Provisions of the Optimum Certificate and Bylaws."

        Optimum initially will have approximately 560 stockholders of record based upon the number of stockholders of record of CWC as of May 13, 1998. For certain information regarding options to purchase Optimum Common Stock that will be outstanding after the Distribution, see "Relationship Between the Company and Optimum After the Distribution ."


INTERESTS OF CERTAIN PERSONS IN THE DISTRIBUTION

        It is anticipated that upon the Distribution, one member of the CWC Board of Directors, C. Thomas McMillen, will be a member of the Board of Directors of Optimum. Mr. McMillen will receive from Optimum compensation for serving as a director of Optimum that is substantially the same as the compensation currently received by such persons as directors of CWC.

RELATIONSHIP BETWEEN OPTIMUM AND CWC AFTER THE SPINOFF


        For purposes of governing the ongoing relationships between CWC and Optimum after the Distribution Date, and in order to facilitate the transition to two separate publicly-traded companies, CWC and Optimum will enter into agreements setting forth CWC's and Optimum's on-going responsibilities regarding the matters outlined below. The material terms of such agreements are described below and the agreements summarized in this section are included as exhibits to the Registration Statement of which this Prospectus is a part.


THE DISTRIBUTION AGREEMENT

        On or prior to the Distribution Date, CWC and Optimum will enter into a Distribution Agreement which provides for, among other things, the principal corporate transactions required to effect the Distribution, the assumption by Optimum of all liabilities relating to the Optimum Business and the allocation between the Company and Optimum of certain other liabilities, certain indemnification obligations of CWC and Optimum and certain other agreements governing the relationship between CWC and Optimum with respect to or in consequence of the Distribution. The Distribution Agreement provides that the Distribution is subject to the prior satisfaction of certain conditions including, among other things, the execution of all ancillary agreements to the Distribution Agreement, certain of which are described below, and the declaration of the Distribution by the CWC Board of Directors.


        Subject to certain exceptions, Optimum has agreed to indemnify CWC and its subsidiaries against any loss, liability or expense incurred or suffered by CWC or its subsidiaries arising out of or related to the failure by Optimum to perform or otherwise discharge liabilities allocated to and assumed by Optimum under the Distribution Agreement, and CWC has agreed to indemnify Optimum against any loss, liability or expense incurred or suffered by Optimum arising out of or related to the failure by CWC to perform or otherwise discharge the liabilities retained by CWC under the Distribution Agreement. The foregoing cross-indemnities do not apply to indemnification for tax claims and liabilities, which are addressed in the Tax Sharing Agreement described below. The Distribution Agreement also includes procedures for notice and payment of indemnification claims and provides that the indemnifying party may assume the defense of a claim or suit brought by a third party.

        The Distribution Agreement also provides that by the Distribution Date, Optimum's Amended and Restated Certificate of Incorporation and Bylaws shall be in the forms attached hereto as Annexes A and B, respectively, and that Optimum and CWC will take all actions which may be required to elect or otherwise appoint, as directors of Optimum, the five persons indicated herein. See "Certain Information Concerning Optimum--Description of Optimum Capital Stock; Purposes and Antitakeover Effects of Certain Provisions of the Optimum Certificate and Bylaws; and Management."


        The Distribution Agreement also provides that each of CWC and Optimum will be granted access to certain records and information in the possession of the other, and requires the retention of such information in its possession for specified periods and thereafter requires that each party give the other prior notice of its intention to dispose of such information. In addition, the Distribution Agreement provides for the allocation of shared privileges with respect to certain information and requires each of CWC and Optimum to obtain the consent of the other prior to waiving any shared privilege.


        The Distribution Agreement provides that except as otherwise specifically provided, all costs and expenses incurred in connection with the preparation, execution, delivery and implementation of the Distribution Agreement and with the consummation of the transactions contemplated by the Distribution Agreement (including transfer taxes and the fees and expenses of all counsel, accountants and other advisors) shall be paid by the party incurring such cost or expense. Notwithstanding the foregoing, CWC shall be obligated to pay the legal, filing, accounting, printing and other out-of- pocket expenditures in connection with the preparation, printing and filing of the Registration Statement.


INTERCOMPANY AGREEMENT


        Pursuant to the "Intercompany Agreement" between Optimum and CWC, each company agrees to 1) cooperate and coordinate with each other with regards to certain matters; 2) CWC agrees to provide certain corporate services to Optimum, including financing assistance, legal support, strategic merger, and acquisition assistance, as well as various wellness products and services; and 3) Optimum agrees to provide certain corporate services to CWC, including credentialing, management information services, corporate compliance, managed care expertise and contracting, etc. The compensation to each company shall be based on services rendered and shall include a grant by each company, to the other company, on the Spin-Off date and each anniversary thereafter during the term of the Intercompany Agreement of 5,000 warrants ("Operating Warrants") at an exercise price equal to the market price of each company's common stock at the time of the grant. However, the first grant of 5,000 Operating Warrants of Optimum to CWC shall be equal to $1.44 per share. The term of the Intercompany Agreement shall be ten (10) years.


TAX SHARING AGREEMENT

  CWC and Optimum will enter into the Tax Sharing Agreement for purposes of allocating pre-Distribution tax liabilities among CWC and Optimum and their respective subsidiaries. In general, CWC will be responsible for (i) filing consolidated federal income tax returns for the CWC affiliated group and combined or consolidated state tax returns for any group that includes a member of the CWC affiliated group, including in each case Optimum and its subsidiaries for the periods of time that such companies were members of the applicable group and (ii) paying the taxes relating to such tax returns to the applicable taxing authorities (including any subsequent adjustments resulting from the redetermination of such tax liabilities by the applicable taxing authorities). Optimum will reimburse CWC for the portion of such taxes that relates to Optimum and its subsidiaries, as determined based on their hypothetical separate company income tax liabilities. CWC and Optimum have agreed to cooperate with each other, and to share information, in preparing such tax returns and in dealing with other tax matters.

BACKGROUND AND REASON FOR THE SPIN-OFF

        The Spin-Off will provide the stockholders of CWC as of the Record Date with the opportunity to participate in the benefits of both ownership of the clinical business through CWC, and the MSO business through Optimum, but will separate the risks of Optimum's managed care contracts under capitated payment arrangements from CWC's businesses.

        The Spin-Off will allow Optimum to pursue its business plan and the right to execute capitated managed care contracts without the risk limitations imposed on its operations by CWC. See "Spin-Off."

                               THE RIGHTS OFFERING

THE RIGHTS


        The Company is distributing, at no cost, to the record holders of its outstanding Common Stock as of May 13, 1998 (the "Record Date"), transferable Rights to purchase additional shares of Common Stock (the "Basic Subscription Privilege") at a price of $1.00 per share (the "Subscription Price"). The Company will distribute four Rights for each share of Common Stock held on the Record Date. Each Right will entitle its Holder to purchase one share of Common Stock. The Rights will be evidenced by transferable subscription certificates (the "Subscription Certificates"). An aggregate of 1,000,000 shares of Common Stock (the "Underlying Shares") will be sold if all Rights are exercised.


        No fractional Underlying Shares, or cash in lieu thereof, will be issued or paid. The number of Underlying Shares distributed to each Holder will be rounded up to the nearest whole share in connection with the exercise of Subscription Privileges.

DETERMINATION OF SUBSCRIPTION PRICE


        The Subscription Price was based on a valuation of the Company as of April 30, 1998 undertaken by American Express Business and Tax Services, Inc. The valuation of the Company as of April 30, 1998 was determined to be approximately $361,500 or $1.44 per share based upon the issued an outstanding shares of Common Stock on the Spin-Off Date.


SUBSCRIPTION PRIVILEGES

        BASIC SUBSCRIPTION PRIVILEGE. Each Right will entitle the Holder thereof to receive, upon payment of the Subscription Price, one share of Common Stock. Certificates representing shares of Common Stock purchased pursuant to the Basic Subscription Privilege will be delivered to subscribers as soon as practicable after the Expiration Date, irrespective of whether the Subscription Privilege is exercised immediately prior to the Expiration Date or earlier. Holders exercising their Subscription Privilege will not be stockholders of record with respect to the shares issuable pursuant to such Subscription Privilege until the closing, which it is anticipated will occur five business days after the Expiration Date.


        OVERSUBSCRIPTION PRIVILEGE. Subject to the allocation described below, each Right also carries the right to subscribe at the Subscription Price for any Underlying Shares not subscribed for through the exercise of Basic Subscription Privileges by other Holders (the "Excess Shares"). If the Excess Shares are not sufficient to satisfy all subscriptions pursuant to the Oversubscription Privilege, such Excess Shares will be allocated pro rata (subject to the elimination of fractional shares) among those Holders exercising the Oversubscription Privilege, in proportion, not to the number of shares requested pursuant to the Oversubscription Privilege, but to the number of shares each Holder exercising the Oversubscription Privilege subscribed for pursuant to the Basic Subscription Privilege; provided, however, that if such pro rata allocation results in any Holder being allocated a greater number of Excess Shares than such Holder subscribed for pursuant to the exercise of such holder's Oversubscription Privilege, then such Holder will be allocated only such number of Excess Shares as such Holder subscribed for and the remaining Excess Shares will be allocated among all other Holders exercising the Oversubscription Privilege. Only beneficial holders who exercise the Basic Subscription privilege in full will be entitled to exercise the Oversubscription Privilege. Certificates representing Excess Shares purchased pursuant to the Oversubscription Privilege will be delivered to subscribers as soon as practicable after the Expiration Date and after all prorations have been effected. In the event Rights remain unexercised after satisfaction of the Basic Subscription and Oversubscription Privileges, the Company intends to offer the remaining unexercised Rights (the "Unexercised Allotment") to members of management and Directors of the Company and CWC. If available, management and Directors of both companies intend to exercise a minimum of 250,000 Rights in the Basic Subscription, Oversubscription, and Unexercised Allotment and purchase the respective shares underlying such Rights at the Subscription Price.

EXPIRATION DATE

        The Rights will expire at 5:30 p.m., Eastern Standard Time on September 25, 1998, unless extended by the Company in its sole discretion.


EXERCISE OF RIGHTS


        Rights may be exercised by delivering to the Subscription Agent, on or prior to 5:30 p.m., Eastern Standard Time, on the Expiration Date, the properly completed and executed Subscription Certificate evidencing such Rights with any required signatures guaranteed, together with payment in full of the Subscription Price for the Underlying Shares subscribed for pursuant to the Subscription Privileges (except as permitted pursuant to clause (iii) of the next sentence). Such payment in full must be by: (i) check or bank draft drawn upon a U.S. bank or postal telegraphic or express money order payable to American Stock Transfer & Trust Company, as Subscription Agent; or (ii) wire transfer of funds to the account maintained by the Subscription Agent for such purpose; or (iii) in such other manner as Company may approve in writing and as is deemed to be valid consideration under Delaware law, provided in each case that the full amount of such Subscription Price is received by the Subscription Agent on or prior to 5:30 p.m. Eastern Standard Time on the Expiration Date (the payment method under (iii) being an "Approved Payment Method"). Payment of the Subscription Price will be deemed to have been received by the Subscription Agent only upon (a) clearance of any uncertified check, (b) receipt by the Subscription Agent of any certified check or bank draft drawn upon a United States bank or of any postal, telegraphic or express money order, (c) receipt of good funds or other valid consideration by the Subscription Agent through an Approved Payment Method, (including consideration payable by the management and director's of CWC and the Company which may be either in full or, for up to 400,000 shares and 135,000 shares respectively, consideration may be one-third payable prior to the Expiration Date and two-third's represented by a note payable to the Company bearing interest at 6.1% payable on or before January
30, 1999. The Company shall hold in trust any shares whose consideration is represented by a note payable), or (d) receipt of good funds in the
Subscription Agent's account designated above.

        If paying by uncertified personal check, please note that the funds paid thereby may take at least five business days to clear. Accordingly, Holders who wish to pay the Subscription Price by means of uncertified personal check are urged to make payment sufficiently in advance of the Expiration Date to ensure that such payment is received and clears by such date and are urged to consider payment by means of certified or cashier's check, money order or wire transfer of funds.


        The address to which the Subscription Certificates and payment of the Subscription Price should be delivered is:


       American Stock Transfer & Trust Company
       40 Wall Street, 49th Floor
       New York, NY  10005

       Attn: Shareholder Relations


        If a Holder wishes to exercise Rights, but time will not permit such Holder to cause the Subscription Certificate or Subscription Certificates evidencing such Rights to reach the Subscription Agent on or prior to the Expiration Date, such Rights may nevertheless be exercised if all of the following conditions (the "Guaranteed Delivery Procedures") are met:


        (i) such Holder has caused payment in full of the Subscription Price for each Underlying Share being subscribed for pursuant to the Subscription Agent on or prior to the Expiration Date;


        (ii) the Subscription Agent receives, on or prior to the Expiration Date, a guaranteed notice (a "Notice of Guaranteed Delivery"), substantially in the form provided with the Instructions as to Use of Optimum Health Services, Inc. Subscription Certificates (the "Instructions") distributed with the Subscription Certificates, from an "Eligible Guarantor Institution" (as defined in Rule 17Ad-15 under the Securities Exchange Act of 1934), stating the name of the exercising Holder, the number of Rights represented by the Subscription Certificate(s) held by such exercising Holder, the number of Underlying Shares being subscribed for pursuant to the Subscription Privileges and guaranteeing the delivery to the Subscription Agent of any Subscription certificate(s) evidencing such Rights within three American Stock Exchange trading days following the date of the Notice of Guaranteed Delivery; and

        (iii) the properly completed Subscription Certificate(s), with any required signatures guaranteed, is received by the Subscription Agent within three trading days following the date of the Notice of Guaranteed Delivery relating thereto. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as Subscription Certificates at the addresses set forth above, or may be transmitted to the Subscription Agent by facsimile transmission (telecopy number (303) 234-5340). Additional copies of the form of Notice of Guaranteed Delivery are available upon request from the Subscription Agent, whose address and telephone number are set forth under "Subscription Agent" below.


        Funds received in payment of the Subscription Price for Excess Shares subscribed for pursuant to the Oversubscription Privilege will be held in a segregated account pending issuance of such Excess Shares. If a Holder exercising the Oversubscription Privilege is allocated less than all of the Excess Shares that such Holder wished to subscribe for pursuant to the Oversubscription Privilege, the excess funds paid by such Holder in respect of the Subscription Price for shares not issued shall be returned by mail without interest or deduction as soon as practicable after the Expiration Date.


        A holder who holds shares of Common Stock for the account of others, such as a broker, a trustee or a depository for securities, should notify the respective beneficial owners of such shares as soon as possible to ascertain such beneficial owner's intentions and to obtain instructions with respect to the Rights. If the beneficial owner so instructs, the record Holder of such Rights should complete the Subscription Certificate and submit it to the Subscription Agent with the proper payment. In addition, the beneficial owner of Common Stock or Rights held through such a holder of record should contact the Holder and request the Holder to effect transactions in accordance with the beneficial owner's instructions.


        Unless a Subscription Certificate (i) provides that the shares of Common Stock to be issued pursuant to the exercise of Right represented thereby are to be delivered to the Holder or (ii) is submitted for the account of an Eligible Guarantor Institution, signatures on such Subscription Certificate must be guaranteed by an Eligible Guarantor Institution.

        If either the number of Underlying Shares being subscribed for payment to the Basic Subscription Privilege is not specified on the Subscription Certificate, or the amount delivered is not enough to pay the Subscription Price for all Underlying Shares stated to be subscribed for, the number of Underlying Shares subscribed for will be assumed to be the maximum amount that could be subscribed for upon payment of such amount, after allowance for the Subscription Price of any specified Underlying Shares. If the number of Underlying Shares being subscribed for is not specified, or payment of the Subscription Price for the indicated number of Rights that are being exercised exceeds the required Subscription Price, the payment will be applied, until depleted, to subscribe for Underlying Shares in the following order: (i) to subscribe for the number of Underlying Shares indicated, if any, pursuant to the Basic Subscription Privilege; (ii) to subscribe for Underlying Shares until the Basic Subscription Privilege has been fully exercised with respect to all of the Rights represented by the Subscription Certificate; and (iii) to subscribe for additional Underlying Shares pursuant to the Oversubscription Privilege (subject to any applicable proration).

        The Instructions accompanying the Subscription Certificates should be read carefully and followed in detail. DO NOT SEND SUBSCRIPTION CERTIFICATES TO THE COMPANY.

        THE METHOD OF DELIVERY OF SUBSCRIPTION CERTIFICATES AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE SUBSCRIPTION AGENT WILL BE AT THE ELECTION AND RISK OF THE RIGHTS HOLDER, BUT IF SENT BY MAIL IT IS RECOMMENDED THAT SUCH CERTIFICATES

AND PAYMENTS BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND THAT A SUFFICIENT NUMBER OF DAYS BE ALLOWED TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO 5:30 P.M., EASTERN STANDARD TIME, ON THE EXPIRATION DATE. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, THE RIGHTS HOLDER IS STRONGLY URGED TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIERS CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

        All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights will be determined by the Company, whose determinations will be final and binding. The Company, in its sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines in its sole discretion.


        Any questions or requests for assistance concerning the method of exercising Rights or requests for additional copies of this Prospectus or the Instructions or the Notice of Guaranteed Delivery should be directed to the Subscription Agent, telephone number (800) 537-9449


NO REVOCATION

        ONCE A HOLDER OF RIGHTS HAS EXERCISED THE BASIC SUBSCRIPTION PRIVILEGE OR THE OVERSUBSCRIPTION PRIVILEGE SUCH EXERCISE MAY NOT BE REVOKED.

THE LOCKUP PERIOD


        All holders of the Common Stock shall not directly or indirectly offer, sell, transfer, pledge, assign, hypothecate or dispose any of the Company securities for a period from the Spin-Off Date to the Expiration Date of this Offering (the "Lockup Period"). An appropriate legend will be transfixed on the back of the stock certificate representing all such requirements.

METHOD OF TRANSFERRING RIGHTS

        The Rights evidenced by a single Subscription Certificate may be transferred in whole by endorsing the Subscription Certificate for transfer in accordance with the accompanying instructions. A portion of the Rights evidenced by a single Subscription Certificate may be transferred by delivering to the Subscription Agent a Subscription Certificate properly endorsed for transfer, with instructions to register such portion of the Rights evidenced thereby in the name of the transferee (and to issue a new Subscription Certificate to the transferee evidencing such transferred Rights). In such event, a new Subscription Certificate evidencing the balance of the Rights will be issued to the Holder or, if the Holder so instructs, to an additional transferee.


        Holders wishing to transfer all or a portion of their Rights should allow a sufficient amount of time prior to the Expiration Date for (i) the transfer instructions to be received and processed by the Subscription Agent,
(ii) a new Subscription Certificate to be issued and transmitted to the transferee or transferees with respect to the transferred Rights, and to the transferor with respect to retained Rights, if any, and (iii) the Rights evidenced by such new Subscription Certificates to be exercised or sold by the recipients thereof. If time does not permit a transferee of a Right who wishes to exercise its Right to deliver its Subscription Certificate to the Subscription Agent on or before the Expiration Date, such transferee should make use of the Guaranteed Delivery Procedure described under "The Rights Offering--Exercise of Rights." Neither the Company nor the Subscription Agent shall have any liability to a transferee or transferor or Rights if Subscription Certificates or new Subscription Certificates are not received in time for exercise or sale prior to the Expiration Date.

        All commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of Rights will be for the account of the transferor or subscriber of the Rights, and none of such commissions, fees or expenses will be paid by the Company or the Subscription Agent.


DISTRIBUTION OF THE RIGHTS

        Holders of Common Stock will not recognize taxable income for federal income tax purposes in connection with the receipt of the Rights.

STOCKHOLDER BASIS AND HOLDING PERIOD OF THE RIGHTS


        Except as provided in the following sentence, the basis of the Rights received by a stockholder as a distribution with respect to such stockholder's Common Stock will be zero. If, however, either (i) the fair market value of the Rights on the date of Distribution is 15% or more of the fair market value (on the date of Distribution) of the Common Stock with respect to which they are received or (ii) the stockholder properly elects, in his or her federal income tax return for the taxable year in which the Rights are received, to allocate basis, part of his or her basis in Common Stock will be allocated between the Common Stock and the Rights in proportion to the fair market value of each on the date of Distribution.

        The holding period of a stockholder with respect to the Rights received as a distribution on such stockholder's Common Stock will include the stockholder's holding period for the Common Stock with respect to which the Rights were issued.


        In the case of a stockholder who purchased Rights, the tax basis of such Rights will be equal to the purchase price paid therefor, and the holding period for such Rights will commence on the day following the date of the purchase.

SALE OF THE RIGHTS


        A stockholder who sells the Rights received in the Distribution prior to exercise will recognize gain or loss equal to the difference between the amount realized on the sale and such stockholder's adjusted basis (if any) in the Rights sold. Such gain or loss will be capital gain or loss if gain or loss from a sale of Common Stock held by such stockholder would be characterized as capital gain or loss at the time of such sale.


        Any gain or loss recognized on a sale acquired by purchase will be capital gain or loss if Common Stock would be a capital asset in the hands of the stockholder.


        Generally, such capital gain or loss would be classified as short-term if the stockholder's holding period in the Rights is eighteen months or less and long-term if the stockholder's holding period in the Rights is more than eighteen months. Under current law, generally long-term capital gains are subject to a maximum marginal tax rate of 28% for individuals, estates and trusts if the capital asset is held for more than one year but not more than 18 months, and a maximum marginal tax rate of 20% if the capital asset is held for more than 18 months.


LAPSE OF THE RIGHTS

        Stockholders who allow the Rights received by them in the Distribution to lapse will not recognize any gain or loss, and no adjustment will be made to the basis of the Common Stock, if any, owned by such stockholders.

EXERCISE OF THE RIGHTS, BASIS AND HOLDING PERIOD OF COMMON STOCK


        Stockholders will not recognize any gain or loss upon the exercise of Rights. The basis of the Common Stock acquired through exercise of the Rights will be equal to the sum of the Subscription Price therefor and the stockholder's basis in such Rights (if any).

        A stockholder's holding period for the Common Stock acquired through exercise of the Rights will begin on the date the Rights are exercised.


SALE OF COMMON STOCK.


        The sale of Common Stock acquired through exercise of the Rights will result in the recognition of gain or loss to the stockholder in an amount equal to the difference between the amount realized on the sale and the stockholder's adjusted basis in the Common Stock. Gain or loss on the sale of such Common Stock will be classified as short-term capital gain or loss, if the stockholder's holding period in such Common Stock is eighteen months or less and long-term capital gain or loss if the stockholder's holding period in such Common Stock is more than eighteen months. Under current law, generally long-term capital gains are subject to a maximum marginal tax rate of 28% for individuals, estates and trusts if the capital asset is held for more than one year but not more than 18 months, and a maximum marginal tax rate of 20% if the capital asset is held for more than 18 months.


        THE FOREGOING SUMMARY IS INCLUDED FOR GENERAL INFORMATION ONLY. ACCORDINGLY, EACH HOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE RIGHTS OFFERING APPLICABLE TO HIS OR HER OWN PARTICULAR TAX SITUATION, INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX LAWS.

                               SUBSCRIPTION AGENT


The Company has appointed American Stock Transfer & Trust Company as Subscription Agent for the Rights Offering. The Subscription Agent's address, which is the address to which the Subscription Certificates and payment of the Subscription Price should be delivered, as well as the address to which Notice of Guaranteed Delivery must be delivered, and the Subscription Agent's telephone number and facsimile number, are:


        American Stock Transfer & Trust Company
        Attn:Shareholder Relations
        40 Wall Street, 46th Floor
        New York, NY  10005
        Tel. No.: (800) 537-9449
        Facsimile No.: (718) 234-5001


        The Company will pay the fees and expenses of the Subscription Agent, and will also agree to indemnify it from any liability which it may incur in connection with the Rights Offering.

                              PLAN OF DISTRIBUTION

        The Common Stock offered hereby is being offered by Company pursuant to the issuance of Rights directly to holders of shares of Common Stock on the Record Date. Certain employees, officers or directors of the Company may solicit responses from Holders to the Rights Offering, but such individuals will not receive any commissions or compensation for such services other than their normal employment compensation.

        The Company intends to distribute Rights and copies of this Prospectus to stockholders of record on the Record Date promptly following the effective date of the Registration Statement of which this Prospectus forms a part.

        Holders who desire to subscribe for the purchase of shares of Common Stock in the Rights Offering are urged to complete, date and sign the Subscription Certificate and return it to the Subscription Agent on or before the Expiration Date, together with payment in full of shares should be directed to the Subscription Agent.

                                INFORMATION AGENT

        The Company has appointed American Stock Transfer & Trust Company as Information Agent for the Rights Offering. Any questions or requests for additional copies of this Prospectus, the Instructions or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and address below.

        American Stock Transfer & Trust Company
        Attn: Shareholder Relations
        40 Wall Street, 49th Floor
        New York, NY  10005
        Tel. No.: (800) 537-9449
        Facsimile No.: (718) 234-5001


        The Company will pay the fees and expenses of the Information Agent and will also agree to indemnify the Information Agent from certain liabilities in connection with the Rights Offering.

                                  LEGAL MATTERS


        The validity of the authorization and issuance of the securities offered hereby and the tax matters discussed under "Certain Federal Income Tax Consequences" are being passed upon for Company by Epstein Becker and Green, P.C., New York, New York.

                                     EXPERTS

        The consolidated financial statements of Optimum Health Services, Inc. as of December 31, 1997 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young, LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                         SHARES ELIGIBLE FOR FUTURE SALE


        Upon completion of this Rights Offering (if all Rights are exercised), 1,250,339 shares of common stock will be outstanding based upon 250,339 shares outstanding on the Spin-Off Date. 659,624 shares of Common Stock will be freely tradable, subject to a restriction that all holders of such Common Stock shall not directly or indirectly offer, sell, transfer, pledge, assign, hypothecate, or otherwise encumber or dispose of such securities for a period from the date of this Prospectus to the Expiration Date of this Offering (the "Lock-Up Period") and without further registration under the Securities Act unless acquired by an affiliate of the Company (as that term is defined in the Securities Act ("Rule 144").


        In addition, the Company has agreed that the Warrants and the Operating Warrants and the shares of Common Stock issuable upon exercise of the Warrants and the Operating Warrants would be included in the registration statement of which this Prospectus forms a part. A total of 105,000 shares of Common Stock will be issuable upon exercise of the Warrants and the Operating Warrants. Holder has agreed not to, directly or indirectly, offer, sell transfer, pledge, assign, hypothecate, or otherwise encumber or dispose of any such shares for a period of 180 days after the date of this Prospectus.

        Notwithstanding the foregoing, each officer and director of the Company and CWC have agreed not to directly or indirectly, offer, sell transfer, pledge, assign, hypothecate, or otherwise encumber or dispose of any of the Company's securities, whether presently owned, for a period of 13 months (the "Management Lockup Period") after the date of this Prospectus. An appropriate legend shall be marked on the back of the stock certificates representing all such securities. Market sales of a substantial number of shares of Common Stock, or the availability of such shares for sale in the public market, could adversely affect prevailing market prices of the Common Stock.

        A total of 375,000 shares of Common Stock are reserved for issuance under the Company's stock option plan. Upon completion of the Rights Offering, options to purchase an aggregate 65,000 shares of Common Stock will be outstanding. Each holder of options has agreed not to sell the shares issuable upon exercise of such options until the expiration of the Management Lockup Period. The Company intends to file a registration statement on Form S-8 registering shares issuable upon exercise of options granted under the plan, as and to the extent permitted by the eligibility requirements of Form S-8. Upon such registration, such shares will be eligible for resale in the public market.

                          OPTIMUM HEALTH SERVICES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS





                                    CONTENTS

                                                                                Page
                                                                                ----

Report of Independent Certified Public Accountants............................... F-2

Consolidated Financial Statements:

     Consolidated Balance Sheets

        as of December 31, 1997 and May 31, 1998 (unaudited)..................... F-3

     Consolidated Statements of Operations

        for the period from June 1, 1997 (date of inception) to December 31,

        1997, the five-month period ended May 31, 1998 (unaudited) and the period from June 1, 1997 (date of inception) to May 31, 1998 (unaudited). F-4

     Consolidated Statements of Changes in Stockholders' Equity

        for the period from June 1, 1997 (date of inception) to December 31, 1997 and the five-month period ended may 31, 1998 (unaudited)................. F-5

     Consolidated Statements of Cash Flows

        for the period from June 1, 1997 (date of inception) to December 31,

        1997, the five-month period ended May 31, 1998 (unaudited) and the period from June 1, 1997 (date of inception) to May 31, 1998 (unaudited). F-6


Notes to Consolidated Financial Statements....................................... F-7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors and Stockholders
Optimum Health Services, Inc. and Subsidiaries


We have audited the accompanying consolidated balance sheet of Optimum Health Services, Inc. and Subsidiaries (a development stage company) as of December 31, 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the period from June 1, 1997 (date of inception) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Optimum Health Services, Inc. and Subsidiaries (a development stage company) as of December 31, 1997, and the consolidated results of their operations and their cash flows for the period from June 1, 1997 (date of inception) to December 31, 1997, in conformity with generally accepted accounting principles.


                                             /s/ ERNST & YOUNG LLP
Tampa, Florida
June 15, 1998

                OPTIMUM HEALTH SERVICES, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE COMPANY)
                         CONSOLIDATED BALANCE SHEETS


                                                                          December 31,     May 31,
                                                                             1997           1998
                                                                         ---------------------------
                                                                                          (Unaudited)
ASSETS
Current assets:
   Cash .............................................................       $  69,996       $  150,886
   Other current assets .............................................           2,957            4,029
                                                                         -----------------------------
Total current assets ................................................          72,953          154,915

Computer equipment, net .............................................          26,790           27,855
Other assets ........................................................             657            5,060
                                                                         -----------------------------
Total assets ........................................................       $ 100,400       $  187,830
                                                                         =============================


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:

   Accounts payable .................................................       $   7,821       $   10,333
   Accrued compensation .............................................          41,778           39,416
                                                                         -----------------------------
Total current liabilities ...........................................          49,599           49,749


Stockholders' equity:
   Preferred stock, $.01 par value, 1,000,000 shares authorized; none issued and outstanding at December 31, 1997 and May 31,
      1998, respectively ............................................               -                -
   Common stock, $.01 par value, 10,000,000 shares authorized;
       217,057 and 212,716 shares issued and outstanding at
       December 31,1997 and May 31, 1998 , respectively .............           2,170            2,127
   Additional paid-in capital .......................................         378,430          828,473
   Deficit accumulated during the development stage .................        (329,799)        (692,519)
                                                                         -----------------------------
Total stockholders' equity ..........................................          50,801          138,081
                                                                         -----------------------------
Total liabilities and stockholders' equity...........................       $ 100,400       $  187,830
                                                                         =============================


                            See accompanying notes.

                 OPTIMUM HEALTH SERVICES, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF OPERATIONS




                                         Period from
                                         June 1, 1997                     Period from June
                                           (date of        Five-Month     1, 1997 (date of
                                        inception) to     Period Ended      inception) to
                                         December 31,       May 31,            May 31,
                                             1997             1998              1998
                                      ------------------------------------------------------
                                                          (Unaudited)        (Unaudited)
Revenue:
   Managed care .....................   $           -        $   1,739        $   1,739
   Other ............................           1,140            1,408            2,548
                                            -------------------------------------------
       Total revenue ................           1,140            3,147            4,287

Expenses:
   Medical service expense ..........               -            1,428            1,428
   Personnel costs ..................         261,402          245,011          506,413
   Professional fees ................           1,916           22,928           24,844
   Rent .............................           7,789           19,832           27,621
   Marketing and network development           20,582           34,181           54,763
   General and administrative .......          36,974           39,816           76,790
   Depreciation and amortization ....           2,276            2,671            4,947
                                            -------------------------------------------
       Total expenses ...............         330,939          365,867          696,806


Loss before income taxes ............        (329,799)        (362,720)        (692,519)
Income taxes ........................               -                -                -
                                            -------------------------------------------
Net loss ............................       $(329,799)       $(362,720)       $(692,519)
                                            ===========================================


Basic and diluted loss per common share...  $   (1.52)       $   (1.67)
                                            ==========================



                             See accompanying notes.

                OPTIMUM HEALTH SERVICES, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE COMPANY)
          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY



                                                                                       Deficit
                                                                                     Accumulated
                                           Common Stock                               During the          Total
                                                                    Additional       Development      Stockholders'
                                       Shares         Amount     Paid-in Capital        Stage            Equity
                                   --------------------------------------------------------------------------------
BALANCE AT JUNE 1, 1997  (DATE OF
  INCEPTION)                                -        $     -       $         -        $        -        $        -
  Sale of common stock.............   217,057          2,170             5,330                 -             7,500
    Additional capitalcontributions         -              -           373,100                 -           373,100
  Net loss.........................         -              -                 -          (329,799)         (329,799)

                                     ------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1997.......   217,057          2,170           378,430          (329,799)           50,801
Unaudited:
   Repurchase and retirement of                                                                                  -
   shares of common stock .........    (4,341)           (43)               43                 -
    Additional capital contribution         -              -           450,000                 -           450,000
   Net loss........................         -              -                 -          (362,720)         (362,720)
                                     ------------------------------------------------------------------------------
BALANCE AT MAY 31, 1998
  (UNAUDITED)......................   212,716        $ 2,127       $   828,473        $ (692,519)       $  138,081
                                     ==============================================================================
        ]


                           See accompanying notes.

                OPTIMUM HEALTH SERVICES, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE COMPANY)
                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                         Period from                         Period from
                                                        June 1, 1997                         June 1, 1997
                                                          (date of          Five-Month         (date of
                                                       inception) to       Period Ended      inception) to
                                                        December 31,         May 31,           May 31,
                                                            1997               1998              1998
                                                     -------------------------------------------------------
                                                                         (Unaudited)       (Unaudited)

OPERATING ACTIVITIES
Net loss.........................................       $   (329,799)     $    (362,720)    $    (692,519)
Adjustments to reconcile net loss to net cash
used in operating activities:
      Depreciation and amortization..............              2,276              2,671             4,947
      Changes in operating assets and liabilities
        Other current assets.....................             (2,957)            (1,072)           (4,029)
        Accounts payable.........................              7,821              2,512            10,333
        Accrued compensation.....................             41,778             (2,362)           39,416
                                                     ----------------------------------------------------
   Net cash used in operating activities.........           (280,881)          (360,971)         (641,852)

INVESTING ACTIVITIES
Payments for  computer equipment.................            (29,066)            (3,736)          (32,802)
Payments for other assets........................               (657)            (4,403)           (5,060)
                                                     ----------------------------------------------------
   Net cash used in investing activities.........            (29,723)            (8,139)          (37,862)

FINANCING ACTIVITIES
Additional capital contributions.................            373,100            450,000           823,100
Proceeds from the sale of common stock...........              7,500                  -             7,500
                                                     ----------------------------------------------------
   Net cash provided by financing activities.....            380,600            450,000           830,600


Net increase in cash.............................             69,996             80,890           150,886
Cash at beginning of period......................                  -             69,996                 -
                                                     ----------------------------------------------------
Cash at end of period............................       $     69,996      $     150,886     $     150,886
                                                     ====================================================




                           See accompanying notes.

                 OPTIMUM HEALTH SERVICES, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 1997


1. SUMMARY  OF SIGNIFICANT ACCOUNTING POLICIES


DESCRIPTION OF BUSINESS


Optimum Health Services, Inc. and Subsidiaries (Optimum or the Company), a Delaware corporation, was organized in June 1997 as a management services organization to develop, market and administer a comprehensive healthcare benefits program which is designed to provide members with expanded access to alternative care practitioners and premium wellness programs under discounted or insured methods of payment. Optimum develops provider networks comprised of traditional medical and ancillary providers and alternative (or complementary) care providers under independent provider agreements. The Company is a subsidiary of Complete Wellness Centers, Inc. (a stockholder) which owns approximately 87% of the outstanding shares of common stock as of December 31, 1997.


PRINCIPLES OF CONSOLIDATION


The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions have been eliminated.


DEVELOPMENT STAGE ENTERPRISE


Optimum is a development stage enterprise as defined by generally accepted accounting principles. Optimum is devoting most of its efforts to activities such as developing markets, raising capital and recruiting and training personnel. The Company's planned principal operations have commenced, but there has been no significant revenue therefrom. Complete Wellness Centers, Inc. will continue to fund operations through the closing of the anticipated Rights Offering (Note 7).


UNAUDITED INTERIM FINANCIAL INFORMATION


The interim consolidated financial statements as of May 31, 1998 and for the five-month period ended May 31, 1998 do not provide all disclosures included in the audited consolidated financial statements. These interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the footnotes thereto. Results for the 1998 interim period are not necessarily indicative of the results for the year ending December 31, 1998. However, the accompanying interim consolidated financial statements reflect all adjustments which are, in the opinion of management, of a normal and recurring nature necessary for a fair presentation of the consolidated financial position and results of operations of the Company.


CASH AND CASH EQUIVALENTS


The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

                 OPTIMUM HEALTH SERVICES, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

COMPUTER EQUIPMENT


Computer equipment is stated at cost. Depreciation and amortization are computed using the straight-line method, with the assets' useful lives estimated at five years. Routine maintenance and repairs are charged to expense as incurred, while betterments and renewals are capitalized.


MANAGED CARE REVENUE


Managed care revenues are derived from monthly capitation payments from managed health benefits payors which contract with the Company for the delivery of health and wellness services. The Company records this revenue on the accrual basis at contractually agreed-upon rates.


INCOME TAXES


The Company has applied the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109), which requires an asset and liability approach for financial accounting and reporting. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.


NET LOSS PER COMMON SHARE


In 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings Per Share (SFAS 128). SFAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All loss per share amounts for all periods have been presented to conform to the SFAS 128 requirements.


CONCENTRATION OF CREDIT RISK


The Company places cash with high-quality financial institutions. At times, the Company maintains cash balances in excess of amounts insured by the Federal Deposit Insurance Corporation (FDIC).


STOCK-BASED COMPENSATION


The Company accounts for stock-based compensation arrangements under the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123), which is effective for fiscal years beginning after December 15, 1995. Under

                 OPTIMUM HEALTH SERVICES, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

SFAS 123, the Company may elect to recognize stock-based compensation expense based on the fair value of the awards or continue to account for stock-based compensation under APB 25, and disclose in the financial statements the effects of SFAS 123 as if the recognition provisions were adopted.


USE OF ESTIMATES


The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


FAIR VALUE OF FINANCIAL INSTRUMENTS


The carrying amount of cash approximates its fair value.


RECENTLY ISSUED ACCOUNTING STANDARDS


In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (SFAS 131), which supersedes Statement of Financial Accounting Standards No. 14. SFAS 131 uses a management approach to report financial and descriptive information about a company's operating segments. Operating segments are revenue-producing components of the enterprise for which separate financial information is produced internally for the Company's management. SFAS 131 is effective for fiscal years beginning after December 15, 1997. Management is currently assessing the impact of this Standard.

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (SFAS
130). SFAS 130 requires that total comprehensive income and comprehensive income per share be disclosed and be given equal prominence with net income and earnings per share. Comprehensive income is defined as changes in stockholders' equity exclusive of transactions with owners such as capital contributions and dividends. SFAS 130 is effective for fiscal years beginning after December 15, 1997. Management is currently assessing the impact of this Standard.


2. COMPUTER EQUIPMENT

Computer equipment consists of the following:


                                                                                December 31,
                                                                                   1997
                                                                           ---------------------
Computer equipment and software..........................................       $      29,066
LESS accumulated depreciation and amortization...........................               2,276
                                                                           ---------------------
                                                                                $      26,790
                                                                           =====================

                 OPTIMUM HEALTH SERVICES, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. INCOME TAXES

The Company is a member of a controlled group that files a consolidated tax return. The Company computes current and deferred income taxes on a separate return basis.

The Company did not have a current or deferred tax provision or benefit for the period June 1, 1997 (date of inception) to December 31, 1997 due to its net losses.


Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's net deferred income taxes are as follows:


                                                                 DECEMBER 31,      May 31,
                                                                     1997           1998
                                                             --------------------------------------
                                                                                  (Unaudited)
Deferred tax asset:
Net operating losses........................................   $124,000          $260,000
Less valuation allowance....................................   (124,000)         (260,000)
                                                             --------------------------------------
Net deferred tax asset.......................................  $     -           $     -
                                                             ======================================


SFAS 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, management has determined that a $124,000 valuation allowance at December 31, 1997 and a $260,000 valuation allowance at May 31, 1998 (unaudited) are necessary to reduce the deferred tax asset to the amount that will more likely than not be realized. The change in the valuation allowance for the five-month period ended May 31, 1998 was $136,000 (unaudited).


Income taxes are different from the amount computed by applying the United States statutory rate to loss before income taxes for the following reasons:

                                                                Period from
                                                               June 1, 1997
                                                                  (date of
                                                                inception) to       Five-Month
                                                                 December 31,      Period Ended
                                                                    1997           May 31, 1998
                                                            --------------------------------------
                                                                                  (Unaudited)
Income tax benefit at the statutory rate ..............          $(112,000)            $ (123,000)
State income taxes, net of federal benefit.............            (12,000)               (13,000)
Change in valuation allowance..........................            124,000                136,000
                                                            --------------------------------------
Income taxes...........................................          $     -               $        -
                                                            ======================================

                 OPTIMUM HEALTH SERVICES, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


The Company generated a net operating loss carryforward of $329,000 at December 31, 1997 which expires in 2012. During the five-month period ended May 31, 1998, the Company generated a net operating loss carryforward of $361,000 (unaudited) that expires in 2018.


4. STOCK OPTION PLANS


In June 1997, the Company adopted an employee stock option plan. The aggregate number of shares of common stock reserved for issuance is 101,293. The Company granted options to purchase 43,412 shares of the Company's common stock at an exercise price of $0.03 per share on June 1, 1997. These options vest over a three year period and are exercisable over a five year period (Note 7). The Company also granted options to purchase 28,940 shares of the Company's common stock at an exercise price of $0.03 per share on June 1, 1997. These options vest at the rate of 10% for every $1 million of net income generated by the Company for the year ending December 31, 1997 and are exercisable over a five year period.


5. LOSS PER SHARE


The following table sets forth the computation of basic and diluted loss per share from continuing operations:



                                                               Period from June
                                                               1, 1997 (date of        Five-Month
                                                                 inception) to           Period
                                                                 December 31,         Ended May 31,
                                                                    1997                  1998
                                                                                       (Unaudited)
                                                            --------------------------------------------
Numerator for basic and diluted loss per share - loss
available to common stockholders......................       $      (329,799)    $       (362,720)
Denominator for basic and diluted loss per share -
      weighted-average shares.........................               217,057              216,596
                                                            --------------------------------------------
            Basic and diluted loss per share..........       $         (1.52)    $          (1.67)
                                                            ============================================

Options to purchase approximately 72,000 shares of common stock were outstanding at December 31, 1997, but were not included in the computation of diluted loss per share because the effect would be antidilutive.

                 OPTIMUM HEALTH SERVICES, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6. COMMITMENTS AND CONTINGENCIES

LEASE

The Company leases its facilities and certain office equipment under noncancelable operating lease arrangements which expire at various dates, most with options for renewal. Future minimum lease payments under noncancelable operating leases with original terms of more than one year are as follows:


  Year ending December 31:
  1998..............................................................................      $59,426
  1999..............................................................................     $127,160
  2000..............................................................................     $130,835
  2001..............................................................................     $134,618
  2002..............................................................................     $138,494
  Thereafter........................................................................      $80,056
                                                                                     ---------------
  Total ............................................................................     $670,589
                                                                                     ===============

LITIGATION

In November 1997, the Office of the United States Attorney for the Eastern District of Virginia began investigating the billing procedures and clinical relationships of Complete Wellness Centers, Inc. (CWC) and certain subsidiaries related to CHAMPUS, Medicare, Federal Employees Health Benefits Program (FEHBP), Medicaid and Blue Cross/Blue Shield of Virginia. As of June 15, 1998, no charges have been filed against CWC or any of its employees and no search warrants or subpoenas have been issued to Optimum or any of its employees or in connection with any activities of Optimum.

If CWC or any of its subsidiaries were to be found in violation of federal or state laws relating to these programs, CWC could be subject to substantial monetary fines, civil and criminal penalties and exclusion from participation in the Medicare, Medicaid or CHAMPUS programs and similar other reimbursement programs. If any monetary fines were to be imposed and CWC could not satisfy the assessed obligation, a claim may be sanctioned against the subsidiaries of CWC, including Optimum, for satisfaction of any remaining obligation.

Since the investigation of CWC and certain subsidiaries is still ongoing, management of Optimum can not determine the possible outcome of the investigation.

7. OTHER TRANSACTIONS (UNAUDITED)


On May 13, 1998, the Board of Directors of Complete Wellness Centers, Inc. adopted a plan to divest its approximately 87% ownership of Optimum. Under the plan, Complete Wellness Centers, Inc. will issue a dividend to its shareholders in the form of common stock of Optimum.

Effective May 15, 1998, the Company's Board of Directors approved the acceleration of the vesting of certain options granted on June 1, 1997.

Effective May 31, 1998, the Company's Board of Director's approved a twenty nine-for-one stock split of Optimum's common stock. All share and per share amounts in the accompanying consolidated financial statements have been restated to retroactively reflect the stock split.

On June 1, 1998, the Company adopted its 1998 Stock Option Plan. The aggregate number of shares of common stock reserved for issuance is 375,000. As of June 1, 1998, options to purchase 65,000 shares of common stock have been granted to management and director's. These options vest over a three year period.

Upon an effective date of the Company's anticipated Form SB-2 Registration Statement, the Company will issue Rights to acquire 1,000,000 shares of Common Stock at an exercise price of $1.00 per share. It is anticipated that the net proceeds to the Company will be approximately $950,000 if all of the Underlying Shares are purchased in

                 OPTIMUM HEALTH SERVICES, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

the Rights Offering. If less than all of the Underlying Shares are purchased, the proceeds will be correspondingly reduced.

On or before an effective date, CWC will advance $200,000 to Optimum in return for a $200,000 senior secured note bearing interest at 12% per annum due at the earlier of December 31, 1999 or the date Optimum is successful in closing a financing arrangement (exclusive of the Rights Offering).

The Company will also issue warrants to Complete Wellness Centers, Inc. to purchase 100,000 shares of the Company's common stock at an exercise price of $1.00 per share in exchange for approximately $730,000 that was received by the Company as of May 31, 1998. The warrants are exercisable for a period of five years. Optimum shall be granted a five year call option to purchase and Complete Wellness Centers, Inc. shall be granted a five year put option to sell the 100,000 warrants pro rata at an exercise price equal to: (1) 25% of any equity financing in excess of $1,000,000 and (2) 10% of Optimum's annual earnings before interest and taxes ("EBIT") up to $1,000,000 of Optimum's EBIT and (3) 20% of Optimum's EBIT in excess of $1,000,000, subject to a maximum exercise price of $860,000 in total.

Complete Wellness Centers, Inc. will also provide certain lease guarantees to Optimum and enter into a ten year intercompany operating agreement with Optimum.

           NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATIONS THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS OF WHICH THE INFORMATION IS GIVEN IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.


                              --------------------


                               TABLE OF CONTENTS

                                                             Page
                                                             ----

                Prospectus Summary..........................   7
                Risk Factors................................  14
                The Company.................................  24
                Use of Proceeds.............................  28
                Capitalization..............................  29
                Dividend Policy.............................  29
                Dilution....................................  30
                Selected Financial Data.....................  31
                Management's Discussion and Analysis of
                 Financial Condition and Results of
                 Operations.................................  32
                Business....................................  35
                Management..................................  46
                Principal Stockholders......................  52
                Description of Capital Stock................  53
                The Spin-Off................................  54
                The Rights Offering.........................  58
                Legal Matters...............................  64
                Experts.....................................  64
                Shares Eligible for Future Sale.............  65
                Index to Financial Statements............... F-1

                                 --------------

                         [OPTIMUM HEALTH SERVICES LOGO]


                        1,000,000 SHARES OF COMMON STOCK
                                       AND
                            RIGHTS TO ACQUIRE UP TO
                            1,000,000 OF SUCH SHARES



                                  ------------
                                   PROSPECTUS
                                  ------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

                 The following table sets forth an itemized statement of all estimated expenses in connection with the issuance and distribution of the securities being registered:

     SEC Registration fee ................................     $189.00
     Legal expenses ......................................   25,000.00
     Accounting fees and expenses ........................   19,000.00
     Printing and other...................................    5,811.00
             Total .......................................  $50,000.00


Item 15. Indemnification of Directors and Officers

                 Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). Article VII of the Registrant's Bylaws provides for mandatory indemnification of its directors and permissible indemnification of its officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant has entered into Indemnification Agreements with its officers and directors which are intended to provide the Registrant's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law.

Item 16.  Exhibits and Financial Statement Schedules

Number                      Description
-------                     -------------
   2.1                    Distribution Agreement dated July 25, 1998 between Complete Wellness
                          Centers, Inc. and the Company.

   3.1                    Restated Certificate of Incorporation of the Company, as amended.

   3.2                    Amended and Restated By-laws of the Company.

   4.1*                   Form of Common Stock Certificate.

   4.2*                   Form of Rights Certificate.

   4.3*                   Form of Warrants.

   5.1*                   Opinion of Epstein Becker & Green, P.C.

   10.1                   Agreement Between Beacon Health Plans, Inc. and the Company
                          dated March 1, 1998.

   10.2                   Management Services Organization  Fee for services Agreement between SunStar Healthcare, Inc. and the Company dated June
                          1998.

   10.3                   HMO Agreement between the Company and One Health Plan of Florida,
                          Inc.

   10.4                   PPO Agreement between the Company and One Health Plan of Florida,
                          Inc.

   10.5                   POS Agreement between the Company and One Health Plan of Florida,
                          Inc.

   10.6                   Form of Ancillary Provider Agreement.

   10.7                   Form of Hospital services Agreement.

   10.8                   Form of Primary Care Group Provider Agreement.

   10.9                   From of Specialist Provider Agreement.

   10.10                  Employment Agreement between the Company and Christopher M. Grady
                          Dated May 12, 1997.

   10.11                  Employment Agreement Amendment between the Company and Christopher M. Grady dated June 25, 1998.

   10.12                  Employment Agreement between the Company and Christian E. Miller
                          Dated May 12, 1997.

   10.13                  Employment Agreement Amendment between the Company and Christian
                          E. Miller dated June 25, 1998.

   10.14                  Employment Agreement between the Company and Jason M. Patchen
                          Dated May 12, 1997.

   10.15                  Employment Agreement Amendment between the Company and Jason M.
                          Patchen dated June 25, 1998.

   10.16                  Employment Agreement between the Company and David A. Sherwin
                          Dated May 12, 1997.

   10.17                  Employment Agreement Amendment between the Company and David A.
                          Sherwin dated June 25, 1998.

   10.18                  Employment Agreement between the Company and Theresa May dated
                          June 30, 1998.

   10.19                  1997 Bonus Plan for Key Employees.

   10.20                  1998 Bonus Plan for Key Employees.

   10.21                  Form of Management Lock-Up and Escrow Agreement for Outstanding
                          Common Stock.

   10.22                  1997 Stock Option Plan

   10.23                  1998 Stock Option Plan

   10.24                  Valuation of the Company Made by American Express Tax and Business
                          Services Dated June 5, 1998.

   10.25                  Certificate of Authority Issued by the State of Florida Dated December 4,
                          1997 for the Company to Act as a Third Party Administrator.

   10.26                  Certificate of Authority Issued by the State of Florida Dated August 26,
                          1997 for the Company to be a Private Review Agent.

   10.27                  Form of Promissory Note of the Company to Complete Wellness Centers,
                          Inc.

   10.28                  Form of Promissory Note to Optimum Health Services, Inc.

   10.29                  PPO Agreement between the Company and Managed Care of America
                          PPO, Inc.

   10.30                  Intercompany Agreement between the Company and Complete Wellness
                          Centers, Inc.

   20.1                   Declarations - Association Professional Liability Insurance.

   20.2                   Declarations - Third Party Administrators Professional
                          Liability Insurance.

   21                     Subsidiaries of Optimum Heath Services, Inc.

   23.1                   Consent of Ernst & Young LLP, Independent Accountants.

   23.2*                  Consent of Epstein Becker & Green, P.C., (included in
                          Exhibit 5.1).

    24                    Power of Attorney (see page II-3).

    27                    Financial Data Schedule
- ---------------------
* To be filed by amendment.

Item 17.  Undertaking

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Certificate of Incorporation or the Bylaws of the Registrant, indemnification Agreements entered into between the Registrant and its officers and directors, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than
the  payment   by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.




The Registrant hereby undertakes:

         1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

              Notwithstanding the foregoing, any increase or decrease in the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d)of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Clearwater, State of Florida on this 15 day of July, 1998.

                         OPTIMUM HEALTH SERVICES, INC.


                         By:    /s/
                                ----------------------------
                                (Jason Patchen)
                                Chairman of the Board and
                                Chief Executive Officer

                               POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jason Patchen and David Sherwin, and each of them singly, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the Registration Statement filed herewith and any or all amendments to said Registration Statement (including post-effective amendments and registration statements filed pursuant
to   Rule   462 and otherwise),  and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.

     Witness our hands on the date set forth below.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


 Signature                        Title                                        Date
 ---------                        -----                                        ----

-----------------
Jason M. Patchen                  President,                                   July 15, 1998
                                  Chief Executive Officer
                                  and Director

------------------
David A. Sherwin                  Treasurer & Vice President                   July 15, 1998
                                  of Finance and Administration


-------------------
Christopher M. Grady              Secretary & Vice President                   July 15, 1998
                                  of Information Services


-------------------
Christian E. Miller               Vice President of Operations                 July 15, 1998

-------------------
Theresa M. May                    Vice President of Corporate Development   July 15, 1998



-------------------
C. Thomas McMillen                Chairman of the Board, Director           July 15, 1998